Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DAVITA INC.,

DVA ACQUISITION COMPANY,

CDSI I HOLDING COMPANY, INC.

AND

CDSI REPRESENTATIVE LLC,

AS REPRESENTATIVE OF THE STOCKHOLDERS

Dated as of February 4, 2011

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10.10	Non-Recourse	75

10.11	Counterparts and Signature	76

10.12	Disclosure Schedule	76

10.13	Prevailing Party	76

Appendices:

Appendix A	Defined Terms

Exhibits:

Exhibit A-1	Form of Principal Stockholder Consent
Exhibit A-2	Principal Stockholders
Exhibit A-3	Form of Non-Competition Agreement
Exhibit B	Form of Certificate of Merger
Exhibit C	Form of Escrow Agreement
Exhibit D	Adjusted Net Working Capital
Exhibit E	Form of D&O Release

Disclosure Schedules:

Part 3.1(b)	Acquired Companies
Part 3.2(b)(i)	Conflicts with Organizational Documents and Other Contracts
Part 3.2(b)(ii)	Governmental Body Approvals
Part 3.2(d)	JV Buyout Agreements
Part 3.3	Capitalization
Part 3.4(a)	Financial Statements
Part 3.4(b)	Exceptions to GAAP
Part 3.6	Undisclosed Liabilities
Part 3.7(a)	No Encumbrances
Part 3.7(b)	Other Necessary Assets
Part 3.8	Leased Personal Property
Part 3.9(a)	Proprietary Rights
Part 3.9(b)	Infringement of Proprietary Rights
Part 3.10(a)	Tax Matters
Part 3.10(b)	Payment of Taxes
Part 3.11(a)	Benefit Plans
Part 3.11(d)	Benefit Plan Contributions
Part 3.11(e)	Benefit Plan Compliance and Prohibited Transactions
Part 3.11(g)	Impact of Transaction on Benefit Plans
Part 3.11(h)	Post-Termination Welfare Benefits
Part 3.11(i)	Benefit Plan Legal Proceedings

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Part 3.12(a)	Compliance with Legal Requirements
Part 3.12(d)	Licenses and Permits
Part 3.13	Company Payment Programs
Part 3.13(a)	Exceptions to Payment Program Representations / Prepayment Utilization Review
Part 3.14	Environmental Compliance
Part 3.15	Legal Proceedings / Settlement Agreements
Part 3.16	Absence of Certain Changes and Events
Part 3.17(a)	Contracts
Part 3.17(c)	Contract Compliance / Defaults
Part 3.18	Practice Privilege Disputes
Part 3.19	Insurance Policies
Part 3.20(a)	Labor Proceedings
Part 3.21	Related Party Interests
Part 3.22	Brokers
Part 3.23(a)	Owned and Leased Real Property
Part 3.23(b)	Encumbrances on Owned Real Property
Part 3.23(c)	Subleased Real Property
Part 3.23(d)	Rights of First Refusal
Part 3.23(e)	Referring Physician Lessors
Part 3.23(f)	Condemnation / Rezoning Proceedings
Part 3.25	Bank Accounts / Powers of Attorney
Part 3.26	Pipeline Business
Part 5.1(a)	Interim Operation of Acquired Companies
Part 5.4(d)	Consents
Part 5.17(a)	Employees Entering into Separation and Release Agreements
Part 5.18	Exceptions to Purchaser Non-Solicitation
Part 8.2(a)(iv)	Indemnification Matters
Part 8.2(a)(v)	Other Indemnification Matters

Additional Schedules:

Schedule A	Non-Compete Parties
Schedule B-1	Procedures for Certain Financing Arrangements
Schedule B-2	Specified Condition
Schedule C	Certain Post-Closing Obligations of the Surviving Corporation
Schedule D	Terminations
Schedule E-1	Projects
Schedule E-2	De Novo Projects Budget
Schedule F	Exclusions from Indebtedness
Schedule G	Joint Ventures
Schedule H	Exclusions from Transaction Expenses
Schedule I	Delayed COC Payments
Schedule J	Specified Shortfall

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Schedule K	Certain Matters
Schedule L	2011 Maintenance CapEx Budget
Schedule M	Specified Receivable

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 4, 2011, is entered into by and among DaVita Inc. a Delaware corporation (“Purchaser”), DVA Acquisition Company, a Delaware corporation (“Merger Sub”) and an indirect wholly owned subsidiary of Purchaser, CDSI I Holding Company, Inc., a Delaware corporation (the “Company”), and CDSI Representative LLC, a Delaware limited liability company (the “Representative”), as representative of the Stockholders (as defined below).

WHEREAS, the respective boards of directors of the Company, Purchaser and Merger Sub have each determined that the merger of Merger Sub with and into the Company upon the terms and conditions set forth in this Agreement is advisable, fair to and in the best interests of their stockholders and have approved the Merger (as defined below), and the board of directors of the Company has resolved to recommend that the Stockholders (as defined below) approve and adopt this Agreement and the Merger; and

WHEREAS, as inducement to Purchaser to enter into this Agreement and incur the obligations set forth herein, following the execution and delivery of this Agreement, the Company will obtain and deliver to Purchaser the written consent, in the form attached hereto as Exhibit A-1, of Stockholders listed on Exhibit A-2 hereto (the “Principal Stockholders”), representing more than 50% of the issued and outstanding Shares (as defined below) as of the date hereof, pursuant to which this Agreement and the Merger and the other Contemplated Transactions (as defined below) shall be approved and adopted in accordance with Section 251(c) of the DGCL (as defined below) (the “Principal Stockholder Consents”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows (certain capitalized terms used herein are defined in Appendix A hereto or elsewhere in this Agreement as referenced in the Index of Defined Terms in Appendix A):

ARTICLE 1

MERGER

1.1 Merger of Merger Sub into the Company. Merger Sub shall be merged with and into the Company at the Effective Time upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable Legal Requirements of the State of Delaware (the “Merger”) as provided in the Certificate of Merger in substantially the form of Exhibit B attached hereto (the “Certificate of Merger”) which provides, among other matters, as follows:

(a) Surviving Corporation. From and after the Effective Time, the Company, as a wholly-owned subsidiary of Purchaser, shall be the surviving corporation (the “Surviving Corporation”). Following the Merger, the separate existence of Merger Sub shall cease, and the Surviving Corporation shall without other transfer succeed to all the rights and property, subject to all debts and liabilities, of Merger Sub in the same manner as if the Surviving Corporation itself had incurred them.

(b) Certificate of Incorporation. From and after the Effective Time, the certificate of incorporation of the Company shall be amended as a result of the Merger so as to read in its entirety as the certificate of incorporation of Merger Sub in effect immediately prior to the Merger except that Article I thereof shall be amended to reflect the name of the Surviving Corporation as determined by Purchaser and as so amended shall be the certificate of incorporation of the Surviving Corporation until duly amended as provided therein or by applicable Legal Requirements.

(c) By-Laws. From and after the Effective Time, the by-laws of Merger Sub shall be the by-laws of the Surviving Corporation, until thereafter amended.

(d) Directors and Officers. From and after the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, to serve, in both cases, until their successors shall have been elected and qualified or until otherwise provided by applicable Legal Requirement, the certificate of incorporation and bylaws of the Surviving Corporation.

(e) Shares of Merger Sub. By virtue of the Merger and without any action of the holder thereof, each share of capital stock of Merger Sub outstanding as of immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

1.2 Conversion of the Shares.

(a) As of the Closing Date, by virtue of the Merger and without any action on the part of Purchaser, the Company, Merger Sub or the holders of any shares of capital stock of the Company, the following shall occur:

(i) each Common Share held by the Company or by any direct or indirect Subsidiary of the Company, in each case, immediately prior to the Effective Time (“Treasury Shares”) shall be cancelled and retired and cease to exist, and no cash, securities or other property shall be payable in respect thereof;

(ii) each Common Share (including any Common Share issued in respect of the Options or the Warrants that become vested and exercised in connection with the Merger), other than Treasury Shares and Dissenting Shares (for so long as they remain Dissenting Shares), that is issued and outstanding immediately prior to the Effective Time (the “Converted Company Shares”), will be converted automatically into the right to receive its Allocated Merger Consideration (the “Per Share Merger Consideration”). Each Converted Company Share, when converted in accordance with this Section 1.2(a)(ii), will no longer be outstanding, will automatically be cancelled and will cease to exist, and the Stockholder owning such Converted Company Share will cease to have any rights with respect to such Converted Company Share other than the right to receive the Per Share Merger Consideration;

(iii) effective as of the Effective Time and in accordance with Section 5(c) thereof, each Warrant that is issued and outstanding immediately prior to the Effective

Time (the “Converted Company Warrants”) that in accordance with its terms and conditions, is or (in connection with a Post-Closing Payment) becomes exercisable for Common Shares shall, at the applicable time (if any), in lieu of such Common Shares be exercisable (in accordance with and subject to the terms and conditions specified therein) solely for cash in an amount (without interest) equal to its Allocated Merger Consideration. From and after the Effective Time each Warrant Holder owning such Converted Company Warrant will cease to have any rights with respect to such Converted Company Warrant other than the right to exercise such Warrant in accordance with the terms and conditions thereof to receive its Allocated Merger Consideration in respect thereof; and

(iv) effective as of the Effective Time, each unexercised in-the-money Option that in accordance with its terms and conditions is or may, in connection with a Post-Closing Payment, become vested as a result of the Contemplated Transactions (the “Converted Company Options” and together with the Converted Company Shares and Converted Company Warrants, the “Converted Equity Securities”) shall, at the applicable time (if any), be converted into and represent the right to receive its Allocated Merger Consideration; provided that the payment of its Allocated Merger Consideration as described in this Section 1.2(a)(iv) shall be subject to Section 2.9. Each Converted Company Option, when converted in accordance with this Section 1.2(a)(iv), will no longer be outstanding, will automatically be cancelled and will cease to exist, and the Option Holder owning such Converted Company Option will cease to have any rights with respect to such Converted Company Option other than the right to receive its Allocated Merger Consideration in respect thereof.

(b) The aggregate merger consideration (as adjusted pursuant to Section 2.5, collectively, the “Merger Consideration”) shall be an aggregate amount equal to (i) Six Hundred Eighty Nine Million Two Hundred Thousand Dollars ($689,200,000), (ii) less the aggregate amount of Indebtedness as of the Closing Date in accordance with the Accounting Principles (the “Closing Date Indebtedness”), (iii) less Transaction Expenses unpaid as of the Closing Date in accordance with the Accounting Principles (“Closing Transaction Expenses”), (iv) less the aggregate amount of the Change of Control Payments, (v) less the aggregate amount of Closing Contingent Payment Amounts, (vi) less the aggregate Specified Shortfall as of the Closing (the “Aggregate Closing Specified Shortfall”), if any, (vii) less the Maintenance CapEx Shortfall, if any, (viii) less the JV Call Exercise Proceeds, if any, (ix) plus the amount of Cash as of the Closing Date in accordance with the Accounting Principles (“Closing Cash”), (x) plus, the Approved Acquisition Amount, (xi) plus, the Capital Expenditure Adjustment Amount, (xii) plus the Pre-Closing JV Buyout Amounts, if any, and (xiii) plus the Net Working Capital Adjustment, which may be a negative number.

(c) By virtue of the Merger, from and after the Effective Time (i) each holder of a Converted Company Share that has tendered to the Paying Agent one or more stock certificates representing such holder’s Converted Company Shares (each, a “Certificate”) in accordance with Section 2.8, (ii) each Option Holder with respect to such Person’s Converted Company Options and (iii) each Warrant Holder with respect to such Person’s Converted Company Warrants shall be entitled to receive the Allocated Merger Consideration for such Converted Equity Securities as is set forth in Section 1.2(a).

1.3 Rights of the Stockholders Pending and Upon Surrender of Shares. All Merger Consideration paid in exchange for Converted Equity Securities shall be deemed to have been paid in full satisfaction of all rights pertaining to such Converted Equity Securities. After the Effective Time, there shall be no transfers of any Converted Equity Securities which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Converted Equity Securities are presented to the Surviving Corporation, they shall be cancelled and exchanged for the applicable portion of Merger Consideration as provided for in this Article 1.

1.4 [RESERVED].

1.5 Dissenting Shares. Outstanding Common Shares that are held by a Stockholder who (a) has not voted, or caused to be permitted to be voted, such Common Shares in favor of the Merger or delivered a written consent in lieu of such vote, (b) shall have delivered a timely written demand for appraisal of such Common Shares (such shares, “Dissenting Shares”) in the manner provided for in the Delaware General Corporation Law (the “DGCL”), and (c) shall not have effectively withdrawn or lost such right to appraisal as of the Effective Time, shall not be converted into or represent the right to receive the Per Share Merger Consideration but instead the holder thereof shall be entitled to such rights (but only such rights) as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of the DGCL shall, subject to the terms of this Agreement, receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that if (i) any such holder of Dissenting Shares shall have failed to establish such holder’s entitlement to appraisal rights as provided in Section 262 of the DGCL, (ii) any holder of Dissenting Shares shall have effectively withdrawn its demand for appraisal of such Dissenting Shares or lost its right to appraisal and payment for its Dissenting Shares under Section 262 of the DGCL, or (iii) neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided for the filing of such petition in Section 262 of the DGCL, then (A) such holder shall forfeit the right to appraisal of such Dissenting Shares, and (B) each such Dissenting Share shall cease to be a Dissenting Share and shall automatically be converted into and represent only the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.2, of the Certificate that formerly evidenced such Common Share or, in the event that such Certificate is lost, stolen, mutilated or destroyed, a properly completed and executed Affidavit of Loss. The Company shall give Purchaser prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to such demands for appraisal.

ARTICLE 2

CLOSING

2.1 Closing and Effective Time of Merger. The closing (the “Closing”) shall be held at 10:00 a.m. Eastern Standard Time on the third (3rd) Business Day after the last condition to be fulfilled or waived of the conditions set forth in Article 6 has been fulfilled or waived in accordance herewith (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing Date) (such date, the “Satisfaction Date”); provided, however, that, if the foregoing would result in the Closing not occurring on the first Business Day of a month, the Purchaser may, by delivering written notice thereof to the Company at least two (2) Business Days prior to the Satisfaction Date, elect for the Closing to occur on the first (1st) Business Day of the month immediately following the month in which the Satisfaction Date occurs (“Delayed Closing”); provided, further, that if the Satisfaction Date occurred in the same month as the Termination Date, the Closing shall occur no later than the Termination Date, unless another time or date is agreed to in writing by the Company and Purchaser (the date upon which the Closing occurs being the “Closing Date”), at the offices of Purchaser’s counsel, at such other location as is mutually agreed to between the Company and Purchaser, or remotely via the exchange of executed documents and other deliverables; provided, further, if Purchaser elects a Delayed Closing, then notwithstanding anything else in this Agreement, the conditions in Section 6.2(a) (including the certification of such condition in Section 6.2(c)) and Section 6.2(e) shall be tested (and, the certification regarding Section 6.2(a) in Section 6.2(c), made) as of (and as if the Closing Date was) the Satisfaction Date in lieu of the actual Closing Date and, for the avoidance of doubt, in the event that such conditions are satisfied as of the Satisfaction Date they shall for all purposes hereunder (including Article 6 and Article 8) be deemed satisfied as of the Satisfaction Date and each day thereafter through and including the Closing Date. In addition to other actions contemplated hereunder, at the Closing the Company and Merger Sub shall execute in accordance with the DGCL, and shall cause to be filed and recorded with the appropriate offices under the Legal Requirements of the State of Delaware, copies of the Certificate of Merger. The Merger shall be effective as of such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later date and time as the Company and Purchaser shall agree and as shall be set forth in the Certificate of Merger (such time as the Merger becomes effective, the “Effective Time”).

2.2 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.3 Closing Payments. On the Closing Date, and contemporaneously with the Effective Time, Purchaser will:

(a) deliver (or cause to be delivered) to each Company Lender, by wire transfer of immediately available funds, the Payoff Amount set forth in each Payoff Letter accompanying the Estimated Closing Statement;

(b) deliver (or cause to be delivered) to each Company Payee, by wire transfer of immediately available funds, the amount set forth on the Estimated Closing Statement as the amount necessary to pay in full the unpaid Transaction Expenses payable to such Company Payee;

(c) deliver Twenty-Five Million Dollars ($25,000,000) (the “Escrow Amount”) of the Merger Consideration to The Bank of New York Mellon (the “Escrow

Agent”), the fees and disbursements of which will be shared equally by Purchaser and the Representative (on behalf of the Stockholders), to secure the Indemnitor Stockholders’ obligations pursuant to Section 2.5, Article 7 and Article 8 (the “Escrow”);

(d) deliver to the payroll account designated by the Company the portion of the Change of Control Payments that is payable at Closing as set forth in the Closing Payment Statement the applicable amounts of which shall be paid promptly (but in no event later than one (1) Business Day) following the Closing by the applicable Acquired Company (and Purchaser shall cause the applicable Acquired Company to pay such amounts); provided, that the portion of the Change of Control Payments that is not payable at Closing (the “Delayed COC Payments”), which amounts are set forth on Schedule I hereto (which Schedule may be updated by the Company prior to Closing upon reasonable notice to Purchaser), shall be paid following the Closing by the applicable Acquired Company (and the Purchaser shall cause the applicable Acquired Company to pay such amounts) in accordance with the terms of the agreement governing such Change of Control Payments;

(e) pay the applicable Closing JV Buyout Amount due on the Closing Date, if any, to each Closing JV Buyout Person as set forth in the Closing Payment Statement;

(f) pay the applicable Closing Contingent Payment Amount to each Contingent Payee as set forth in the Closing Payment Statement;

(g) pay the applicable Allocated Estimated Merger Consideration set forth on the Estimated Merger Consideration Payment Schedule to each Warrant Holder (the “Estimated Warrant Merger Consideration”);

(h) deliver to the payroll account designated by the Company the Allocated Estimated Merger Consideration set forth on the Estimated Merger Consideration Payment Schedule for the Converted Company Options (the “Estimated Option Merger Consideration”), the applicable amounts of which shall, subject to Section 7.8, be paid following (but in any event no later than three (3) Business Days following) the Closing by the Company (and the Purchaser shall cause the Company to pay such amounts) to each Option Holder with respect to such Person’s Converted Company Options that are vested as of the Effective Time; and

(i) deliver or cause to be delivered to or for the account of the Paying Agent an amount equal to the sum of the Estimated Merger Consideration, less the Estimated Warrant Merger Consideration, less the Estimated Option Merger Consideration and less the Escrow Amount (the “Payment Fund”).

2.4 Closing Estimates.

(a) The Company shall prepare (and permit Purchaser to review during such preparation) and deliver to Purchaser at least three (3) Business Days prior to the Closing a statement, certified by the Company’s Chief Financial Officer (such statement, referred to as the “Estimated Closing Statement”) reflecting the Company’s good faith estimate of the aggregate Merger Consideration, in accordance with the calculation set forth in Section 1.2(b) (the “Estimated Merger Consideration”) and the Company’s calculation of (i) the estimated Net Working Capital Adjustment (the “Estimated Net Working Capital Adjustment”), (ii) the estimated amount of Closing Cash (the “Estimated Closing Cash”), (iii) the estimated amount of Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (iv) the estimated amount of Closing Transaction Expenses (the “Estimated Transaction Expenses”), (v) the estimated amount of the Capital Expenditure Adjustment Amount, if any (the “Estimated Capital Expenditure Adjustment Amount”), (vi) the estimated amount of the Aggregate Closing Specified Shortfall, if any (“Estimated Aggregate Closing Specified Shortfall”), (vii) the estimated amount of the Maintenance CapEx Shortfall, if any, (the “Estimated Maintenance CapEx Shortfall”), (viii) the amount of the Change of Control Payments, (ix) the Approved Acquisition Amount, (x) the Pre-Closing JV Buyout Amounts, (xi) the JV Call Exercise Proceeds and (xii) the amount of the Closing Contingent Payment Amounts, in each case (other than the foregoing clause (xii)) calculated in accordance with the Accounting Principles as of immediately prior to the Effective Time, together with reasonable supporting detail, including but not limited to an estimated closing balance sheet (the “Estimated Closing Balance Sheet”) as of the Closing Date prepared by the Company in accordance with the Accounting Principles.

(i) In connection with determining the Estimated Net Working Capital Adjustment, the following two schedules shall be attached to the Estimated Closing Statement: (A) a schedule (the “Estimated Reference Net Working Capital Schedule”) which shall set forth the estimated Adjusted Net Working Capital as of the date of the Reference Balance Sheet in accordance with the Accounting Principles (the “Estimated Reference Adjusted Net Working Capital”); and (B) a schedule (the “Estimated Net Working Capital Schedule”) which shall set forth the estimated Adjusted Net Working Capital as of immediately prior to the Effective Time in accordance with the Accounting Principles (the “Estimated Adjusted Net Working Capital”). The Estimated Closing Statement, the Estimated Reference Net Working Capital Schedule and the Estimated Net Working Capital Schedule shall be prepared in good faith and in accordance with the definitions herein and on a basis consistent with the Accounting Principles.

(ii) In connection with determining the Estimated Closing Date Indebtedness, the Estimated Closing Statement shall specify, by creditor, the amount of Closing Date Indebtedness owing to such creditor, and, if such amount is to be repaid at Closing (each such creditor to be paid at Closing, a “Company Lender”), shall attach a payoff letter, in form and substance reasonably satisfactory to Purchaser, from such Company Lender dated no more than five (5) Business Days prior to the Closing Date (each, a “Payoff Letter”), indicating the amount required to be repaid at Closing to discharge in full all such Closing Date Indebtedness of such Company Lender (the “Payoff Amount”), including the portion thereof, if any, constituting Debt Prepayment Penalties and the manner in which such payment shall be made.

(iii) In connection with determining the Estimated Capital Expenditure Adjustment Amount, the Estimated Closing Statement shall specify by project the amount of expenditure.

(iv) In connection with determining the Estimated Transaction Expenses, the Estimated Closing Statement shall specify, by payee (each a “Company Payee”), the amount of all Transaction Expenses required to be paid at Closing to each Company Payee and the manner in which such payments shall be made.

(b) The Company shall prepare and deliver to Purchaser at least three (3) Business Days prior to the Closing a statement, certified by the Company’s Chief Financial Officer (the “Closing Payment Statement”) which Closing Payment Statement shall specify:

(i) the aggregate amount, by payee (each, a “Change of Control Payee”), of the Change of Control Payment, or portion thereof, to be paid at Closing to each Change of Control Payee and the manner in which such payments shall be made; provided, that the portion, and payment schedule therefor, of each Delayed COC Payment in accordance with the terms of the agreement governing such Delayed COC Payment shall be set forth with respect to each Change of Control Payee on Schedule I hereto (which Schedule may be updated by the Company prior to Closing upon reasonable notice to Purchaser);

(ii) the aggregate amount, by payee (each, a “Contingent Payee”), of the contingent payments due and payable at Closing under the Contingent Payment Contracts (the “Closing Contingent Payment Amount”) to each Contingent Payee, and the manner in which such payments shall be made; and

(iii) the aggregate Closing JV Buyout Amount payable, if any, to each Closing JV Buyout Person as determined in accordance with Section 5.22, including the portion of any such amount that is to be paid on the Closing Date, and the manner in which such payments shall be made.

2.5 Post-Closing Adjustment to Merger Consideration.

(a) As soon as practicable, and in any event no later than the sixtieth (60th) calendar day after the Closing Date, Purchaser will prepare and deliver to the Representative a statement (“Closing Statement”) setting forth, in reasonable detail, Purchaser’s calculation of the Merger Consideration in accordance with the calculation set forth in Section 1.2(b), including the calculation of the Net Working Capital Adjustment (the “Closing Net Working Capital Adjustment”) as of immediately prior to the Effective Time in accordance with the Accounting Principles (the “Closing Net Working Capital”), Closing Cash, the Closing Transaction Expenses, the Capital Expenditure Adjustment Amount (if any), the Aggregate Closing Specified Shortfall (if any), the Maintenance CapEx Shortfall (if any), Change of Control Payments, Approved Acquisition Amount, Pre-Closing JV Buyout Amounts, JV Call Exercise Proceeds, Closing Contingent Payment Amounts and the Closing Date Indebtedness, in each case calculated in accordance with the definitions included herein (other than with respect to the Closing Contingent Payment Amounts) and on a basis consistent with the Accounting Principles, together with reasonable supporting detail, including but not limited to a closing balance sheet of the Company as of immediately prior to the Effective Time prepared in accordance with the Accounting Principles.

(i) In connection with preparing the Closing Net Working Capital Adjustment, the following two schedules shall be attached to the Closing Statement: (A) a schedule (the “Closing Reference Net Working Capital Schedule”) which shall set forth the Adjusted Net Working Capital as of the date of the Reference Balance Sheet in accordance with the Accounting Principles (the “Closing Reference Adjusted Net Working Capital”); and (B) a schedule (the “Closing Net Working Capital Schedule”) which shall set forth the Adjusted Net Working Capital as of immediately prior to the Effective Time in accordance with the Accounting Principles (the “Closing Adjusted Net Working Capital”). The Closing Statement, Closing Reference Net Working Capital Schedule and the Closing Net Working Capital Schedule shall be prepared in good faith and in accordance with the definitions included herein and on a basis consistent with the Accounting Principles.

(b) The Closing Statement delivered by Purchaser pursuant to Section 2.5(a) shall be deemed to be accepted as final by the Parties and shall be conclusive for the purposes of this Agreement, except to the extent, if any, that the Representative delivers, no later than the thirtieth (30th) day following the date the Representative receives the Closing Statement, Closing Reference Net Working Capital Schedule and the Closing Net Working Capital Schedule, a written statement (an “Objection Notice”) to Purchaser describing the Representative’s objections thereto (the “Disputed Items”), specifying the amount in dispute and setting forth the basis for such dispute.

(c) Subject to Section 2.5(b), Purchaser and its representatives, on the one hand, and the Representative and its representatives, on the other hand, will use reasonable best efforts to resolve any Disputed Items in good faith, but if they do not obtain a final resolution within thirty (30) calendar days after receipt by Purchaser of any Objection Notice, the Representative and Purchaser shall, within five (5) Business Days thereafter (or such earlier date as mutually agreed), submit such dispute to Duff & Phelps LLC to serve as the “Arbitrating Accountant” hereunder (the “Arbitrating Accountant”). The Arbitrating Accountant shall resolve all remaining Disputed Items in accordance herewith within thirty (30) Business Days from the date of its designation. In connection with the foregoing, the Arbitrating Accountant shall be instructed to and must (i) limit its determination(s) only to the remaining Disputed Items, (ii) make its determination(s) as to each remaining Disputed Item based upon the definitions hereof and application of the Accounting Principles and (iii) not assign a value to any remaining Disputed Item greater than the higher value for such Disputed Item claimed by either Purchaser or the Representative or less than the lower value for such Disputed Item claimed by Purchaser or the Representative. The fees, costs and expenses of the Arbitrating Accountant shall be allocated to and borne by Purchaser and the Representative (on behalf of the Stockholders) based on the inverse of the percentage that the Arbitrating Accountant’s determination (before such allocation) bears to the total amount of the Disputed Items as originally submitted to the Arbitrating Accountant. For example, should the Disputed Items total in amount to $1,000 and the Arbitrating Accountant awards $600 in favor of the Representative’s position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by the Representative. Purchaser and the Representative shall use reasonable best efforts to cause the Arbitrating Accountant to render a written determination (which shall also include allocation of the Arbitrating Accountant’s costs and expenses in accordance with the preceding sentences (“Dispute Report”)) within thirty (30) Business Days after its retention, and Purchaser, the Representative and their respective agents shall cooperate with the Arbitrating Accountant during its engagement. Further, the Arbitrating Accountant’s determination shall be based solely on the submissions by Purchaser and the Representative and shall be in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The determination of the Arbitrating Accountant shall be conclusive and binding on the Parties for purposes of this Section 2.5, absent fraud or manifest or mathematical error.

(d) Upon the agreement of Purchaser and the Representative or the decision of the Arbitrating Accountant, the Closing Statement, as so adjusted (or, if the Representative fails to deliver an Objection Notice within the thirty (30) day period provided in Section 2.5(b), the Closing Statement as delivered by Purchaser), shall be deemed to be the Closing Statement for purposes of calculating the Final Adjustment Amount (the “Final Closing Statement”). Within five (5) Business Days after the Merger Consideration is finally determined pursuant to this Section 2.5 (such finally determined Merger Consideration, the “Final Merger Consideration”):

(i) if the Final Merger Consideration is greater than the Estimated Merger Consideration, Purchaser shall pay, or provide funds to the Paying Agent to pay, to the Representative or its designee (on behalf of the Stockholders and, to the extent applicable, the Contingent Payees) an amount equal to the difference between the Final Merger Consideration and the Estimated Merger Consideration; provided, however, if the Final Merger Consideration exceeds the Estimated Merger Consideration by an amount equal to or less than $500,000, no payment shall be made; or

(ii) if the Estimated Merger Consideration is greater than the Final Merger Consideration, Purchaser and the Representative shall instruct the Escrow Agent to pay to Purchaser from the Escrow Account an amount equal to the difference between the Estimated Merger Consideration and the Final Merger Consideration, by wire transfer of immediately available funds to an account designated by Purchaser; provided, however, if the Estimated Merger Consideration exceeds the Final Merger Consideration by an amount equal to or less than $500,000, no payment shall be made.

(e) Any payment to be made pursuant to this Section 2.5 (the “Final Adjustment Amount”) shall be increased by an amount equal to the product of such payment multiplied by a rate per annum equal to the prime rate of interest reported in The Wall Street Journal on the Closing Date, calculated on the basis of the actual number of days elapsed over three hundred sixty (360), from the Closing Date to the date of payment.

(f) Any Final Adjustment Amount that is paid pursuant to this Section 2.5 shall be treated by all parties for Tax purposes as an adjustment to the Merger Consideration. Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to withhold Taxes on payments pursuant to this Agreement in accordance with applicable Legal Requirement. Any sum which is withheld and paid to a Tax authority as permitted by this Section 2.5 will be deemed for purposes of this Agreement to have been paid to the Person with regard to whom it is withheld.

(g) In connection with the provisions of this Section 2.5, Purchaser and the Surviving Corporation shall make available to the Representative and its accountants and other representatives all pertinent information, books and records and work papers related to the preparation of the Closing Statement. The Representative and its accountants and other representatives may make inquires of Purchaser, the Surviving Corporation, any of its Subsidiaries and their respective accountants regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Purchaser shall use its, and shall cause the Company and its Subsidiaries to use their reasonable best efforts to cause any such accountants to cooperate with and respond promptly to such inquiries.

2.6 Post-Closing Payment. From and after the Closing, in the event that the Representative is entitled to receive (on behalf of the Stockholders) any amounts hereunder or pursuant to the Escrow Agreement (including, without limitation, pursuant to Sections 2.5(d)(i) or 5.27 of this Agreement or Sections 3(b), 3(d) or 3(e)(vii) of the Escrow Agreement) (each such payment, a “Post-Closing Payment”) the Representative shall:

(a) promptly prepare and deliver to Purchaser a schedule (the “Post-Closing Payment Schedule”) setting forth (i) the name of each holder of Converted Equity Securities, and with respect to each such holder, (1) the estimated number of and type of Converted Equity Securities held by such Person, and (2) the aggregate Allocated Post-Closing Payment to which such holder is entitled in respect thereof, and (ii) the Post-Closing Contingent Payment Amount, if any, to which each Contingent Payee is entitled in respect thereof and the name of each such Contingent Payee. In addition, the Post-Closing Payment Schedule shall, with respect to the Allocated Post-Closing Payment for the Converted Company Options, set forth the amount of Taxes, if any, that will be withheld therefrom; and then

(b) distribute (or direct to be distributed) in respect of each Converted Equity Security its applicable Allocated Post-Closing Payment, if any, with respect to such Post-Closing Payment; provided, if any portion of such Post-Closing Payment is to be made in respect of a Converted Company Option, the Representative shall distribute (or direct to be distributed) such cash to the Company and the Company shall (and Purchaser shall cause the Company to) deliver (through its payroll system) to each applicable holder of Converted Company Options the applicable Allocated Post-Closing Payment.

In making and directing all allocations and distributions of Post-Closing Payments hereunder, the Representative shall give effect to (and cause to be paid from such proceeds and, as necessary, the Contingent Payment Holdback) any Post-Closing Contingent Payment Amount to the extent required by the terms of the Contingent Payment Contracts.

2.7 [RESERVED].

2.8 Appointment of Paying Agent; Surrender of Certificates; Payment of Estimated Merger Consideration to Stockholders.

(a) Prior to the Closing Date, Purchaser and Representative will enter into an agreement with a bank or trust company designated by the Company and reasonably acceptable to Purchaser and Representative to act as paying agent (the “Paying Agent”) in connection with the Merger and to receive the portion of Estimated Merger Consideration to be funded at Closing in accordance with Section 2.3(i) to which the holders of Converted Company Shares will become entitled pursuant to this Article 2. The Payment Fund shall be invested by the Paying Agent as directed by Representative. Earnings from such investments shall be the sole and exclusive property of the holders of Converted Company Shares, and no part of such earnings shall accrue to the benefit of Purchaser or the Surviving Corporation.

(b) At such time as determined by the Company after the date hereof, the Company shall cause to be mailed or delivered to each Person holding Common Shares, other than Treasury Shares, as of such time, a letter of transmittal in form and substance reasonably satisfactory to the Company and Purchaser (a “Letter of Transmittal”), including provisions (i) providing instructions for use in effecting the surrender of a Certificate, including instructions for delivering, in lieu of any lost, stolen, mutilated or destroyed Certificate, an affidavit of loss (an “Affidavit of Loss”), (ii) confirming designation of CDSI Representative LLC as the Representative hereunder, and (iii) other customary terms.

(c) From and after the Effective Time and upon surrender by each Stockholder to the Paying Agent (excluding holders of Dissenting Shares) of one or more Certificates (or, if such Certificate has been lost, a properly completed and executed Affidavit of Loss), together with a Letter of Transmittal properly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate (or deliverer of such Affidavit of Loss) shall, subject to the terms of this Agreement, be entitled to receive in exchange therefor the Per Share Merger Consideration for each Converted Company Share formerly represented thereby (subject to deduction for any required withholding Tax), and, if applicable, such Certificate shall forthwith be cancelled. With respect to each Converted Company Share represented by such surrendered Certificate (or Affidavit of Loss), such cash payment shall be payable by the Paying Agent to the applicable Stockholder at his, her or its address set forth in the Letter of Transmittal.

(d) Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Common Shares shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive only such portion of the Merger Consideration as is determined pursuant to this Agreement. No interest will be paid or accrued for the benefit of holders of Certificates on the Merger Consideration payable in respect thereof. If any Merger Consideration is to be paid to any Person other than to the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition precedent to the payment thereof that the Certificate so surrendered shall be properly endorsed and otherwise be in proper form for transfer and that the Person requesting such exchange shall have paid to the Paying Agent any transfer or other similar Taxes required by reason of the transfer of such Certificate or the payment of Merger Consideration to a Person other than the registered holder of such Certificate, or established to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e) Upon the later to occur of (i) six (6) months after the Payment Fund was deposited with the Paying Agent, and (ii) written direction from the Representative to the Paying Agent, any then undistributed portion of the Payment Fund shall be delivered to the Representative, and the holders of Converted Company Shares who have not theretofore complied with this Article 2, shall thereafter, in each case, look only to the Representative for payment of the Merger Consideration (as adjusted pursuant to Section 2.5) in respect of such Converted Company Shares, subject to escheat and abandoned property and similar Legal Requirements.

2.9 Withholding Rights. Notwithstanding anything herein to the contrary, each of the Company, the Surviving Corporation and Purchaser shall be entitled to deduct and withhold from the amounts otherwise payable to any Person pursuant to Article 1 or Article 2 hereof such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law to the extent (i) such amounts are designated as compensatory for Tax purposes by the Company upon written notice to Purchaser on or prior to the Closing Date (or with respect to payments from the Escrow Account, designated as compensatory for Tax purposes by the Representative upon written notice to Purchaser on or prior to release from the Escrow Account), which written notice shall be binding and conclusive absent manifest error, (ii) the Company has not complied with the provisions of Section 5.16 or (iii) required by Legal Requirement if the Purchaser has provided written notice of the obligation to withhold to the Company at least two (2) Business Days prior to the Closing (or release from the Escrow Account). To the extent that amounts are so withheld and paid over to the appropriate Governmental Body by the Company, Purchaser and/or the Surviving Corporation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. With respect to any amounts described in clause (i), the Surviving Corporation shall effectuate such withholding through payroll.

2.10 Additional Matters Relating to the Merger Consideration. It is understood and agreed among the Parties that all calculations made pursuant to this Article 2 will be rounded to five decimal places (it being understood that all aggregate cash payments required to be made hereunder shall be rounded to the nearest whole cent after giving effect to the calculations made pursuant to this Article 2). However, notwithstanding anything contained herein to the contrary, in all cases, the amount payable to each Stockholder in respect of all Converted Equity Securities held by such Stockholder shall be aggregated, and rounded to the nearest $.01.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the disclosure schedule, dated the date hereof, delivered by the Company to Purchaser (together with the Additional Schedules, the “Company Disclosure Schedule”), and except with respect to the Pipeline Business as to which the Company makes no representations and warranties (other than representations and warranties expressly made with respect to the Pipeline Business in Section 3.26, provided, however, the representations and warranties contained in Article 3 shall apply to any Pipeline Business that has obtained the necessary licenses to treat dialysis patients prior to the Closing Date, but solely for the period commencing on such date through the Closing Date), the Company represents and warrants to Purchaser and Merger Sub as follows:

3.1 Organization and Good Standing.

(a) Each of the Acquired Companies is a corporation, limited liability company or limited partnership duly organized, validly existing, and (to the extent applicable) in good standing under the laws of its respective jurisdiction of organization, with all requisite corporate or other entity power and authority to conduct its respective Company Business as now being conducted and to own or use the respective properties and assets that it purports to own or use. Each of the Acquired Companies is duly qualified to do business as a foreign entity and (to the extent applicable) is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(b) Part 3.1(b) of the Company Disclosure Schedule lists all Acquired Companies and indicates as to each the type of entity, its jurisdiction of organization, its jurisdictions of foreign qualification, and its members or other equity holders and, except with respect to the Company, the percentage interest held by each such member or equity holder (determined on a fully diluted basis), provided that for the Company only the aggregate amount of options, warrants and restricted stock is disclosed and not the ownership thereof. As of the date hereof, the Company has made available to Purchaser true, correct and complete copies of the certificate or articles of incorporation or organization, bylaws and other organizational documents (collectively, “Organizational Documents”) and all partnership agreements, limited liability company agreements or other written or binding oral agreements by or between each Acquired Company and any of its owners setting forth the rights of the owners (“Ownership Documents”), in each case, as amended and/or restated to the date hereof.

3.2 Authority; No Conflict.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and each other agreement referred to in this Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby (collectively, the “Contemplated Transactions”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate authorization is necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by holders of a majority of the outstanding Shares entitled to vote on such matter (the “Required Company Stockholder Vote”). The delivery of the Principal Stockholders Consents will constitute and satisfy the Required Company Stockholder Vote in accordance with all applicable Legal Requirements, the Company’s Organizational Documents, the Existing Shareholders Agreement and, to the extent applicable, any Ownership Document to which the Company is a party. The board of directors of the Company has approved this Agreement, declared it to be advisable and resolved to recommend to the Stockholders that they vote in favor of the adoption of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Purchaser and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Except as set forth in Part 3.2(b)(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions, directly or indirectly, (i) conflict with or result in a violation of any provision of the Organizational Documents or Ownership Documents of any of the Acquired Companies; (ii) conflict with or result in a violation of any Legal Requirement or Governmental Authorization to which any of the Acquired Companies, or any of the Company Assets, is subject, provided that the Parties file the requisite notices with, or obtain the requisite approvals of, Governmental Bodies as set forth in Part 3.2(b)(ii) of the Company Disclosure Schedule; (iii) with or without notice or lapse of time or both, conflict with or result in a violation or breach of any provision of, give any Person a right of Consent or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract; or (iv) result in the imposition or creation of any Encumbrance upon any of the Company Assets, except, in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults, occurrences, Consents, terminations, cancellations, accelerations, impositions and creations that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger.

(c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Company will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) the pre-merger notification requirements of the HSR Act, and (B) filing of a Certificate of Merger as required by the DGCL or (ii) where failure to obtain such Consents, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger.

(d) Part 3.2(d) of the Company Disclosure Schedule sets forth, with respect to each Joint Venture, whether the Company or any of its Subsidiaries may be required, by reason of the execution and delivery of this Agreement, the consummation of the Contemplated Transactions or otherwise, to offer to purchase shares of capital stock or other equity interests of such Joint Venture from any Person with an ownership interest, directly or indirectly, in such Joint Venture, other than the Company and any of its wholly-owned Subsidiaries (each, together with such Person’s permitted transferees, a “JV Buyout Person”).

3.3 Capitalization. The authorized Shares consist of 200,000 shares of common stock, par value $0.001 per share (“Common Shares”) and 10,000 shares of preferred stock, par value $0.001 per share (“Preferred Shares”). As of the date hereof, (a) 138,284.78 Common Shares are issued and outstanding, all of which have been duly authorized and validly issued and are fully paid and nonassessable; (b) no Preferred Shares are issued and outstanding; (c) 11,760 Common Shares are reserved for issuance pursuant to outstanding Options and (d) 5,000 Common Shares are reserved for issuance pursuant to the Warrants. There are not any outstanding bonds, debentures, notes or other Indebtedness or, except as described in the immediately preceding sentence, securities, in each case, of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Stockholders may vote. Except as set forth in the second sentence of this Section 3.3, as of the date hereof, no Shares or other voting securities of the Company are issued, reserved for issuance or outstanding. Except as set forth in Part 3.3 of the Company Disclosure Schedule, no Acquired Company is party to any Contract or has any other obligation requiring it to repurchase, redeem or otherwise acquire any Shares, any capital stock or other ownership interest in any of the Acquired Companies or to make any investment in any of the Acquired Companies. Except as set forth in Part 3.3 of the Company Disclosure Schedule, each outstanding ownership interest of each of the Acquired Companies is duly authorized, validly issued, fully paid and nonassessable, and each such interest owned by any of the Acquired Companies is free and clear of all Encumbrances (other than transfer restrictions imposed on equity securities by applicable federal or state securities laws or Encumbrances pursuant to the Organizational Documents or Ownership Documents). None of the Acquired Companies owns, or is a party to any Contract or has any other obligation to acquire, any ownership interests, equity securities or other securities of any Person, except as set forth in Part 3.3 of the Company Disclosure Schedule.

3.4 Financial Statements.

(a) The Company has made available to Purchaser true, correct and complete copies of (i) the audited consolidated balance sheets of DSI Renal Holding LLC and its consolidated Subsidiaries as of December 31, 2009 and December 31, 2008 and the related consolidated statements of operations, cash flows and members’ equity for the fiscal years then ended (the “Audited Financial Statements”) and (ii) an unaudited consolidated balance sheet of CDSI II Holding Company, Inc. and its consolidated Subsidiaries as of December 31, 2010 and related consolidated statements of operations, cash flows and stockholders’ equity for the twelve (12) months then ended (the “Unaudited Financial Statements” and together with the Audited Financial Statements, including the related notes and schedules thereto, the “Financial Statements”), each of which are set forth in Part 3.4(a) of the Company Disclosure Schedule.

(b) Except for Part 3.4(b) of the Company Disclosure Schedule, the Financial Statements present fairly, in all material respects, the consolidated financial condition, results of operations and cash flows of DSI Renal Holding LLC and its consolidated Subsidiaries or CDSI II Holding Company, Inc. and its consolidated Subsidiaries, as applicable, as of the dates indicated or for the periods indicated, in each case in accordance with GAAP, except that unaudited financial statements are subject to normal year-end adjustments (which, in the aggregate, are not material) and do not include footnotes.

(c) The books and records of the Company and its Subsidiaries have been maintained in all material respects in accordance with sound business practices, including the maintenance of an adequate system of internal controls, and fairly reflect, in all material respects, on a basis consistent with past periods since January 1, 2009, (i) the financial position of the Company and its Subsidiaries and (ii) all transactions of the Company and its Subsidiaries.

3.5 Accounts Receivable. All accounts receivable of the Acquired Companies (i) are valid claims in the ordinary course of business, (ii) represent monies due for services rendered in the ordinary course of business, (iii) to the Knowledge of the Company, are not subject to any refunds or adjustments or any defenses, offsets, claims or counterclaims, restrictions or other encumbrances except for contractual allowances, discounts and refunds in accordance with the ordinary course of business and (iv) have been prepared on the same basis and in accordance with the same accounting and operating principles, policies and practices applied consistently with those used in preparing the Financial Statements (and as adjusted for the Company’s change in October 2010 from a cash basis of accounting for its Medicare bad debt recoveries to an accrual basis of accounting).

3.6 No Undisclosed Liabilities. Except as reflected in or reserved against in the Financial Statements, as of the date hereof neither the Company nor any of its Subsidiaries has any obligations or liabilities of any kind, whether accrued, absolute, fixed or contingent that would be required to be reflected on or reserved against or disclosed in the notes to a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, other than obligations or liabilities (i) set forth on Part 3.6 of the Company Disclosure Schedule, (ii) incurred in the ordinary course of business since December 31, 2010, (iii) that have been discharged or paid in full prior to the date hereof in the ordinary course of business, (iv) arising out of the terms or provisions of any Material Contract (to the extent identified on Part 3.17 of the Company Disclosure Schedule) to which any Acquired Company is a party (except to the extent such liability is a result of a breach, violation or nonperformance after notice and opportunity to cure or a default under such Material Contract prior to the Closing Date) or (v) that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

3.7 Property; Sufficiency of Assets.

(a) Except as set forth in Part 3.7(a) of the Company Disclosure Schedule, the Acquired Companies have good and valid title to all property material to the Company Business and reflected in the Financial Statements as being owned by the Acquired Companies or acquired after the date hereof (except for property sold or otherwise disposed of in the ordinary course of business since the date thereof) (collectively, the “Company Assets”), free and clear of all Encumbrances except Permitted Encumbrances.

(b) Except as set forth in Part 3.7(b) of the Company Disclosure Schedule, the Company Assets, together with all assets and properties held under the Personal Property Leases, Real Property Leases and license agreements, include all the material tangible assets, properties and rights and material Proprietary Rights necessary for the conduct of the Company Business by the Acquired Companies in substantially the same manner as the Acquired Companies are operating the Company Business as of the date hereof; provided that the foregoing does not address matters relating to infringement or misappropriation of any Person’s Proprietary Rights, the sole representation and warranty for which is set forth in Section 3.9(b).

3.8 Equipment; Leasehold. Part 3.8 of the Company Disclosure Schedule sets forth (a) a correct and complete list of all personal property leased by the Acquired Companies involving, with respect to each such lease, annual payments in excess of Fifty Thousand Dollars ($50,000) (the “Leased Personal Property”); and (b) all leases and subleases covering the Leased Personal Property to which any Acquired Company is a party or is otherwise bound (collectively, the “Personal Property Leases”). The Company has made available to Purchaser true, correct and complete copies of each Personal Property Lease.

3.9 Proprietary Rights.

(a) Set forth in Part 3.9(a) of the Company Disclosure Schedule is a list of all U.S. and foreign (i) issued patents and patent applications; (ii) trademark registrations and applications (including Internet domain name registrations); and (iii) copyright registrations and applications, which are owned by the Acquired Companies. Also set forth in Part 3.9(a) of the Company Disclosure Schedule is a list of all trade names used by any Acquired Company.

(b) To the Knowledge of the Company, all material Proprietary Rights owned by any of the Acquired Companies, including without limitation those set forth in Part 3.9(a) of the Company Disclosure Schedule, are valid and in full force and all applications listed therein as pending have been prosecuted in good faith as required by Legal Requirement, to the extent relevant, and are in good standing. Except as set forth in Part 3.9(b) of the Company Disclosure Schedule and except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (i) the businesses of the Acquired Companies as currently conducted do not infringe or misappropriate any Person’s Proprietary Rights, and there is no such claim of infringement or misappropriation pending or, to the Knowledge of the Company, threatened in writing against any Acquired Company; (ii) to the Knowledge of the Company, no Person is infringing or misappropriating any material Proprietary Rights owned by any Acquired Company, and (iii) there is no infringement or misappropriation claim pending or threatened against any Person by any Acquired Company.

3.10 Taxes.

(a) Except as set forth in Part 3.10(a) of the Company Disclosure Schedule, all income and material Tax Returns required to be filed by or on behalf of the Acquired Companies were filed on a timely basis (taking into account all permitted extensions). All such Tax Returns were true, correct and complete in all material respects. Purchaser has been provided with true, correct and complete copies of all Tax Returns filed since January 1, 2007. None of the Acquired Companies has requested or been granted any extension of time to file any Tax Return that has not been filed. There are no existing penalty, interest or deficiency assessments or pending audits relating to Taxes with respect to the Acquired Companies, except as set forth in Part 3.10(a) of the Company Disclosure

Schedule. Part 3.10(a) of the Company Disclosure Schedule lists all Tax Returns that have been audited by any Governmental Body. All deficiencies asserted by any Governmental Body arising from audits have been paid in full. The Company has delivered to Purchaser true, correct and complete copies of all correspondence, examination reports, statements of deficiency, notices of proposed adjustment, and all responses thereto, relating to any income Tax or other material audit. None of the Acquired Companies has received from any Tax authority any (i) written notice indicating an intent to open an audit or other review, or (ii) written request for information related to Tax matters, except as set forth in Part 3.10(a) of the Company Disclosure Schedule.

(b) Except as set forth in Part 3.10(b) of the Company Disclosure Schedule, other than Taxes which in the aggregate are not material, all Taxes that are required to be paid by the Acquired Companies (whether or not such Taxes are shown or required to be shown on any Tax Return) have been paid (except with respect to matters contested in good faith as set forth in Part 3.10(b) of the Company Disclosure Schedule). Each of the Acquired Companies has withheld and paid over to the appropriate Governmental Body all Taxes it is required to withhold and pay (including, without limitation, by reason of Legal Requirements regarding employee wage withholding, backup withholding, payments to foreign persons, and sales and use taxes), other than Taxes which in the aggregate are not material.

(c) None of the Acquired Companies has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) None of the Acquired Companies is a party to any Tax allocation or sharing agreement.

(e) There are no liens for Taxes upon the assets or properties of the Acquired Companies (whether real, personal or mixed, tangible or intangible) except for statutory liens for Taxes not yet due or payable.

(f) Each of the Subsidiaries of the Company, throughout its existence, has been either a partnership (within the meaning of Code Section 7701(a)(2)) or a disregarded entity (within the meaning of Treasury Regulation Section 301.7701-2(c)(2)(i)) for income Tax purposes. No Governmental Body has ever challenged or questioned any such Subsidiary’s status as a partnership or disregarded entity, as the case may be. No such Subsidiary has ever filed an election to be treated as a corporation for income Tax purposes.

(g) None of the Acquired Companies is presently liable for any material Taxes of any other Person, including but not limited to: (i) by reason of having been a member of any affiliated, consolidated, combined, or unitary Tax group; (ii) as a transferee or successor; or (iii) by any tax sharing or tax indemnification agreement (dealing principally with Taxes).

(h) No Governmental Body has claimed, asserted, or, to the Knowledge of the Company, investigated whether any of the Acquired Companies is subject to Tax in any other jurisdiction.

(i) None of the Acquired Companies is the subject of any private letter ruling or similar ruling issued by any Governmental Body.

(j) None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) adjustment pursuant to Section 481 of the Code associated with a change of accounting method that is effective on or before the Effective Time; (ii) closing agreement or other agreement with any Governmental Body executed on or before the Effective Time; (iii) transaction entered into on or before the Effective Time and treated under the installment method, long-term contract method, cash method, or open transaction method of accounting; (iv) pre-paid amount received on or prior to the Effective Time; or (v) election under Section 108(i) of the Code made on or before the Effective Time.

(k) None of the Acquired Companies has ever distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was intended to be governed in whole or in part by Section 355 of the Code.

(l) None of the Acquired Companies is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the Treasury Regulations.

(m) This Section 3.10 and Section 3.11 constitute the sole representations and warranties with respect to any Tax matters. The representations and warranties in this Section 3.10 (other than Sections 3.10(e), 3.10(g), 3.10(h), 3.10(i) and 3.10(j) and the last sentence of Section 3.10(a)) may only be relied upon for any Tax period (or portion thereof) ending on or before the Closing Date, and not for any Tax periods (or portions thereof) beginning after the Closing Date and, for the avoidance of doubt, cannot be relied upon for the purposes of establishing any tax attribute, such as net operating loss carryforwards, for any Tax periods (or portions thereof) beginning after the Closing Date.

3.11 Employee Benefits.

(a) Part 3.11(a) of the Company Disclosure Schedule includes a correct and complete list of all Benefit Plans. Without limiting the generality of the foregoing, the term “Benefit Plans” means all “employee benefit plans” as defined in Section 3(3) of ERISA and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, change in control, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any employment or severance agreements or any other material plan or arrangement to provide compensation or benefits, written or otherwise, whether or not contingent, in any case, (i) that is maintained, contributed to or sponsored by the Acquired Companies or any other entity, trade or business that is treated as a single employer with any of the Acquired Companies under any of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA (an “ERISA Affiliate”), in any case, for the benefit of any current or former employee, consultant or director of any Acquired Company, or (ii) under which any of the Acquired Companies has, or would reasonably be expected to have, any liability including, without limitation, future or contingent liabilities.

(b) As applicable with respect to each Benefit Plan, the Company has made available to Purchaser a true, correct and complete copy of: (i) each writing constituting the terms of such Benefit Plan, including, without limitation, all plan documents and all amendments thereto, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) a written summary of the material terms of any Benefit Plan not in writing; (iii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules and audited financial statements; (iv) the current summary plan description and any material modifications thereto; (v) the three most recent annual financial reports; (vi) the three most recent actuarial reports; (vii) the most recent opinion or determination letter from the IRS; (viii) for the last twelve (12) months, all material correspondence with the Internal Revenue Service, United States Department of Labor and any other Governmental Body; (ix) all contracts with third-party administrators, actuaries, investment managers and consultants; and (x) reports of all applicable nondiscrimination testing for the most recently completed Benefit Plan year. In addition, the Company has made available to Purchaser a true, correct and complete copy of the current employee handbook of each Acquired Company, if any.

(c) Each Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”) is the subject of a favorable opinion or determination letter issued by the Internal Revenue Service, which has not been revoked, and there are no existing circumstances or any events that have occurred that are reasonably likely to adversely affect the qualified status of any Qualified Plan or the related trust.

(d) Except as set forth in Part 3.11(d) of the Company Disclosure Schedule, all contributions required to be made to any Benefit Plan by any applicable Legal Requirement or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, prior to the Closing Date have been made in accordance with any applicable Legal Requirement or contractual undertaking.

(e) Except as set forth in Part 3.11(e) of the Company Disclosure Schedule, each Benefit Plan with respect to both form and operation has, in all material respects, complied, and is now in all material respects in compliance with all applicable provisions of ERISA, the Code and all other applicable Legal Requirements. There is not now, nor do any circumstances exist that are reasonably likely to give rise to, any requirement for the posting of security with respect to a Benefit Plan or the imposition of any material Encumbrance on the assets of any of the Acquired Companies under ERISA or the Code. Except as set forth in Part 3.11(e) of the Company Disclosure Schedule, with respect to any Benefit Plan, no prohibited transaction under ERISA or the Code, for which an exemption is not available, has occurred, or is reasonably likely to occur as the result of the consummation of the Contemplated Transactions, that could subject any of the Acquired Companies or any trustee or fiduciary of any Benefit Plan to the tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

(f) No Benefit Plan is (i) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; or (iii) subject to Title IV of ERISA. None of the Acquired Companies or any ERISA Affiliate has incurred any liability under Title IV of ERISA which has not been satisfied in full or is reasonably likely to incur such liability. No Benefit Plan covers any employee, officer, director or consultant of the Acquired Companies outside of the United States.

(g) Except as set forth in Part 3.11(g) of the Company Disclosure Schedule or as contemplated by this Agreement or required under applicable Legal Requirement, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (either alone or in combination with any other event, including, without limitation, a termination of employment) will (i) result in, cause the accelerated vesting or delivery of, or materially increase the amount or value of, any payment or benefit to, any current or former employee, director or consultant of the Acquired Companies or (ii) result in the payment of any other benefits or the forgiveness of any Indebtedness of any current or former employee, director or consultant of the Acquired Companies. Except as set forth in Part 3.11(g) of the Company Disclosure Schedule (which may be updated by the Company prior to the Closing upon reasonable notice to Purchaser), the Contemplated Transactions (either alone or in combination with any other event, including, without limitation, a termination of employment) shall, without regard to Section 280G(b)(5)(B) of the Code, not result in the payment or a series of payments by the Acquired Companies or any ERISA Affiliate to any “disqualified individual” (within the meaning of Section 280G of the Code) of a “parachute payment” which is not deductible under Section 280G of the Code or which is subject to any excise tax under Section 4999 of the Code.

(h) Except as set forth in Part 3.11(h) of the Company Disclosure Schedule, no Acquired Company has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, or any similar state Legal Requirement. No Benefit Plan is (i) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, (ii) funded through a “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code, or (iii) subject to Section 419 or 419A of the Code.

(i) Except as set forth in Part 3.11(i) of the Company Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened claims or Legal Proceedings (other than claims for benefits in the ordinary course) which have been asserted or instituted against any Benefit Plan or the trustees or fiduciaries thereof or the assets of any of the trusts under any of the Benefit Plans which could reasonably be expected to result in any material liability of any Acquired Company to any current or former participant of any Benefit Plan, or any spouse, dependent or beneficiary thereof, or to the

Pension Benefit Guaranty Corporation, the Department of Treasury or the Department of Labor; nor to the Knowledge of the Company do any facts or circumstances exist that could reasonably be expected to give rise to such claims or Legal Proceedings.

(j) Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is, as to both form and operation, in compliance in all material respects with Section 409A of the Code and any subsequent guidance relating thereto. None of the Acquired Companies is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up or other reimbursement of Taxes or interest imposed by Section 409A(a)(1)(B) of the Code or Section 4999 of the Code. To the Company’s Knowledge, each stock option granted under the 2006 DSI Holding Company, Inc. Option Plan and the 2010 CDSI I Holding Company, Inc. Option Plan is (or, with respect to any stock option that has expired, was at all times prior to such expiration) exempt from Section 409A of the Code.

(k) The Company and each ERISA Affiliate have properly classified for purposes of determining eligibility to participate in any Benefit Plan all individuals performing services for the Company as common law employees, temporary employees, independent contractors, consultants or agents, as applicable, including, without limitation, all licensed medical professionals and medical personnel.

3.12 Compliance with Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Part 3.12(a) of the Company Disclosure Schedule, (i) the Acquired Companies are in compliance with all Legal Requirements in all material respects applicable to each such Acquired Company, including, without limitation, all applicable federal and state Healthcare Laws and all applicable state escheat laws, and (ii) as of the date hereof (x) since January 1, 2008, none of the Acquired Companies has received any written notice (other than surveys conducted in the ordinary course of business) from a Governmental Body regarding a material violation of any applicable Legal Requirement and (y) to the Knowledge of the Company, none of the Acquired Companies is under an investigation or undergoing an inquiry or audit by a Governmental Body with respect to a material violation of any applicable Legal Requirement.

(b) The Acquired Companies have all Governmental Authorizations that are required to conduct the Company Business as now being conducted, except where the failure to have any such Governmental Authorization would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. The Acquired Companies are in compliance in all respects with the terms of such Governmental Authorizations, except where the failure to so comply would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(c) No individual employed by or contracting independently with any Acquired Company, and no Affiliated Physician, now or, to the Company’s Knowledge, within the past five (5) years, is or was listed as an excluded provider or banned contractor by the United States Department of Health and Human Services Office of Inspector General (“OIG”) or United States General Services Administration or on the Office of Foreign Asset

Control’s (“OFAC”) “Specially Designated Nationals and Blocked Persons” list, nor to the Knowledge of the Company is any such debarment, disqualification, suspension, exclusion or listing threatened or pending.

(d) Each Facility treating patients as of the date hereof is, to the extent applicable, licensed or permitted by the proper State Department of Health (or similar agency) to conduct the Company Business in the manner conducted by such Acquired Company. Part 3.12(d) of the Company Disclosure Schedule contains a correct and complete list of all such licenses and permits. The Facilities are presently in compliance with all of the terms, conditions and provisions of such licenses and permits in all material respects, and each such license or permit is in full force and effect. The facilities, equipment, staffing and operations of the Facilities satisfy any applicable state licensing and permitting requirements in all material respects.

(e) Each Facility duly obtained its National Provider Identifier number on or before May 23, 2008 to the extent such Facility was in operation on that date. Each Facility in operation on November 1, 2010 chose to opt in fully to the new Medicare bundled rate, commencing January 1, 2011, on or before November 1, 2010.

(f) Any required certificates of need or similar Governmental Authorizations required for the construction or operation of any Acquired Company’s business locations or for any equipment of any of the Acquired Companies were duly obtained, and such certificates of need or similar Governmental Authorizations, if any, will remain in full force and effect immediately after the consummation of the Contemplated Transactions, provided that required regulatory filings are timely submitted or required approvals are obtained by Purchaser.

(g) The Company provided all applicable notices to, and received all applicable Governmental Authorizations from, the appropriate Governmental Bodies when it acquired its interests in the Acquired Companies.

(h) Other than surveys conducted in the ordinary course of business, neither the U.S. Department of Health and Human Services nor any similar state agency has conducted or given any of the Acquired Companies or, to the Knowledge of the Company, their respective employees or any of the Affiliated Physicians any communication (whether oral or written) that it intends to conduct any audit or other review of such Person’s ability to participate in the Medicare or Medicaid programs. None of the Acquired Companies or, to the Knowledge of the Company, their respective employees or the Affiliated Physicians or any predecessor to any of the Acquired Companies since April 1, 2006 in respect of any dialysis business to which the Acquired Companies succeeded: (i) is a party to a Corporate Integrity Agreement with the OIG; (ii) has any reporting obligations pursuant to any settlement agreement entered into with any Governmental Body or any other Person; (iii) has made any filings pursuant to the OIG’s Provider Self-Disclosure Protocol; (iv) has received notice that it is or has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Body, professional review organization, accrediting organization or certifying agency that accredits the Company; (v) has been the defendant in any qui tam/False Claims Act litigation; (vi) has been served with or received any search warrant, subpoena, civil investigative demand or contact letter by or from any federal or state enforcement agency or Governmental Body regarding proceedings to which an Acquired Company is a party; (vii) has been convicted or charged with (A) criminal offenses relating to the delivery of an item or service under a third-party payor program, whether private, commercial or governmental, including Medicare, Medicaid, TRICARE or any other federal or state healthcare program, whether or not a Company Payment Program, (B) criminal offenses under any Legal Requirements relating to patient neglect or abuse in connection with the delivery of a healthcare item or service, (C) criminal offenses under any Legal Requirements relating to fraud, theft, embezzlement, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in connection with any Company Payment Program or (D) violation of or under any Legal Requirements relating to the interference with or obstruction of any investigation into any criminal offense; (viii) has been subject to any order of, or any criminal, civil or administrative fine or penalty imposed by, any Governmental Body with respect to any Company Payment Program; or (ix) has engaged in any activity that constitutes or could reasonably be expected to constitute a violation of any material Legal Requirement (including any Healthcare Law).

3.13 Payment Programs.

(a) All Payment Programs in which the Acquired Companies have participated at any time since January 1, 2009 are listed in Part 3.13 of the Company Disclosure Schedule, with each identified either as a contracted Payment Program or as an out-of-network Payment Program (the “Company Payment Programs”). Except as set forth on Part 3.13(a) of the Company Disclosure Schedule, each Acquired Company is a participating provider, in good standing, in each Company Payment Program that constitutes a contracted Payment Program in which such Acquired Company participates. There is no pending, concluded, or, to the Knowledge of the Company, threatened investigation, or civil, administrative or criminal proceeding relating to any Acquired Company’s participation in any Company Payment Program. Except as set forth on Part 3.13(a) of the Company Disclosure Schedule, no Acquired Company is subject to any pre-payment utilization review or other utilization review by any Company Payment Program. During the three (3) years prior to Closing, (i) no Company Payment Program has requested or threatened any recoupment, refund, or set-off from any Acquired Company other than in the ordinary course of business; (ii) no Company Payment Program has imposed a fine, penalty or other sanction on any Acquired Company; (iii) no Acquired Company has been excluded from participation in any Company Payment Program nor, to the Knowledge of the Company, is any such exclusion pending or threatened; (iv) no Acquired Company has submitted to any Company Payment Program any false or fraudulent claim for payment, nor has any Acquired Company at any time violated any material condition for participation, or any rule, regulation, policy or standard of, any Company Payment Program; (v) all Medicare Cost Reports with respect to the Company Business for all periods prior to the Closing Date have been accurately completed in all material respects and timely filed; (vi) there are no currently pending or, to the Knowledge of the Company, threatened audits against any Acquired Company by any Company Payment Program; and (vii) there are no currently pending or, to the Knowledge of the Company, threatened disputes with any Company Payment Program.

(b) No Acquired Company and, with respect to the Company Business, none of the Acquired Companies’ Affiliates, directors, stockholders or corporate members, officers, employees or agents has, directly or indirectly: (i) offered to pay to or solicited any remuneration from, in cash, property or in kind, or made any financial arrangements with, any past, present or potential patient or customer, past, present or potential medical director, physician, other health care provider, supplier, contractor, third party, or Company Payment Program in order to induce or directly or indirectly obtain business or payments from such person, including without limitation any item or service for which payment may be made in whole or in part under any federal, state or private health care program, or for purchasing, leasing, ordering or arranging for or recommending, purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part under any federal, state or private health care program; (ii) given or received, or agreed to give or receive, or is aware that there has been made or that there is any agreement to make or receive, any gift or gratuitous payment or benefit of any kind, nature or description (including without limitation in money, property or services), in each case other than gifts of de minimis value, to any past, present or potential patient or customer, medical director, physician, other health care provider supplier or potential supplier, contractor, Payment Program or any other person; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of the United States or under the laws of any state thereof or any other jurisdiction in which such payment, contribution or gift was made; (iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason; or (v) made or received or agreed to make or receive, or is aware that there has been made or received or that there has been any intention to make or receive, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment. All billing practices of the Acquired Companies and, to the Knowledge of Company, all predecessors in interest thereof with respect to all Company Payment Programs have been true, fair and correct and in material compliance with all applicable Legal Requirements, and all regulations and written policies of all such Company Payment Programs, and no Acquired Company has billed for or received any payment or reimbursement in excess of amounts permitted by law or the rules and regulations of any Company Payment Programs or contracts therewith, other than with respect to overpayments and credit balances that arise in the ordinary course of the Company Business and which would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

3.14 Environmental Matters. Except as set forth in Part 3.14 of the Company Disclosure Schedules:

(a) Each of the Acquired Companies since April 1, 2007 has complied with, is in compliance with, and since April 1, 2007 has not been and is not in violation of, in any material respects, or subject to any material liability under, any Environmental Law and such compliance includes the possession by the Acquired Companies of all material Governmental Authorizations required under Environmental Laws and compliance in all material respects with the terms and conditions thereof and any order, directive, or determination issued thereunder. None of the Acquired Companies has received any actual or, to the Knowledge of the Company, threatened order, written notice of violation, citation, directive, summons, demand, claim, complaint or other written communication that is pending or unresolved, from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, or (iii) any other Person, in each case, that relates to Releases of Hazardous Materials, or of any actual or potential violation of or failure to comply in any material respects with any Environmental Law, or of any actual or threatened material obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities, or of any material liability or potential liability under Environmental Law.

(b) To the Knowledge of the Company, no Acquired Company has any material Environmental, Health, and Safety Liabilities. To the Knowledge of the Company, there are no facts, circumstances or conditions that could reasonably be expected to prevent, limit or interfere with any Acquired Company’s compliance in any material respects with Environmental Laws or give rise to any material Environmental, Health, and Safety Liabilities.

(c) To the Knowledge of the Company, there are no Hazardous Materials present on or in the Facilities currently or, to the Knowledge of the Company, formerly, owned, leased or operated by the Acquired Companies for which the Acquired Companies would reasonably be expected to have material liability except in compliance in all material respects with Environmental Laws or Occupational Health and Safety Laws. Since the date of the Acquired Companies’ ownership or operation of each Facility currently or, to the Knowledge of the Company, formerly, owned, leased or operated by the Acquired Companies there has been no Release or, to the Knowledge of the Company, threat of Release, of any Hazardous Materials at or from the Facilities in violation in any material respects of Environmental Laws or as would reasonably be expected to require material remediation by, or result in material liability to, the Acquired Companies pursuant to Environmental Laws.

(d) The Acquired Companies have made available to Purchaser complete copies of all environmental audits, assessments, reports and non-routine correspondence with regulatory authorities regarding environmental matters pertaining to, or environmental conditions of, the Facilities or compliance or noncompliance by the Acquired Companies with any Environmental Law in the possession or control of the Acquired Companies.

(e) No Acquired Company has expressly assumed in writing or undertaken any material liability or corrective or remedial obligation of any other Person relating to any Environmental, Health and Safety Liabilities.

(f) No lien, deed restriction, activity and use limitation, or other binding property restriction that would reasonably be expected to interfere in any material respect with the use or operation of any Real Property by any Acquired Company (“Environmental Lien”) has attached to any Real Property owned, leased or operated by any Acquired Company.

(g) Except for the representations and warranties set forth in Section 3.6, Section 3.12 and Section 3.15, the representations and warranties in Section 3.14 are the exclusive representations and warranties in the Agreement regarding compliance or non-compliance with Environmental Laws, environmental Governmental Authorizations and Environmental, Health, and Safety Liabilities.

3.15 Legal Proceedings. Except as set forth in Part 3.15 of the Company Disclosure Schedule, as of the date hereof, there is no Legal Proceeding that is pending before any Governmental Body (or, to the Knowledge of the Company, threatened) against any of the Acquired Companies or any of their respective properties at law or in equity (a) involving any Governmental Authority, (b) between any Joint Venture or any equity holder of a Joint Venture, on the one hand, and the Company or any of its Subsidiaries, on the other hand, (c) involving claims or other liabilities in excess of $500,000 or (d) that is otherwise material to the Acquired Companies taken as a whole. Except as set forth in Part 3.15 of the Company Disclosure Schedule, as of the date hereof, there is no Order or settlement agreement imposed upon any of the Acquired Companies or any of the assets of the Acquired Companies (or that, upon consummation of the Merger, would apply to Purchaser or any of its Subsidiaries) that would require such Acquired Company to pay an amount in excess of $50,000 or that has continuing obligations on the part of any Acquired Company.

3.16 Absence of Certain Changes and Events. Except as set forth in Part 3.16 of the Company Disclosure Schedule or as otherwise contemplated hereby, since December 31, 2010 until the date hereof, the Acquired Companies have conducted the Company Business in the ordinary course of business, and there have not been any events, circumstances or occurrences, individually or in the aggregate, that have had or would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Part 3.16 of the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement, since December 31, 2010 until the date hereof, there has not been:

(a) any damage or destruction to, or any material interruption in the use of any of the assets of any of the Acquired Companies involving amounts that exceed $250,000 individually, or $1,000,000 in the aggregate (not covered by insurance);

(b) (i) any declaration, accrual, set aside or payment by an Acquired Company of any dividend or any other distribution in respect of any Shares or other securities or ownership interest in any Acquired Company, or (ii) any repurchase, redemption or other acquisition by any Acquired Company of any Shares or other securities or ownership interests of any Acquired Company, other than, in each case, any such dividend, distribution, repurchase, redemption or other acquisition (I) solely between or among two or more of the Acquired Companies or (II) with respect to any Joint Venture, Tax distributions to the equity holders thereof;

(c) except for Common Shares issued upon the valid exercise of outstanding Options or Warrants, any sale, issuance or grant, or authorization by an Acquired Company of the issuance of, (i) any Shares or other security or ownership interest of any Acquired Company, (ii) any option, warrant or right to acquire any Share or any other security or ownership interest of any Acquired Company, or (iii) any instrument convertible into or exchangeable for any Share or other security or ownership interest of any Acquired Company;

(d) any amendment to any Organizational Document or Ownership Document of any of the Acquired Companies, or any merger, consolidation, share exchange, business combination, recapitalization, reclassification of Shares or similar transaction involving any Acquired Company (except as required to complete the Contemplated Transactions);

(e) any merger, consolidation or business combination by an Acquired Company with any Person;

(f) any capital investment in, any loan to, or any acquisition by any Acquired Company of any equity interest in any other Person (other than an Acquired Company) in excess of $500,000;

(g) any action by the Acquired Companies to (i) enter into any Material Contract, or (ii) amend or terminate, or waive any right or remedy under, any Material Contract (in each case, except in the ordinary course of business);

(h) any (i) acquisition, lease or license by any Acquired Company of any material right or other material asset from any other Person (other than an Acquired Company), or (ii) sale or other disposal by any Acquired Company of any material right or other material asset to any other Person (other than an Acquired Company), except, in the cases of the foregoing clauses (i) and (ii), for rights or other assets acquired, leased, licensed, sold or disposed of in the ordinary course of business;

(i) except in the ordinary course of business, any write off as uncollectible, or establishment of any extraordinary reserve by an Acquired Company with respect to, any account receivable or other indebtedness owed to an Acquired Company (other than from an Acquired Company);

(j) any pledge of assets of or sufferance by an Acquired Company of any of the assets of an Acquired Company to become subject to any Encumbrance other than Permitted Encumbrances and pledges or sufferances of assets made in the ordinary course of business;

(k) except for draws on any existing line of credit, any incurrence or guarantee by any Acquired Company of any Indebtedness for borrowed money;

(l) any Contract or transaction by an Acquired Company with any Related Party (other than compensatory arrangements entered into in the ordinary course of business);

(m) any (i) adoption, establishment, entry into or material amendment by an Acquired Company of any Benefit Plan (other than amendments required by Legal Requirements or required to maintain the tax-qualified status of any Benefit Plan or the related trust under the Code), (ii) except in the ordinary course of business, material increase by an Acquired Company in the amount of the wages, salary, bonuses, commissions, fringe benefits or other compensation or remuneration payable to any of the directors or officers of any Acquired Company, or (iii) termination of employment of any executive or senior vice president of any Acquired Company;

(n) any settlement of any Legal Proceeding by or against any Acquired Company or, to the Company’s Knowledge, any Affiliated Physician;

(o) any material change in any accounting policies, practices or methods of any Acquired Company;

(p) any failure by the Acquired Companies to maintain in full force and effect any material insurance policies on their properties providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under their policies of insurance in effect on December 31, 2010;

(q) any adoption of a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization by an Acquired Company; or

(r) any authorization, or legally binding agreement or commitment by an Acquired Company to take any of the actions referred to in clauses 3.16(a) through 3.16(q) above.

3.17 Material Contracts; No Defaults.

(a) Part 3.17(a) of the Company Disclosure Schedule lists and the Company has made available to Purchaser (subject, in the case of clause (xiii) below, to receipt of approval by the Antitrust Authorities) true, correct and complete copies of, each Contract (excluding any Real Property Leases) in effect as of the date of this Agreement to which any of the Acquired Companies is a party (including any amendment or supplement to any of the foregoing):

(i) with any Related Party (other than the Benefit Plans and Employment Contracts);

(ii) with sources of patient referrals to any of the Acquired Companies (other than any acute dialysis Contracts, Contracts with Persons to whom no consideration is paid (including affiliation and transfer agreements) and any payor Contracts);

(iii) evidencing or governing Indebtedness material to the Acquired Companies taken as a whole (excluding, for the avoidance of doubt, Contracts evidencing Liabilities with respect to deposits and accounts, trade payables, letters of credit or capital leases);

(iv) evidencing restrictions on the ability of any Acquired Company or any of its Subsidiaries or, after giving effect to the Contemplated Transactions, Purchaser or its Subsidiaries, to engage in any line of business or to compete with any Person in any geographic area (other than the Benefit Plans or Employment Contracts);

(v) evidencing the employment of, or the performance of services by, any employee or consultant that provides for annual consideration in excess of $250,000, or pursuant to which any of the Acquired Companies is or may become obligated to make any severance, termination, change of control or similar payment to any current or former employee or director in excess of $250,000 (collectively, the “Employment Contracts”);

(vi) evidencing partnerships or joint ventures in which any Acquired Company has any ownership interest;

(vii) relating to the acquisition or disposition of any capital stock, business or product line of any other Person (other than any Acquired Company) entered into at any time during the last three (3) years for aggregate consideration under such Contract in excess of $1,000,000 or pursuant to which any Acquired Company has continuing obligations with respect to indemnification or purchase price;

(viii) other than with respect to Benefit Plans, (A) obligating any Acquired Company to issue, sell, register, repurchase or redeem any Shares or any other ownership interest in any Acquired Company, (B) with respect to the voting of any Shares or any other ownership interest in any Acquired Company, (C) providing any Person with any preemptive right with respect to any Shares or any other ownership interest in any Acquired Company, or (D) providing any of the Acquired Companies with any right of first refusal with respect to, or right to repurchase or redeem, any Shares or other ownership interest in such Acquired Company;

(ix) to which any Governmental Body is a party;

(x) relating to the purchase of materials, equipment or supplies pursuant to which the performance remaining thereunder (A) involves the payment of cash or other consideration by the Acquired Companies in excess of $500,000 per annum or (B) involves any minimum purchasing requirements or volume commitments on the part of any Acquired Company in excess of $500,000 per annum, and, in the case of (A) and (B), such Contract is not cancelable, without material penalty, by any Acquired Company on 90 days’ or less notice, in each case;

(xi) constituting a medical director agreement, management services agreement or acute services agreement;

(xii) except for the Employment Contracts and Benefit Plans or as entered into in the ordinary course of business, the performance remaining thereunder involves the receipt of cash or other consideration in an amount or having a value in excess of $500,000 per annum in the aggregate;

(xiii) evidencing the settlement of any Legal Proceeding to which any Acquired Company was a party for an amount in excess of $50,000 or to which any Acquired Company has continuing obligations;

(xiv) relating to any Company Payment Program;

(xv) relating to any Proprietary Rights owned or used by any Acquired Company that are material to the Company Business (excluding commercially available off-the-shelf software);

(xvi) evidencing Contingent Payment Contracts; and

(xvii) constituting any other Contract that is material to the Company Business.

Each of the foregoing is a “Material Contract.”

(b) Each Material Contract and each Personal Property Lease, in each case, with respect to the applicable Acquired Company, is a valid and binding obligation of each such Acquired Company, and to the Knowledge of the Company, the other parties thereto and each is in full force and effect, and is enforceable in accordance with its terms, except that enforcement thereof may be limited by (x) bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights in effect from time to time, and (y) general principles of equity.

(c) Except as set forth in Part 3.17(c) of the Company Disclosure Schedule, (i) the terms of each Material Contract are in compliance with applicable Legal Requirements in all material respects; (ii) none of the Acquired Companies has violated or breached, or committed any default under, any Material Contract; (iii) to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Material Contract; and (iv) there does not exist any event, occurrence or condition, including the consummation of the Contemplated Transactions, which (with or without notice or lapse of time, or both) would constitute a violation or default thereunder by any of the Acquired Companies or, to the Knowledge of the Company, any other party to such Material Contract, except where the failure to so comply or for such violations, breaches or defaults that would not, individually or in the aggregate, have or be reasonably be expected to have a Company Material Adverse Effect.

3.18 Practice Privileges. Except as described in Part 3.18 of the Company Disclosure Schedule, there are no pending, or to the Company’s Knowledge, threatened disputes with applicants for practice privileges at any of the Facilities, or with healthcare professionals currently holding such privileges, which (a) assert or are based upon a violation of any applicable Facility’s policies and procedures, including any “fair hearing” procedures conducted thereunder, or (b) are in the process of being adjudicated or resolved pursuant to the applicable Facility’s policies and procedures. Except as set forth in Part 3.18 of the Company Disclosure Schedule, all appeal periods in respect of any applicant for or current holder of practice privileges against whom an adverse action has been taken have expired.

3.19 Insurance. The Acquired Companies are covered by insurance policies in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Acquired Companies. Part 3.19 of the Company Disclosure Schedule contains a correct and complete list of each insurance policy owned by, or maintained for the benefit of, the Acquired Companies. All such policies are in full force and effect and all premiums due thereon have been paid. Since December 31, 2009, the Acquired Companies have not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering any of the Acquired Companies that any of the Acquired Companies is in breach or default of any of the insurance policies or that there will be a cancellation or nonrenewal of any of the existing policies or binders. Part 3.19 of the Company Disclosure Schedule sets forth a description of each claim for which any Acquired Company has, since January 1, 2009, submitted a liquidated claim for recovery in excess of $250,000 under any of the insurance policies (or the policies that were in effect at such time) set forth in Part 3.19 of the Company Disclosure Schedule. The representations and warranties set forth in this Section 3.19 are not intended to, nor shall they be deemed to, apply to insurance maintained or provided in connection with any Benefit Plan.

3.20 Labor Matters.

(a) None of the Acquired Companies is a party to, or bound by, any collective bargaining agreement, contract or other written agreement with a labor union or labor organization. To the Knowledge of the Company, none of the Acquired Companies is the target of any union organizing activities. None of the Acquired Companies is the subject of any Legal Proceeding asserting that any of the Acquired Companies has committed an unfair labor practice or seeking to compel it to bargain with any labor organization with respect to wages or conditions of employment nor, to the Knowledge of the Company, is any such Legal Proceeding threatened. There is no strike, lockout or work stoppage involving any of the Acquired Companies pending or, to the Company’s Knowledge, threatened. Except as set forth on Part 3.20(a) of the Company Disclosure Schedule, no complaint, charge or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees relating to employment practices with any of the Acquired Companies is pending or, to the Knowledge of the Company, threatened against any of the Acquired Companies. No union grievance is pending or, to the Knowledge of the Company, threatened against any of the Acquired Companies. None of the Acquired Companies is a party to, or otherwise bound by, any Order by any Governmental Body relating to employment practices.

(b) Each of the Acquired Companies is in compliance with all applicable material Legal Requirements in all material respects relating to employment and labor, including those relating to wages, hours, immigration and the classification of employees as exempt or not exempt from the payment of minimum wages or overtime under applicable Legal Requirements, the classification of individuals as independent contracts versus employees, the prohibitions against discrimination and harassment, occupational safety and health, leaves of absence, and the collection and payment of withholding and social security taxes.

3.21 Interests of Related Parties. Except (a) for the Benefit Plans and Employment Contracts, (b) for this Agreement and the arrangements and transactions contemplated hereby, (c) the Organizational Documents and the Ownership Documents and (d) as set forth in Part 3.21 of the Company Disclosure Schedule, none of (x) the officers or directors of any of the Acquired Companies or any of their respective Affiliates (other than the Acquired Companies), or, to the Company’s Knowledge, any spouse, child, parent, in-law, sibling or grandchild (“Family

Members”) of any such Persons, or (y) to the Company’s Knowledge, any medical director of any Facility, or (z) to the Company’s Knowledge, any Person with beneficial ownership of 5% or more of any class of equity interests of any of the Acquired Companies (any such Person, a “Related Party”) has any material interest (other than as a result of such Person’s equity interest in the Acquired Company) in any property, real or personal, tangible or intangible, used in the Company Business, or is a party to any Contract that is material to any of the Acquired Companies.

3.22 Brokers. Except as set forth in Part 3.22 of the Company Disclosure Schedule, no broker, finder, investment banker or other intermediary is entitled to any brokerage, finder’s or other fee or commission from any Acquired Company in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any Acquired Company.

3.23 Real Property.

(a) Part 3.23(a) of the Company Disclosure Schedule sets forth a correct and complete list, by common address, of: (i) all real property leased by any Acquired Company together with all buildings and other structures and significant improvements located on such real property (the “Leased Real Property”); and (ii) all real property owned by any Acquired Company together with all buildings and other structures and significant improvements located on such real property (the “Owned Real Property” and together with the Leased Real Property, the “Real Property”)). All leases, subleases and license or occupancy agreements together with any amendments thereto, to which an Acquired Company is a party or is otherwise bound pursuant to which the Acquired Company leases or subleases real property to or from any other Person (such leases, collectively with the leases and subleases covering Leased Real Property, the “Real Property Leases”) are in full force and effect and are the legal, valid and binding obligation of the applicable Acquired Company and, to the Knowledge of the Company, of each other party thereto, enforceable in accordance with their respective terms, except that enforcement thereof may be limited by (x) bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights in effect from time to time, and (y) general principles of equity. Neither the applicable Acquired Company, nor, to the Knowledge of the Company, any other party or parties to such Real Property Leases, is or are in monetary or material non-monetary default thereunder. Except as set forth in Part 3.23(a) of the Company Disclosure Schedule, no consent of, or notice to, any thirty party is required under any Real Property Lease as a result of or in connection with, and the enforceability of any such Real Property Lease will not be affected in any manner by, the execution, delivery and performance of this Agreement, or the Contemplated Transactions. The Company has delivered to Purchaser true, correct and complete copies of all Real Property Leases, including all amendments thereto and assignments thereof.

(b) Except for Permitted Encumbrances or as set forth on Part 3.23 (b) of the Company Disclosure Schedule, the applicable Acquired Company has good title to all Owned Real Property, free and clear of all Encumbrances. To the Knowledge of the Company, none of the improvements, fixtures and structures on the Real Property and the current uses of the Real Property by the applicable Acquired Company are in violation in any material respect to any applicable Legal Requirements including those relating to building, zoning, health, and safety. The Company has not received any written notice of a violation of any restriction or other provision included in any Permitted Encumbrances on the Real Property.

(c) No Acquired Company has granted any leases, subleases or licenses, nor created any tenancies, affecting the Real Property, nor is any Acquired Company’s interest in the Real Property subject to any such leases, subleases, licenses, or tenancies, except as set forth in Part 3.23(c) of the Company Disclosure Schedule. To the Knowledge of the Company, there are no other parties in possession of any portion of the Real Property as trespassers or otherwise.

(d) Except as set forth in Part 3.23(d) of the Company Disclosure Schedule, no Person has any Contract, option or right of first refusal to obtain any of the applicable Acquired Company’s interests in the Real Property or any other real property purchased or leased by an Acquired Company hereinafter.

(e) Except as set forth in Part 3.23(e) of the Company Disclosure Schedule, no Person who is a party to any Real Property Lease (other than the Acquired Companies) is a “referring physician” or a “referral source” as to any of the Acquired Companies for services paid for by Medicare, Medicaid, TRICARE or any other federal or state healthcare program, as those terms are defined under any federal or state Healthcare Laws.

(f) Except as set forth in Part 3.23(f) of the Company Disclosure Schedule, no condemnation, taking, or rezoning is pending or, to the Knowledge of the Company, threatened with respect to any Real Property, nor has any casualty occurred with respect to such Real Property which has not been fully repaired.

3.24 Certain Business Practices. The Company has not, and, to the Knowledge of the Company, no officer, director, employee or agent of the Company on behalf of the Company has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; or (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1 et seq., as amended.

3.25 Bank Accounts; Powers of Attorney. Part 3.25 of the Company Disclosure Schedule sets forth as of the date hereof a correct and complete list of (a) all bank accounts and safe deposit boxes of each Acquired Company and all persons who are signatories thereunder or who have access thereto, and (b) the names of all persons holding general or special powers of attorney from any Acquired Company and a summary of the terms thereof.

3.26 Pipeline Business. Part 3.26 of the Company Disclosure Schedule sets forth, with respect to each Pipeline Business, the following information as of the date hereof: (a) location, (b) whether real property for the same has been identified, whether such real property will be owned or leased, and whether a lease or purchase agreement, as applicable, has been negotiated and signed, (c) the status of construction, (d) whether a certificate of occupancy has been obtained, and (e) the expected date of operation.

3.27 No Further Representations or Warranties. Except as expressly set forth in this Article 3 or in the certificate delivered to Purchaser pursuant to Section 6.2(c), the Company does not make any representations or warranties, express or implied, at law or in equity, with respect to itself, the Acquired Companies or any of the Company’s other Affiliates, or any of their respective assets, liabilities, businesses or operations (including in respect of the correctness, accuracy or completeness of any Contract or certificate furnished or made available, or to be furnished or made available (including by way of information included or referred to in the electronic data room or otherwise), or statement made, by the Company, any of its Affiliates or their respective representatives in connection with the Contemplated Transactions), and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Purchaser and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Both Purchaser and Merger Sub are corporations duly incorporated, validly existing and (to the extent applicable) in good standing under the laws of their respective jurisdictions of incorporation. Each of Purchaser and Merger Sub has all requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and (to the extent applicable) is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

4.2 Power and Authority; Authorization; Valid & Binding. Each of Purchaser and Merger Sub has all necessary corporate power and authority to deliver this Agreement and the other agreements referred to in this Agreement to which it is a party, to perform their obligations hereunder and to consummate the Contemplated Transactions, as applicable. The execution and delivery by each of Purchaser and Merger Sub of this Agreement, the performance by each of them of its obligations hereunder, as applicable, and the consummation of the Contemplated Transactions, as applicable, have been duly and validly authorized by all necessary corporate action on the part of Purchaser and Merger Sub, respectively, and no other corporate authorization is necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Purchaser and Merger Sub enforceable against such parties in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Purchaser and Merger Sub does not, and the performance by Purchaser or Merger Sub of its obligations hereunder and the consummation by Purchaser or Merger Sub of the Contemplated Transactions will not, (i) violate or conflict with the certificate of incorporation or bylaws of Purchaser or the certificate of incorporation or bylaws of Merger Sub; (ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals or authorizations referred to in paragraph (b) below, conflict with or violate any Legal Requirement applicable to Purchaser or Merger Sub or by which any of their respective property is bound or affected; or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, cancellation, vesting, modification, alteration or acceleration of any obligation under, result in the loss of any material benefit under (including an increase in the price paid by, or cost to, Purchaser or Merger Sub), or require the consent of any other party to any Contract to which Purchaser or Merger Sub is a party or by which Purchaser, Merger Sub or any of their respective property is bound or affected, except, in the case of clauses (ii) and (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(b) Except for applicable requirements, if any, under the premerger notification requirements of the HSR Act, obtaining the Healthcare Approvals and the filing of a certificate of merger with respect to the Merger as required by the DGCL, neither Purchaser nor Merger Sub is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery, performance or consummation of this Agreement, or the Merger except for such notices, reports or filings, that, if not made, would not, individually or in the aggregate, have or reasonably be expected to have a Purchaser Material Adverse Effect. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any Governmental Body is required to be obtained by Purchaser or Merger Sub in connection with its execution, delivery, performance or consummation of this Agreement, or the Contemplated Transactions except for such waivers, consents, approvals or authorizations that, if not obtained or made, would not, individually or in the aggregate, have or reasonably be expected to have a Purchaser Material Adverse Effect.

4.4 Litigation. As of the date hereof, there is no pending Legal Proceeding that has been commenced against Purchaser or Merger Sub, or, to their knowledge, been threatened, that challenges, or may have the effect of preventing, materially delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

4.5 Brokers. Except for Credit Suisse Securities (USA) LLC, Purchaser has not employed any broker, finder or investment banker or other similar intermediary or incurred any liability for any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions. Purchaser shall be solely responsible for payment of the fees and expenses of Credit Suisse Securities (USA) LLC.

4.6 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub is an indirect, wholly owned Subsidiary of Purchaser.

4.7 Sufficient Funds. As of the date hereof, Purchaser has, and as of the Closing Purchaser will have, sufficient funds available (through existing credit arrangements or otherwise) to enable it to consummate the Contemplated Transactions. Purchaser’s obligations hereunder are not contingent upon obtaining financing from any Person.

4.8 No Reliance. Each of Purchaser and Merger Sub acknowledges that neither the Company nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Acquired Companies, their assets, real property or business or other matters that is not included in this Agreement or the Company Disclosure Schedule hereto. Without limiting the generality of the foregoing, neither the Company nor any other Person has made a representation or warranty to Purchaser or Merger Sub with respect to (a) any projections, estimates or budgets for the Acquired Companies’ business or (b) any material, documents or information relating to the Acquired Companies made available to Purchaser or Merger Sub or their counsel, accountants or advisors in the Company’s electronic data room or otherwise, except as expressly covered by a representation or warranty set forth in Article 3.

4.9 Investment Representation. Purchaser is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. Purchaser acknowledges that the Shares has not been registered under the Securities Act or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Shares are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

4.10 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the occurrence of any indebtedness for borrowed money in connection therewith, assuming satisfaction of the conditions to Purchaser’s obligation to consummate the transactions contemplated hereby, or waiver of such conditions, then (i) the Surviving Corporation and its Subsidiaries shall be able to pay their respective debts as they become due and shall own assets which have a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities), and (ii) the Surviving Corporation and its Subsidiaries shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Surviving Corporation or its Subsidiaries.

4.11 No Further Representations or Warranties. Except as set forth in Article 4 or in the certificate delivered to the Company pursuant to Section 6.3(c), neither Purchaser nor Merger Sub makes any representations or warranties, express or implied, at law or in equity, with respect to itself or its Affiliates or their respective assets, liabilities, businesses or operations or statements made by Purchaser, any of its Affiliates or their respective representatives in connection with the Contemplated Transactions, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE 5

COVENANTS

5.1 Interim Operations of the Company.

(a) The Acquired Companies covenant and agree that, after the date hereof and prior to the earlier of the Closing Date or the termination of this Agreement pursuant to Article 9 unless (1) Purchaser shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (2) expressly permitted, required or contemplated by this Agreement, (3) disclosed in Part 5.1(a) of the Company Disclosure Schedule, or (4) required by Legal Requirements:

(i) the business of the Acquired Companies shall be conducted in all material respects in the ordinary course of business;

(ii) the Acquired Companies shall not amend their Organizational Documents or Ownership Documents;

(iii) the Acquired Companies shall not (A) split, combine, subdivide or reclassify their outstanding ownership interests of any of the Acquired Companies (other than any such transaction or event involving solely one or more of the Company and its wholly owned Subsidiaries or the current Stockholders); (B) authorize, declare, set aside, or pay any dividend or distribution payable in cash, securities or property in respect of any of their ownership interests, other than cash dividends that have been declared by the Acquired Companies, and distributions of cash, in each case, that will be paid in full prior to the Closing Date; provided that the Acquired Companies shall have at the Closing, in the aggregate an amount of Cash equal to at least $2,000,000; or (C) repurchase, redeem or otherwise acquire any shares of capital stock or other ownership interests, or any rights, warrants or options to acquire such shares or other ownership interests other than (1) the purchase of outstanding interests in any Joint Venture from a JV Buyout Person exercising rights in accordance with the applicable Ownership Documents to require the Company to purchase such interests pursuant to and in accordance with such Ownership Documents, (2) any such transaction or event involving solely one or more of the Company and its wholly owned Subsidiaries or the current Stockholders, or (3) following the termination of employment or other service of an Option holder, repurchases of shares of capital stock issued upon the exercise of an Option;

(iv) effect any recapitalization or like change in the capitalization of any of the Acquired Companies, other than the purchase of outstanding interests in any

Joint Venture from a JV Buyout Person exercising rights in accordance with the applicable Ownership Documents to require the Company to purchase such interests pursuant to and in accordance with such Ownership Documents;

(v) except pursuant to a Contract in effect on the date hereof or in the ordinary course of business in connection with new hires, (A) the Acquired Companies shall not enter into, adopt or amend (except for renewals on substantially identical terms) any agreement or arrangement relating to severance or any employment or similar agreement with any senior management employees or (B) the Acquired Companies shall not enter into, adopt or amend (except for renewals on substantially identical terms or amendments required to maintain the tax-qualified status of any Benefit Plan or related trust under the Code) any material employee benefit plan, program or arrangement;

(vi) the Acquired Companies shall not (A) issue any debt securities or except in the ordinary course of business, incur, assume, guarantee, prepay, or modify in any material respect the terms of, any Indebtedness for borrowed money except for borrowings under existing lines of credit; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except for a Person that is a direct or indirect Subsidiary of the Company; (C) make any loans, advances or capital contributions to, or investments in, any other Person, except for a Person that is a direct or indirect Subsidiary of the Company or reasonable advances of business expenses to employees, officers, directors or independent contractors made in the ordinary course of business consistent with past practice provided, however, that, other than as expressly set forth on Schedule B-1, no such advances shall be made to any physician or any referral source; or (D) mortgage or pledge any assets or create any Encumbrance of any kind with respect to any such asset other than Permitted Encumbrances, in the ordinary course of business or as implemented in connection with Schedule B-1 hereto;

(vii) the Acquired Companies shall not authorize or make any capital expenditure in excess of $250,000 individually or $1 million in the aggregate other than pursuant to the Company’s current capital expenditures budget and any other capital expenditures deemed necessary or advisable by management and otherwise not prohibited by this Agreement;

(viii) the Acquired Companies shall not transfer, lease, license, sell or otherwise dispose of any of their material assets, except pursuant to Material Contracts existing as of the date hereof or for leases and licenses effected in the ordinary course of business;

(ix) no Acquired Company shall issue, deliver, sell, pledge or encumber any of its capital stock or other ownership interests, or any securities which are convertible into, or any rights, warrants or options to acquire, any of its capital stock or other ownership interests, except for the issuance of Common Shares issued pursuant to Options, Warrants and/or awards under the Benefit Plans in each case, outstanding on the date hereof and options, warrants or awards granted hereafter under the Benefit Plans and the issuance of Common Shares pursuant to such awards;

(x) the Acquired Companies shall not acquire, or make any investment in, whether by merger, consolidation, purchase of property or assets or otherwise, any Person (other than an Acquired Company) or any business or asset thereof (other than the acquisition or purchase of supplies, goods or services in the ordinary course of business);

(xi) the Acquired Companies shall not make any material changes to their accounting policies, practices or methods except as required by GAAP or as otherwise mutually agreed between the Representative and Purchaser;

(xii) None of the Acquired Companies shall: (A) make or change any material Tax election (including, without limitation, any election to be treated as a corporation for income tax purposes); (B) change any material Tax accounting period or method; (C) file any amended material Tax Return; (D) enter into any closing agreement with respect to any material Taxes; (E) settle any material Tax claim or assessment; (F) surrender any right to claim a material refund of Taxes; or (G) consent to any extension or waiver of the limitations period for the assessment of any material Tax;

(xiii) the Acquired Companies shall use commercially reasonable efforts to keep available the services of their present officers and key employees and to preserve relationships with and the goodwill of their customers, suppliers, employees and other Persons having business dealings with the Acquired Companies to the extent that the Acquired Companies determine in their reasonable judgment that maintaining such relationships is beneficial to the Company Business;

(xiv) none of the Acquired Companies shall enter into a Material Contract or modify, amend, terminate or waive any rights under any Material Contract, in each case if entering into such Material Contract, or such modification, amendment, termination, or waiver of such Material Contract, as applicable, would be or would be reasonably likely to be materially adverse to the applicable Acquired Company party to such Material Contract;

(xv) the Acquired Companies shall not settle, pay or discharge, any Legal Proceeding or except in the ordinary course of business, other claim, liability or obligation in excess of $250,000 individually or $500,000 in the aggregate;

(xvi) the Acquired Companies shall not terminate or make any material change to the existing insurance coverage and policies set forth on Part 3.19 of the Company Disclosure Schedule or permit any such insurance coverage or policy to lapse; and

(xvii) none of the Acquired Companies shall enter into any commitments or agreements to do any of the foregoing.

5.2 Stockholder Notices. As promptly as practicable after the date of this Agreement and in any event within the time periods required by the DGCL, the Company will provide to each Stockholder that has not approved and adopted this Agreement notice, in form and substance reasonably satisfactory to Purchaser, to the extent required by Section 262 of the

DGCL and by Section 228 of the DGCL in connection with the approval and adoption of this Agreement, the Merger and the other Contemplated Transactions by the Principal Stockholders.

5.3 [RESERVED]

5.4 Consents, Certificates and Filings.

(a) Subject to the terms and conditions herein provided, the Company, Merger Sub, and Purchaser shall:

(i) within five (5) Business Days from the date hereof except as otherwise agreed by the Parties, make their respective filings under the HSR Act with respect to the Merger and thereafter shall promptly make any other required submissions under the HSR Act, including (A) requests for production of witnesses for depositions and/or investigational hearings and (B) responding to any request for additional information or documentary material pursuant to 15 U.S.C. 18a(e) (“Second Request”); provided that, any decision with respect to the timing for any response by the Parties to a Second Request, including whether and in what form to respond, shall be made by Purchaser in its sole discretion;

(ii) cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which Consents (including the Healthcare Approvals) are required to be obtained prior to the Effective Time from, any Governmental Body in connection with the execution and delivery of this Agreement and the consummation of the Merger and the Contemplated Transactions; (B) timely making all such filings and timely seeking all such Consents (including the Healthcare Approvals); and (C) as promptly as practicable responding to any request for information from such Governmental Body; and

(iii) furnish the other Party with such necessary information and reasonable assistance as such other Party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Body, including without limitation, any filings necessary or appropriate under the provisions of the HSR Act or any other antitrust, competition or trade regulation Legal Requirement (“Antitrust Law”) or any Medicare, Medicaid or state licensure filing.

(b) Without limiting Section 5.4(a), the Purchaser and Merger Sub shall (and the Company shall, upon the reasonable request and at the expense of the Purchaser, cooperate with the Purchaser and Merger Sub):

(i) each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any Order that would restrain, prevent or delay the Closing; and

(ii) each use its reasonable best efforts to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by a Governmental Body with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not be required to agree to any terms or conditions to sell, divest, dispose of or hold separate any assets or businesses, or, otherwise take or commit to take any action, in each case to obtain any Antitrust Approval, if Purchaser determines that such terms or conditions are commercially unreasonable and delivers to the Company a certificate executed by an executive officer of Purchaser, on behalf of Purchaser, certifying such determination by Purchaser (such certificate, a “Purchaser HSR Certificate”).

(c) Purchaser, on the one hand, and the Company on the other hand, shall (i) promptly notify one another of any communication concerning this Agreement, the Merger or the other Contemplated Transactions to that Party from any Governmental Body and consult with and permit the other Party to review in advance any proposed communication concerning this Agreement, the Merger or the Contemplated Transactions to any Governmental Body; (ii) not agree to participate in any meeting or substantive discussion with any Governmental Body relating to any filings or investigation concerning this Agreement, the Merger or the Contemplated Transactions unless it consults with the other Party and its representatives in advance and invites such other Party’s representatives to attend unless the Governmental Body prohibits such attendance; (iii) promptly furnish to the other Party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with draft copies prior to submission to a Governmental Body, with reasonable time and opportunity to comment, of all correspondence, filings and communications (and memoranda, white papers, or other documents setting forth the substance thereof) that it, its Affiliates or their respective representatives intend to submit to any Governmental Body, it being understood that written correspondence and communications received from any Governmental Body shall be provided to the other Party promptly following (and in any event within one (1) Business Day) receipt thereof; and (iv) promptly furnish the other Party, subject in appropriate cases to customary confidentiality agreements to limit disclosure to outside lawyers and consultants, with such necessary information and reasonable assistance such other Party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to a Governmental Body.

(d) The Company, Merger Sub, and Purchaser shall cooperate with one another in determining whether any notice or Consent is required under any of the Real Property Leases in connection with the consummation of the Contemplated Transactions (the “Real Property Consents”), and the Company shall use commercially reasonable efforts to obtain the Consents set forth on Part 5.4(d) of the Company Disclosure Schedule, provided that, for the avoidance of doubt, in no event shall the Company be required to expend any money, (other than nominal amounts), commence litigation or pay or grant any other form of compensation to any such Person in connection with obtaining such Person’s Consent.

(e) The Company, Merger Sub, and Purchaser shall cooperate with one another in determining whether any notice or Consent is required under any Material Contract in connection with the consummation of the Contemplated Transactions (collectively, the “Contract Consents”) and the Company shall use commercially reasonable efforts to obtain all such Contract Consents prior to the Closing Date, provided that, for the avoidance of doubt, in no event shall the Company be required to expend any money, (other than nominal amounts), commence litigation or pay or grant any other form of compensation to any such Person in connection with obtaining such Person’s Consent. Nothing in this Agreement shall be construed as an attempt to assign any Contract that is by its terms not assignable without the consent of the other party thereto. The Company shall use its commercially reasonable efforts to provide access to medical directors identified by Purchaser and otherwise assist and, upon the Company’s timely notice, participate along with Purchaser in the negotiations with such identified medical directors regarding their medical director agreements.

5.5 Publicity. The initial press release to be made at signing with respect to this Agreement and the Contemplated Transactions shall be a joint press release in such form as agreed by the Company and Purchaser. Prior to the Closing, subject to applicable Legal Requirements, the Company and Purchaser shall consult with each other, and use reasonable best efforts to agree upon the text of any press release or public statement, before issuing any such press release or otherwise making public statements with respect to the Merger and the Contemplated Transactions. At Closing the parties shall issue a joint press release in such form as agreed by the Company and Purchaser. After the Closing, subject to applicable Legal Requirements, the Purchaser and the Representative shall consult with each other, and use reasonable best efforts to agree upon the text of any press release or public statement, before issuing any such press release or otherwise making public statements with respect to the matters set forth on Schedule K hereto. Notwithstanding anything herein to the contrary, nothing herein shall restrict any of the Stockholders or any of their Affiliates from disclosing its or their investment in, or information with respect to the performance of or realization on, their investment in the Acquired Companies.

5.6 Further Action. Each of the Parties shall, subject to the fulfillment at or before the Closing Date of each of the conditions of performance set forth herein or the waiver thereof, use (subject to such lower standard of efforts where specifically set forth in this Agreement) its reasonable best efforts to perform such further acts and execute such documents as may be reasonably required to effect the Contemplated Transactions. Each of the Parties will comply in all material respects with all applicable Legal Requirements in connection with its execution, delivery and performance of this Agreement and the Contemplated Transactions. For the avoidance of doubt, nothing in this Section 5.6 shall be deemed to affect or otherwise impose any additional obligation on any Party in respect of any matter related to pursuing or obtaining any Antitrust Approval.

5.7 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions, including the Merger, shall be paid by the Party incurring such expenses except as otherwise expressly provided herein. It is understood and agreed by the Parties that (a) any filing fees required pursuant to the HSR Act shall be paid by Purchaser and (b) any and all reasonable fees, costs and expenses incurred by the Acquired Companies in connection with their cooperation with Purchaser and Merger Sub pursuant to Section 5.4(b) and in connection with fulfilling their obligations pursuant to Section 5.4(a) shall be borne by Purchaser. Purchaser shall promptly, and in any event within three (3) Business Days following the submission to Purchaser of reasonably documented invoices relating to such fees, costs and expenses, reimburse any such Person for such amounts.

5.8 Notification of Certain Matters. Each Party shall give prompt notice to each other Party of the status of matters relating to completion of the Merger, including promptly furnishing the other with copies of notices or other communications received by such Party from any Governmental Body or other third party with respect to this Agreement or Contemplated Transactions, including the Merger.

5.9 Access to Information.

(a) From the date hereof until the Closing Date or earlier termination of this Agreement, the Company will provide Purchaser and its officers, counsel, accountants, financial advisors, agents and other representatives with access to the operations of the Company, its principal personnel and representatives, and such books and records pertaining to the Acquired Companies, in each case, as Purchaser may reasonably request during normal business hours and at its sole expense; provided that (i) Purchaser agrees that such access will give due regard to minimizing interference with the operations, activities and employees of the Company, (ii) such access and disclosure would not violate the terms of any agreement to which any Acquired Company is bound (including confidentiality agreements) or any applicable Legal Requirement (including potential violations of Antitrust Law), (iii) may not adversely affect the attorney-client privilege of the Acquired Companies or their respective Affiliates, (iv) all arrangements for access shall be made in advance, solely through specified persons at the Company or other authorized representatives, (v) such access does not relate to the disclosure of personnel records of the Company or its Subsidiaries relating to individual performance or evaluation records, medical histories or other information which, in the Company’s good faith opinion (after consultation with legal counsel), would be reasonably likely to subject the Company or its Subsidiary to liability pursuant to applicable Legal Requirements, and (vi) such access does not include any invasive environmental investigations, testing or sampling without the Company’s written consent (which can be withheld in its sole discretion).

(b) Purchaser agrees that, except as otherwise explicitly set forth in this Agreement, all information so received from the Company shall be deemed received pursuant to the Confidentiality Agreement dated July 20, 2009, as amended as of September 21, 2010, between DSI Renal, Inc. and Purchaser (as amended, the “Confidentiality Agreement”) and that each shall, and shall cause its Affiliates and each of its and their representatives to, comply with the provisions of the Confidentiality Agreement with respect to such information, and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth in this Agreement.

5.10 Directors and Officers Indemnification; Insurance.

(a) From and after the Effective Time through the sixth anniversary of the Closing Date, Purchaser shall cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer or similar functionary of the Company, its Subsidiaries and any of their respective predecessor parent entities (when acting in such capacity) (the “Indemnified Persons”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Person’s service as an officer or director of the Company, its Subsidiaries or any of their respective predecessor parent entities at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL or other applicable Legal Requirement, as applicable. In the event of any such Legal Proceeding, Purchaser shall cause the Surviving Corporation and its Subsidiaries to, advance expenses as incurred in the defense of any Legal Proceeding to the fullest extent permitted under the DGCL or other applicable Legal Requirement, provided that any Indemnified Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification.

(b) For a period of six years from the Effective Time, except as may be required by any applicable Legal Requirement, Purchaser and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Person as provided in the Organizational Documents of the Company or its Subsidiaries or in any indemnification agreement between such Indemnified Person and the Company (or any of its Subsidiaries) shall continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any Indemnified Person’s right to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto.

(c) For a period of six years from the Effective Time, Purchaser shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase, in either case, of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate to the Indemnified Persons than such current policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Purchaser shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 150% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. At the Purchaser’s option, the Company shall purchase, at Purchaser’s expense, prior to the Effective Time, a six-year prepaid “tail” or runoff policy on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the Contemplated Transactions. The provisions of the first sentence of this Section 5.10(c) shall be deemed to have been satisfied if a prepaid “tail” or runoff policy has been obtained prior to the Effective Time. If such a prepaid “tail” or runoff policy has been obtained prior to the Effective Time, Purchaser shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) Purchaser or the Surviving Corporation, as applicable, shall, and shall cause their Subsidiaries to, (i) upon the written request of an Indemnified Person, make any claim for coverage under any such policy to obtain reimbursement for covered Losses or liabilities under any such policy, (ii) promptly inform the Indemnified Person of any communication received by Purchaser or the Surviving Corporation or any of their Subsidiaries in connection with the Indemnified Person’s claim from, or given by Purchaser or the Surviving Corporation or any of their Subsidiaries to, any Person issuing any such insurance policy, (iii) permit the Indemnified Person to review any written communication from any such insurance provider in connection with the Indemnified Person’s claim and permit the Indemnified Person a reasonably opportunity to review, before submission, any written communication to such insurance provider in connection with the Indemnified Person’s claim, (iv) provide the Indemnified Person a reasonable opportunity to consult with Purchaser or the Surviving Corporation or any of their Subsidiaries in advance of any meeting or conference with such insurance provider and, to the extent permitted by such insurance provider, give the Indemnified Person a reasonable opportunity to attend and participate, and (v) upon the Indemnified Person’s reasonable request, furnish to the Indemnified Person a certificate of insurance evidencing such policy.

(e) If Purchaser or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or other entity and shall not be the continuing or surviving corporation or entity of the consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Purchaser or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.10.

(f) This right to the indemnity shall be in addition to any rights that any Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the Closing. Each of the parties hereto hereby acknowledges that certain Indemnified Persons have certain rights to indemnification, advancement of expenses and/or insurance provided by certain current and former affiliated entities of the Company, including equity holders and their respective Affiliates and each of their respective stockholders, directors, managers, officers, controlling Persons, partners (limited and/or general), members and employees (excluding the Company and all of its Subsidiaries, collectively, the “Other Indemnitors”) and hereby agrees that (i) the Surviving Corporation and its Subsidiaries, as applicable, are the indemnitors of first resort (it being understood, for the avoidance of doubt, that such parties’ obligations to the Indemnified Persons hereunder are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification (including without limitation, through director and officer insurance policies) for the same expenses or liabilities incurred by the Indemnified Persons are secondary), (ii) the Surviving Corporation and its Subsidiaries, as applicable, shall be required to advance the full amount of expenses incurred by such Indemnified Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Surviving Corporation or any Subsidiary thereof and such Indemnified Persons), without regard to any rights such Indemnified Persons may have against the Other Indemnitors and (iii) the Surviving Corporation, on behalf of itself and its Subsidiaries, irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Surviving Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of any Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification from the Surviving Corporation or any of its Subsidiaries shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Surviving Corporation and its Subsidiaries, as applicable. The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by each of the Indemnified Persons and the Other Indemnitors and their respective heirs and legal representatives.

5.11 Employment and Employee Benefit Plans; 280G.

(a) During the Transition Period, Purchaser shall provide to each individual employed by any of the Acquired Companies immediately prior to the Closing Date (a “Company Covered Employee”) and who continues in Purchaser’s, the Surviving Corporation’s or any of their respective Subsidiaries’ employment following the Closing Date, compensation and employee benefits which are substantially similar in the aggregate to those (other than equity-based compensation) provided to the Company Covered Employees immediately prior to the Closing Date by the Acquired Companies. The “Transition Period” shall be the period beginning on the Closing Date and ending on the earlier of (i) the date that is the one-year anniversary of the Closing Date or (ii) the time when the Company Covered Employees become covered under the employee benefit plans maintained by Purchaser on the same terms as provided to Purchaser’s similarly situated employees.

(b) For purposes of determining eligibility and vesting (but not for benefit accruals) under any benefit plan of Purchaser or any of its Subsidiaries in which a Company Covered Employee participates after the Effective Time, such employee shall be credited with his or her years of service with the Acquired Companies. To the extent that any benefit plan of Purchaser or any of its Subsidiaries in which a Company Covered Employee participates after the Closing Date provides medical, dental or vision benefits (a “Purchaser Medical Plan”), Purchaser shall cause all pre-existing condition exclusions and actively at work requirements of such plan to be waived for such employee and his or her covered dependents except to the extent such employee and his or her covered dependents were subject to such requirements under a comparable Benefit Plan. In addition, with respect to the plan year in which a Company Covered Employee becomes eligible to participate in a Purchaser Medical Plan, Purchaser shall cause any eligible expenses incurred by such employee and his or her covered dependants under a comparable Benefit Plan during such plan year to be taken into account under such Purchaser Medical Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year.

(c) The Company and Purchaser shall provide each other with such information as may be reasonably requested and take such action as may be necessary or appropriate to effect the matters set forth in this Section 5.11.

(d) Nothing expressed or implied in this Section 5.11 shall (i) confer upon any Company Covered Employee or any other current or former employee, officer, director or consultant of any Acquired Company any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever under or by reason of the Agreement, or (ii) obligate Purchaser, the Surviving Corporation, or any of their respective Subsidiaries to maintain any particular employee benefit plan or limit the ability of Purchaser, the Surviving Corporation, or any of their respective Subsidiaries to terminate or amend any such employee benefit plan to the extent permitted thereunder in accordance with its terms. No Company Covered Employee (or other Person who is not a signatory to this Agreement) shall have the right to enforce or compel the enforcement of any provisions of this Section 5.11. The provisions of this Section 5.11 shall not create in any current or former employee of the Acquired Companies any rights, including without limitation rights as third-party beneficiaries, to employment or continued employment with Purchaser, the Surviving Corporation, or any of their respective Subsidiaries.

(e) The Company shall use commercially reasonable efforts to submit, no less than two (2) days prior to the Closing Date, to a stockholder vote (in accordance with Section 280G(b)(5)(B) of the Code and the regulations thereunder) the right of any individual who is a “disqualified individual” (as defined in Section 280G(c) of the Code) to receive payments and benefits that could be deemed a “parachute payment” (as defined in Section 280G(b)(2) of the Code) in connection with the Contemplated Transactions (such as payments or benefits payable by reason of a termination of employment). The Company shall use commercially reasonable efforts to obtain any necessary waivers and consents from such disqualified individuals. The Company shall provide a draft of the materials it intends to use to conduct the stockholder vote described in this Section 5.11(e) to Purchaser no less than two (2) days prior to distributing such materials to the Company’s stockholders and any other required Persons.

5.12 Post-Closing Access Covenant. From and after the Closing, Purchaser shall, and shall cause the Surviving Corporation to, provide the Representative and its authorized representatives with reasonable access, during normal business hours, to examine, review and copy (at Representative’s sole expense) the books and records of the Acquired Companies, including financial and Tax information, correspondence and other records, with respect to periods or occurrences prior to or on the Closing Date to the extent relevant to a claim for indemnification under Article 8 against the Indemnitor Stockholders or required for the purpose of complying with Section 2.5 hereof or the Stockholders’ obligations under the applicable securities, Tax, or other Legal Requirements; provided that the Representative and/or such representatives enter into a customary confidentiality agreement in form and substance reasonably acceptable to the Surviving Corporation. Purchaser shall not, and shall not permit the Surviving Corporation to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Acquired Companies for any period prior to the Closing Date without first giving reasonable prior notice to the Representative and offering to surrender to the Representative such books and records or any portion thereof which Purchaser or the Company may intend to destroy, alter or dispose of. Notwithstanding the foregoing provisions of this Section 5.12 hereof, neither Purchaser nor the Surviving Corporation shall be required to provide or authorize the provision of requested material to the extent the provision of such material (i) would violate the terms of any agreement to which the Surviving Corporation or any of its Subsidiaries is bound (including confidentiality agreements) or any applicable Legal Requirement (including potential violations of Antitrust Law), (ii) would adversely affect the attorney-client privilege of the Surviving Corporation or its Subsidiaries or their respective Affiliates, or (iii) relates to the disclosure of personnel records of the Surviving Corporation or its Subsidiaries relating to individual performance or evaluation records, medical histories or other information which, in the Company’s good faith opinion (after consultation with legal counsel), would be reasonable likely to subject the Surviving Corporation or its Subsidiary to liability pursuant to applicable Legal Requirements.

5.13 Confidentiality. The terms and conditions of the Confidentiality Agreement are incorporated by reference herein and shall be binding on Purchaser and the Company, and shall survive the Closing indefinitely, but after the Closing, Purchaser shall be permitted to disclose information relating to the Surviving Corporation as it exists on and after the Closing Date in the ordinary course of business and as required by any applicable Legal Requirement.

5.14 No Solicitation.

(a) From the date hereof until the earlier of (i) the Closing or (ii) the termination of this Agreement pursuant to Article 9, none of the Acquired Companies shall, and the Acquired Companies will not permit any of its directors, officers, employees, agents or representatives to, directly or indirectly:

(i) solicit, encourage or facilitate any inquiries, proposals or offers from any Person (other than Purchaser or an Affiliate thereof) relating to an Acquisition Transaction;

(ii) participate in any substantive discussions or negotiations or enter into any agreement with, or provide any information to, any Person (other than Purchaser or an Affiliate thereof) regarding any of the Acquired Companies or their business or in connection with any inquiry or proposal relating to any Acquisition Transaction made by such Person; or

(iii) accept or authorize or agree to accept any proposal or offer from any Person (other than Purchaser or an Affiliate thereof) relating to an Acquisition Transaction.

(b) Pre-Existing Negotiations. As of the date hereof, the Acquired Companies and their respective representatives shall cease all preexisting negotiations with all third parties (other than Purchaser or an Affiliate thereof) related to an Acquisition Transaction and shall not recommence such negotiations unless this Agreement is terminated.

5.15 Financial Statements. From the date hereof until the earlier of (i) the Closing or (ii) the termination of this Agreement pursuant to Article 9, the Company will deliver to

Purchaser, on such date as the same is delivered to the board of directors of the Company or to any Stockholder or Affiliate of any Stockholder, (x) audited consolidated balance sheets of CDSI II Holding Company, Inc. and its Subsidiaries as of December 31, 2010 and the related consolidated statements of operations, cash flows and stockholders’ equity for the fiscal year then ended together with the reports thereon of KPMG LLP (collectively, the “2010 Financial Statements”); and (y) true, complete and correct copies of all regularly prepared unaudited monthly, quarterly and annual consolidated financial statements of CDSI II Holding Company, Inc. and its Subsidiaries prepared in the ordinary course of business; provided in each case, that such provision of materials does not violate clauses (i)-(vi) of Section 5.9 hereof to the extent applicable.

5.16 Affidavit Concerning Certain Withholding Tax Obligations. The Company shall have delivered (i) a duly executed certificate, dated as of the Closing Date, prepared in accordance with Treasury Regulations promulgated under Sections 897 and 1445 of the Code certifying that the Company is not and has not been within the past five (5) years a “United States real property holding corporation” within the meaning of Section 897 of the Code and (ii) proof reasonably satisfactory to Purchaser that the Company has provided notice of such statement to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

5.17 Employment Contracts; Resignation and Release.

(a) No later than two (2) Business Days prior to the Closing, the Company shall enter, or cause each applicable Acquired Company to enter into a separation and release agreement, customary in form and substance and to be mutually agreed upon between the Company and Purchaser with respect to the employees set forth on Part 5.17(a) of the Company Disclosure Schedule.

(b) The Company shall have delivered to Purchaser on or prior to the Closing Date written resignations, effective as of the Effective Time, of those directors and officers of each of the Acquired Companies as identified in writing by Purchaser to the Company no later than two (2) Business Days prior to the Closing Date. Each such resignation shall be delivered by the Company together with a written release, in the form attached hereto as Exhibit E (the “D&O Release”), which shall be contingent upon and effective as of the Effective Time.

5.18 Purchaser Non-Solicitation. In the event that this Agreement is terminated pursuant to Section 9.1, except as set forth in Part 5.18 of the Company Disclosure Schedule, Purchaser agrees, on behalf of itself and its Affiliates, that for a period of two years following such date of termination, none of Purchaser nor any of its Affiliates shall, either individually or through their respective representatives, without the prior written consent of the Company, directly or indirectly solicit for employment or hire any director, manager, officer or other employee of the Company or any of its Subsidiaries; provided, however, that the foregoing restriction on solicitation shall not prohibit a general solicitation (such as an advertisement) not specifically directed to employees of the Company or its Subsidiaries.

5.19 Company Non-Solicitation. In the event that this Agreement is terminated pursuant to Section 9.1, the Company agrees, on behalf of itself and its Subsidiaries, that for a period of two years following such date, none of the Company nor any of its Subsidiaries shall, either individually or through their respective representatives, without the prior written consent of Purchaser, directly or indirectly solicit for employment or hire any director, manager, officer or other employee of Purchaser or any of its Subsidiaries who was introduced to the Company or its Subsidiaries in connection with the Contemplated Transactions (collectively, the “Purchaser Restricted Persons”); provided, however, that the foregoing restriction on solicitation shall not prohibit (i) a general solicitation (such as an advertisement) not specifically directed to employees of Purchaser or its Subsidiaries or (ii) any other solicitation or hiring of any director, manager, officer or other employee of Purchaser or any of its Subsidiaries (other than the Purchaser Restricted Persons).

5.20 Contacts. Prior to the Closing, Purchaser, its Affiliates and their respective representatives shall not contact or communicate with patients, payors, lenders, landlords, medical directors or any non-management employees of the Company or any of its Subsidiaries in connection with the Contemplated Transactions except upon prior written approval of the Company, which approval (with respect to medical directors, landlords and payors only) shall not be unreasonably withheld, conditioned or delayed. To the extent Purchaser and the Company have mutual payors, service providers, or suppliers, the Parties recognize that Purchaser and its Affiliates and their respective representatives will continue to have contact and communicate with such payors, service providers (excluding medical directors) and suppliers in the ordinary course of business; provided that with respect to such payors, such contact and communication shall not relate to the Contemplated Transactions. In the event the Contemplated Transactions are discussed with any supplier or service provider, Purchaser agrees to promptly inform the Company of such discussions.

5.21 Certain Post-Closing Obligations of the Surviving Corporation. After the Closing, the Surviving Corporation shall, and shall cause each of its Subsidiaries to, timely file with the appropriate Governmental Body all notice letters, amendments to applications, Medicare and Medicaid filings and other state filings permitted to be filed after the Closing, in order to satisfy the ownership disclosure requirements or any other requirements of Healthcare Laws in all material respects, including the filings set forth on Schedule C. Copies of all such filings made shall be promptly provided to the Representative.

5.22 Purchase of Joint Venture Interests.

(a) With respect to each of the Joint Ventures identified on Part 3.2(d) of the Company Disclosure Schedule, from and after the date hereof, the Company shall use commercially reasonable efforts to take all actions required under the relevant Ownership Documents of each such Joint Venture to deliver to each JV Buyout Person all notices and other information required to be given in accordance with the applicable Ownership Documents in light of the Contemplated Transactions.

(b) If, after the date hereof and at or prior to the earlier of the Closing and the termination of this Agreement pursuant to Article 9, a JV Buyout Person elects to cause the Company to purchase such JV Buyout Person’s interests in the applicable Joint Venture in accordance with, and subject to the conditions in, the applicable Ownership Documents, the Company may, notwithstanding anything to the contrary herein, consummate such transactions in accordance with the applicable Ownership Documents, provided that, unless prohibited by the applicable Ownership Documents, the Company shall consult with Purchaser in connection therewith, give Purchaser opportunity to review and comment on all material documents related thereto and to participate in any negotiations with the applicable JV Buyout Person.

(c) Provided that (a) the Company has complied in all material respects with Section 5.22(b), (b) the economic terms of such transaction are consistent with the Ownership Documents (and if not, have been approved in writing by Purchaser, which approval shall not be unreasonably withheld, delayed or conditioned), and (c) all material agreements to be entered into by the Company in connection with such JV Buyout are customary in form and substance in all material respects (with respect to each such Joint Venture, the “JV Buyout Agreements”), then:

(i) if any such JV Buyout is to be consummated at and contingent upon the Closing of the Merger, then at the Closing Purchaser shall pay directly to each such applicable JV Buyout Person (a “Closing JV Buyout Person”) (as indicated in the Closing Payment Statement) on behalf of the Company, the cash consideration due to each such Closing JV Buyout Person pursuant to the applicable JV Buyout Agreement (such amount in the aggregate, the “Closing JV Buyout Amount”) and, for the avoidance of doubt, such Closing JV Buyout Amount shall not be considered Closing Date Indebtedness nor a liability of the Company or its Subsidiaries for purposes of Adjusted Net Working Capital; and

(ii) if any such JV Buyout is consummated after December 31, 2010 but prior to the Closing, then the consideration paid by the Company or its Subsidiaries to each such JV Buyout Person prior to the Closing in respect of the applicable JV Buyout shall be considered for all purposes hereunder, in the aggregate, as the “Pre-Closing JV Buyout Amount”, which amount, in accordance with the terms of Section 1.2(b), shall be incorporated into the Merger Consideration; and

(iii) if any such JV Buyout is to be consummated post-Closing, then the consideration to be paid by the Company or its Subsidiaries to each such JV Buyout Person post-Closing (such amount in the aggregate, the “Post-Closing JV Buyout Amount”) shall not be considered for any purposes hereunder as liabilities for purposes of Adjusted Net Working Capital.

(d) Notwithstanding anything else contained herein, JV Buyouts effected in accordance with the terms of this Section 5.22 and any related events, including without limitation the entry into the JV Buyout Agreement and the acquisition of interests of the applicable JV) shall not be a breach by the Company of any of the terms hereof and the Company Disclosure Schedules shall be deemed automatically amended to reflect such JV Buyout and related events.

5.23 Estimated Merger Consideration Payment Schedule. No later than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Purchaser, a schedule (as it may be updated by the Company prior to Closing, the “Estimated Merger Consideration Payment Schedule”) setting forth the name of each holder of Converted Equity Securities, and with respect to each such holder, (a) the estimated number of and type of Converted Equity Securities held by such Person, and (b) the aggregate Allocated Estimated Merger Consideration for which such holder’s Converted Company Shares, Converted Company Options and Converted Company Warrants are, in each case, exchangeable or exercisable upon consummation of the Merger and, with respect to the Allocated Estimated Merger Consideration for the Converted Company Options, the amount of Taxes, if any, that will be withheld therefrom. The Estimated Merger Consideration Payment Schedule shall be provided to the Paying Agent to be used by the Paying Agent for distribution of the Payment Fund, as applicable.

5.24 Other Agreements. From and after the date hereof until the Closing, the Acquired Companies shall implement the terms and conditions contained on Schedule B-1 hereto.

5.25 Maintenance CapEx Budget. For the period from January 1, 2011 through and including the Closing Date, the Company, together with the Acquired Companies, shall spend in the aggregate on maintenance capital expenditures no less than the amount set forth in the line item entitled “Cumulative Commitment” in the 2011 Maintenance CapEx Budget set forth on Schedule L that corresponds to the calendar month in which the Closing Date occurs (it being acknowledged and agreed that if the Closing Date occurs on any day other than the last day of such calendar month, the Cumulative Commitment Amount shall be reduced by an amount equal to (a) the amount set forth for such calendar month in the line item entitled “80% Commitment” multiplied by (b) the quotient of (x) (i) the total number of actual days in such month less (ii) the number of actual days in such month that have elapsed through and including the Closing Date divided by (y) the total number of actual days in such month) (the “Cumulative Commitment Amount”) .

5.26 Surrender Agreements. The Company shall use commercially reasonable efforts to obtain an executed surrender agreement, with respect to each Warrant or Option, from each Warrant Holder or Option Holder, as applicable, pursuant to which such Person shall surrender its Warrants or Options, as applicable, in exchange for the applicable portion of the Allocated Merger Consideration as set forth herein.

5.27 Certain Receivables. If after the Effective Time, the Surviving Corporation or any of its Affiliates collects any portion of the Specified Receivable set forth on Schedule M, the Surviving Corporation shall promptly remit all such amounts to Representative, on behalf of the Stockholders.

5.28 Transition Payments. Prior to the Effective Time, the Company and Purchaser shall cooperate in good faith to resolve the dispute in connection with the transition services receivable related to the Sellersville facility and, upon such resolution, Purchaser shall promptly pay to the Company any amount determined to be due to the Company.

ARTICLE 6

CLOSING CONDITIONS

6.1 Conditions to Obligations of the Parties to Consummate the Merger. The respective obligation of the Company, Purchaser and Merger Sub to consummate the Merger shall be subject to the satisfaction of each of the following conditions:

(a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the Required Company Stockholder Vote in accordance with the DGCL.

(b) Legality. No Order shall have been entered or issued by any Governmental Body which is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. Each Party agrees that, in the event that any such Order shall be entered or issued, it shall use its reasonable best efforts to cause any such Order to be lifted or vacated.

(c) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

6.2 Additional Conditions to Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to consummate the Merger shall also be subject to the satisfaction or waiver of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company in Article 3 of this Agreement shall be true and correct in all respects (without regard to any qualifications as to “material,” “materiality” or “Company Material Adverse Effect” contained in such representations and warranties, provided that, in no event shall (i) “Material Contract” be read to mean “Contract” or (ii) any such “material”, “materiality” or “Company Material Adverse Effect”, be read out of the first sentence of Section 3.16, or Section 3.17(a)) as of the Closing Date (except for representations and warranties in such Section made as of a specified date, which shall be measured only as of such specified date), except in each case, to the extent that the failure of such representations and warranties to be so true and correct has not had, individually or in the aggregate, a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied (i) in all respects with the agreements and covenants set forth in Section 5.24 and (ii) in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date.

(c) Certificate. Purchaser shall have received a certificate executed by an executive officer of the Company, on behalf of the Company, that the conditions set forth in paragraphs (a) and (b) above have been satisfied.

(d) Stockholder Consents. The Company shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser that Stockholders representing 80% of the issued and outstanding Common Shares have approved and adopted this Agreement and the Merger.

(e) No Company Material Adverse Effect. From and including the date hereof, there shall not have occurred any event or circumstance that, individually or in the aggregate, has had a Company Material Adverse Effect.

(f) Termination of Certain Agreements. The Company shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser that the Company has terminated each of the Contracts listed on Schedule D.

(g) Non-Competition Agreement. The Persons listed on Schedule A hereto (such Persons, the “Non-Compete Parties”) shall have entered into a non-competition agreement with Purchaser in the form attached hereto as Exhibit A-3 (the “Non-Competition Agreement”).

(h) Payoff Letter. Each Company Lender shall have delivered a duly executed Payoff Letter confirming that upon receipt of the applicable Payoff Amount all Encumbrances shall be released.

(i) Escrow Agreement. The Purchaser shall have received a counterpart duly executed by the Representative and the Escrow Agent to an escrow agreement substantially in the form of Exhibit C (with such changes as are required by the Escrow Agent) (the “Escrow Agreement”), by and among Purchaser, the Escrow Agent and the Representative (on behalf of the Stockholders) with respect to the investment and disbursement of the Escrow Amount.

(j) Paying Agent Agreement. The Purchaser shall have received a counterpart to a customary paying agent agreement (the terms of which shall be mutually satisfactory to the Company and Purchaser) duly executed by the Representative and the Paying Agent.

6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger shall also be subject to the satisfaction or waiver of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser and Merger Sub in Article 4 of this Agreement shall be true and correct (without regard to any qualifications as to “material,” “materiality” or “Purchaser Material Adverse Effect” contained in such representations and warranties) as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date), except in each case, to the extent that the failure of such representations and warranties to be so true and correct has not had, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Agreements and Covenants. Each of Purchaser and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date.

(c) Certificate. The Company shall have received a certificate executed by an executive officer of Purchaser, on behalf of Purchaser and Merger Sub, that the conditions set forth in paragraphs (a) and (b) above have been satisfied.

(d) Escrow Agreement. The Company shall have received a counterpart to the Escrow Agreement duly executed by Purchaser and the Escrow Agent.

(e) Paying Agent Agreement. The Company shall have received a counterpart to a customary paying agent agreement duly executed by Purchaser and the Paying Agent.

ARTICLE 7

TAX MATTERS

7.1 [RESERVED]

7.2 Contests.

(a) After the Closing, Purchaser shall promptly notify the Representative in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding (a “Contest”) or of any demand or claim on Purchaser, its Affiliates, or any Acquired Company which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification against the Stockholders under Article 8. Such notice shall contain factual information (to the extent known to Purchaser, its Affiliates, or any Acquired Company) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability. The failure of Purchaser to give the Representative prompt notice of an asserted Tax liability as required by this Section 7.2 shall not relieve the Stockholders of any obligation to indemnify for any loss arising out of such asserted Tax liability, except if the Stockholders shall have been actually and materially prejudiced as a result of such failure.

(b) With respect to taxable periods that include but do not end on the date of the Closing, Purchaser may elect to direct and control, through counsel of its own choosing, any Contest involving any asserted Tax liability with respect to which indemnity may be sought from the Stockholders pursuant to Article 8. If Purchaser elects to direct a Contest, Purchaser shall within ninety (90) calendar days of receipt of the notice of asserted Tax liability notify the Representative of its intent to do so. In such case, the Representative may participate at its own expense in the Contest and Purchaser shall not settle or compromise any asserted liability without prior written consent of the Representative, which consent shall not be unreasonably withheld. If Purchaser elects not to direct the Contest, the Representative may assume control of such Contest (at the Representative’s own expense) as it relates to Pre-Closing Taxes and Purchaser and the applicable Acquired Companies shall cooperate, at the Representative’s expense, in each phase of such Contest. However, in such case, the Representative may not settle or compromise any asserted liability without prior written consent of Purchaser; provided, however, that consent to settlement or compromise shall not be unreasonably withheld.

(c) Purchaser and the Representative agree to cooperate, and Purchaser agrees to cause the Acquired Companies to cooperate, in the defense against or compromise of any claim in any Contest.

7.3 Preparation of Tax Returns. Purchaser shall prepare and file (or cause the Acquired Companies to prepare and file) all Tax Returns that relate to the Acquired Companies due after the Closing Date. All such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by applicable Legal Requirement. Purchaser shall provide the Representative with a copy of such completed Tax Return at least thirty (30) days prior to the due date (including any extension thereof) for filing of such Tax Return, or such shorter period as is practicable for Tax Returns due shortly after Closing, and the Representative shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return. Purchaser shall agree to make such revisions to such Income Tax Returns as are reasonably requested by the Representative, except to the extent that Purchaser believes the proposed revisions are not more likely than not the correct treatment, in which case Purchaser’s position shall prevail unless the Representative provides a legal opinion reasonably acceptable to Purchaser of nationally recognized counsel that Representative’s position is more likely than not the correct treatment.

7.4 Tax Refunds. Any refund of Taxes (i) that relates to a Tax period or a portion thereof ending on or before the Closing Date for which there could be grounds for indemnification against the Stockholders under Article 8, except to the extent reflected as an asset in Closing Adjusted Net Working Capital or (ii) to the extent included as a liability in Closing Adjusted Net Working Capital, shall be for the benefit of the Stockholders and shall be paid over to the Representative on their behalf within ten (10) days after receipt thereof by Purchaser or any Acquired Company, net of any reasonable third party expenses incurred by Purchaser or any Acquired Company (including any Tax reasonably expected to be imposed on the receipt or accrual of such refund); provided, however, that this Section 7.4 shall not apply with respect to any refund of federal income Taxes.

7.5 Tax Cooperation and Exchange of Information. The Representative and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and Purchaser shall cause the Acquired Companies to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by Tax authorities. The Representative and Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.5. Notwithstanding anything to the contrary in this Agreement, each of the Representative, Stockholders and Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Acquired Companies for any taxable period that includes the Closing Date and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or (b) six years following the due date (without extension) for such Tax Returns. After such time, before the Representative, Stockholders or Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other Party shall be given an opportunity, after ninety (90) days’ prior written notice, to remove and retain all or any part of such documents as such other Party may select (at such other Party’s expense). Any information obtained under this Section 7.5 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

7.6 Amended Tax Returns. Except as otherwise required by applicable Legal Requirements, Purchaser or the Acquired Companies shall not (and shall not cause or permit the any Acquired Company to) amend any Tax Return for the taxable periods or portions thereof ending on or before the Closing Date, without the prior written consent of Seller which consent shall not be unreasonably withheld.

7.7 Conveyance Taxes. The Stockholders and Purchaser shall each be liable for, and agree to pay one-half of, any and all Conveyance Taxes that may be imposed upon, or payable or collectible or incurred in connection with this Agreement and the Contemplated Transactions. Purchaser and the Representative, on behalf of the Stockholders, agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable Purchaser to comply with any pre-Closing filing requirements.

7.8 Deductions Relating to Certain Options. The Parties intend that stock options otherwise subject to cash out on the Closing Date shall be cashed out three (3) days after the Closing and all related compensation-paid deductions shall be reported as a post-closing item on Purchaser’s consolidated income tax return.

7.9 Section 338 Election. For the avoidance of doubt, the Parties agree that any Tax incurred directly or indirectly in connection with any Section 338 election (or any similar election under state or local Tax law) made in connection with the transactions contemplated by this Agreement will be solely the responsibility of Purchaser and will not be subject to indemnity under Article 8.

7.10 Transaction Tax Benefits. Notwithstanding any other provision of this Agreement, (a) prior to the Closing Date, the Company and its Subsidiaries shall make all income Tax payments, including all estimated income Tax payments, that would be made in the ordinary course of business consistent with past practice or would be required by Legal Requirement, and (b) all such income Tax payments (including estimated income Tax payments) shall be made without taking into account any Transaction Tax Benefits, in each case calculated without regard to any election under Section 7.9.

ARTICLE 8

INDEMNIFICATION

8.1 Survival. The representations and warranties of the Parties contained in Article 3 and Article 4 hereof shall survive the Closing; provided, that, subject to the last sentence of this Section 8.1, such representations and warranties shall terminate on the date that is the one-year anniversary of the Closing Date. Notwithstanding the foregoing, the representations and warranties contained in Section 3.2(a) (Authority), Section 3.3 (Capitalization), Section 3.10 (Taxes), Section 3.11 (Employee Benefits), Section 3.13 (Payment Programs), Section 3.22 (Brokers) (all of the foregoing, collectively, the “Fundamental Representations”), Section 4.2 (Power and Authority; Authorization; Valid and Binding), and Section 4.5 (Brokers) shall survive the Closing for the applicable statute of limitations. All covenants and agreements contained herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms and shall terminate on the date that is the one-year anniversary of the Closing Date. All covenants and agreements contained herein which by their terms contemplate full performance at or prior to Closing shall terminate upon Closing, except Section 5.24 (Other Agreements) which shall survive the Closing for the applicable statute of limitations. The period of time a representation or warranty or covenant or agreement survives the Closing pursuant to this Section 8.1 shall be the “Survival Period” with respect to such representation or warranty or covenant or agreement. In the event notice of any claim for indemnification under this Article 8 shall have been given within the applicable Survival Period and such claim has not been finally resolved by the expiration of such Survival Period, the representations or warranties or covenants or agreements that are the subject of such claim shall survive, but only to the extent of and in the amount of and for the sole purpose of the claim as made prior to the expiration of the Survival Period, until such claim is finally resolved.

8.2 Indemnification. Subject to the terms, conditions and limitations set forth in this Article 8, from and after the Closing Date:

(a) The Indemnitor Stockholders, severally, and not jointly, in accordance with their respective Percentage Interests, shall defend, indemnify and hold harmless Purchaser, Merger Sub and each of their respective Affiliates (including after the Closing, the Surviving Corporation and its Subsidiaries) and officers, directors, members, partners, managers, representatives, attorneys, assigns and employees (collectively, the “Purchaser Indemnified Parties”) from and against, and shall reimburse Purchaser Indemnified Parties for, any costs or expenses (including reasonable documented out-of-pocket attorneys’ fees and expenses (but excluding any allocated costs of internal counsel)), judgments, fines, claims, settlements (whether monetary, equitable, declaratory and/or injunctive), damages, liabilities and assessments (collectively, “Losses”) that are imposed on or incurred by any of Purchaser Indemnified Parties which arise out of or result from (i) any breach of any representation or warranty made by the Company in Article 3 hereof (without giving effect to any qualification or limitation as to “material,” “materiality” or “Company Material Adverse Effect”, provided that, in no event shall (A) “Material Contract” be read to mean “Contract” or (B) any such “material”, “materiality” or “Company Material Adverse Effect”, be read out of the first sentence of Section 3.16 or Section 3.17(a)), (ii) the failure of the Representative to perform any covenant or agreement of the Representative required to be performed after the Closing set forth in this Agreement, (iii) any Losses arising from any inaccuracy in the Estimated Merger Consideration Payment Schedule or any Post-Closing Payment Schedule or from the allocation (and payment in accordance therewith) of the Merger Consideration among the Converted Equity Securities and the Contingent Payees in respect of the Contingent Payment Contracts, (iv) any of the matters set forth on Part 8.2(a)(iv) of the Company Disclosure Schedule, (v) any of the matters set forth on Part 8.2(a)(v) of the Company Disclosure Schedule, or (vi) any Dissenting Shares.

(b) Purchaser and Merger Sub shall, jointly and severally, defend, indemnify and hold harmless the Indemnitor Stockholders and each of their respective Affiliates, and their respective officers, directors, members, partners (general and/or limited), equity holders, managers, representatives, attorneys, assigns and employees (collectively, the “Company Indemnified Parties”) from and against, and shall reimburse the Company Indemnified Parties for, any Losses that are imposed on or incurred by any of the Company Indemnified Parties which arise out of or result from (i) any breach of any representation or warranty made by Purchaser or Merger Sub in Article 4 hereof (without giving effect to any qualification or limitation as to “material,” “materiality” or “Purchaser Material Adverse Effect”) or (ii) the failure of Purchaser or Merger Sub to perform any covenant or agreement of Purchaser or Merger Sub required to be performed after the Closing set forth in this Agreement.

8.3 Indemnification Procedures. The following procedures shall govern claims for indemnification under this Article 8 (other than Contests, which shall be governed by Section 7.2):

(a) In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Article 8 in respect of a claim made against the Indemnified Party by any Person who is not a party to this Agreement (a “Third-Party Claim”), such Indemnified Party must notify the indemnifying party hereunder (the “Indemnifying Party”) in writing of the Third-Party Claim promptly following receipt by such Indemnified Party of notice of the Third-Party Claim (which notice shall describe the applicable breach or inaccuracy in reasonable detail, including all material details then known to such Indemnified Party, copies of all material written evidence thereof reasonably available to such Indemnified Party and the amount of such of Losses that have been or may be sustained (or such Indemnified Party’s good faith estimate of the amount of such Losses if the amount is not yet determined) by the applicable Indemnified Party in connection therewith); provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim, other than those notices and documents separately addressed to the Indemnifying Party.

(b) If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that if the defendants in any such Third-Party Claim include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there exists any actual conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall not have the right to direct the defense of such action on behalf of such Indemnified Party and such Indemnified Party shall have the right to retain, at the Indemnifying Party’s expense, one separate law firm reasonably satisfactory to the Indemnifying Party to defend such action on behalf of such Indemnified Party. Subject to the immediately preceding proviso, should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, (i) the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses incurred by the Indemnified Party in connection with the defense thereof, and (ii) the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, in each case at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the reasonable documented out-of-pocket fees and expenses of counsel employed by the Indemnified Party (which counsel shall be reasonably satisfactory to the Indemnifying Party) for any period during which the Indemnifying Party has not assumed such defense (but excluding any allocated costs of internal counsel).

(c) If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, the Indemnified Parties shall cooperate in the defense or prosecution thereof. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party Claim relating solely to monetary damages and that (i) by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim and (ii) releases the Indemnified Party in connection with such Third-Party Claim. Without duplication of any amounts reimbursed to the Representative from the Escrow Account pursuant to Section 10.1(e) and up to a cap of $1,500,000, all costs, fees and expenses incurred by the Indemnifying Party (including the Representative acting on behalf of the Stockholders as Indemnifying Parties) in defending any claims or otherwise satisfying its obligations under this Section 8.3 shall be deemed Losses for purposes of the Cap and the Aggregate Cap and shall be reimbursed to such party as incurred out of the Escrow Account.

(d) In the event any Indemnified Party should have a claim against any Indemnifying Party under this Article 8 that does not involve a Third-Party Claim, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party promptly following the Indemnified Party becoming aware of the same (which notice shall describe the applicable breach or inaccuracy, including all material details then known to such Indemnified Party, copies of all material written evidence thereof reasonably available to such Indemnified Party, and the amount of such Losses that have been or may be sustained (or such Indemnified Party’s good faith estimate of the amount of such Losses if the amount is not yet determined) by the applicable Indemnified Party in connection therewith); provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

8.4 Indemnification Limitations.

(a) Other than pursuant to Section 8.4(i), in no event shall the Indemnitor Stockholders be liable for indemnification pursuant to Section 8.2(a)(i) or Section 8.2(a)(ii), unless and until the aggregate of all Losses with respect thereto that are imposed on or incurred by Purchaser Indemnified Parties thereunder exceeds Two Million Dollars ($2,000,000) (the “Deductible”), in which case Purchaser Indemnified Parties shall be entitled to indemnification by the Indemnitor Stockholders in full for all Losses in excess of the Deductible; provided, that no claim for indemnification by Purchaser Indemnified Parties pursuant to Section 8.2(a)(i) or Section 8.2(a)(ii) shall be asserted for any individual item or a series of related items where the Losses with respect to such item or series of related items (in the aggregate) are less than One Hundred Fifty Thousand Dollars ($150,000) (the “Basket”) (and if the Losses relating to such item or series of related items, do not exceed the Basket, then such Losses shall not be counted toward satisfaction of the Deductible). Further, the Indemnitor Stockholders shall not be required to make payments for indemnification pursuant to Section 8.2(a)(i), Section 8.2(a)(ii) and/or Section 8.2(a)(iv) in an aggregate amount in excess of Twenty-Five Million Dollars ($25,000,000) (the “Cap”). Notwithstanding the prior sentence, the Cap shall not apply to any Losses incurred by Purchaser Indemnified Parties which arise out of or result from the breach of any Fundamental Representation or for any Losses arising out of or relating to Section 8.2(a)(iii), Section 8.2(a)(v) or Section 8.2(a)(vi); provided, however, that in no event shall the aggregate amount payable to Purchaser Indemnified Parties for all Losses which arise out of or result from Section 8.2(a) exceed Three Hundred Ten Million Dollars ($310,000,000) (the “Aggregate Cap”).

(b) Notwithstanding anything else to the contrary, on and after the Closing, the sole and exclusive remedy of Purchaser Indemnified Parties for any Losses hereunder will be to make a claim in accordance with the terms of this Article 8 and, at such time that the Purchaser Indemnified Parties’ Losses indemnified hereunder pursuant to Section 8.2(a) equal the Cap, the Purchaser Indemnified Parties will have no further right to indemnification under this Article 8, except for any Losses incurred by the Purchaser Indemnified Parties arising out of or resulting from any breach of any Fundamental Representation or for any Losses arising out of or resulting from Section 8.2(a)(iii), Section 8.2(a)(v) or Section 8.2(a)(vi) all of which shall be subject to the Aggregate Cap, provided, however, that nothing contained in this Agreement shall limit any Party’s remedies for fraud. Notwithstanding anything in this Agreement to the contrary, all amounts payable to Purchaser Indemnified Parties pursuant to this Article 8 shall be satisfied solely from the funds then in the Escrow Account until the funds in the Escrow Account have been exhausted, and thereafter, the Purchaser Indemnified Parties will have no further right to indemnification under this Article 8 except for Losses incurred by the Purchaser Indemnified Parties arising out of or resulting from any breach of any Fundamental Representation or for any Losses arising out of resulting from Section 8.2(a)(iii), Section 8.2(a)(v), or Section 8.2(a)(vi), all of which shall be subject to, in the aggregate, the Aggregate Cap. Notwithstanding anything else herein, the parties hereby acknowledge and agree that, once the funds in the Escrow Account have been exhausted, any liability of the Indemnitor Stockholders hereunder surviving shall be several (in accordance with their respective Percentage Interests) and not joint. If the Closing occurs, the Indemnitor Stockholders will have no indemnification liability under this Article 8 unless during the applicable Survival Period, Purchaser notifies the Indemnitor Stockholders pursuant to the notice provisions set forth in Section 10.2 of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Purchaser.

(c) If the Closing occurs, Purchaser or Merger Sub will have no indemnification liability under this Article 8 with respect to (i) any representation or warranty of Purchaser or Merger Sub, or (ii) any covenant or obligation to be performed and complied with by Purchaser or Merger Sub after the Closing Date, unless on or before the expiration of the applicable Survival Period, the Company Indemnified Parties notify Purchaser pursuant to the provisions set forth in Section 10.2 of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Company Indemnified Parties. All payments required from Purchaser or Merger Sub for indemnification pursuant to Section 8.2(b) shall be subject to the Basket, Deductible and Cap; provided, however that the Cap shall not apply to any Losses incurred by the Company Indemnified Parties which arise out of or result from a breach by Purchaser or Merger Sub of Section 4.2 (Power and Authority; Authorization; Valid and Binding), or Section 4.5 (Brokers); provided further, that the Basket, Deductible and Cap shall not apply to any Losses arising out or relating to the failure of the Company to timely pay the Delayed COC Payments; provided further, however, that in no event shall the aggregate amount payable to the Company Indemnified Parties for all Losses pursuant to Section 8.2(b) exceed the Aggregate Cap.

(d) In calculating amounts payable to an Indemnified Party, the amount of the indemnified Losses shall not be duplicative of any other Loss for which an indemnification claim has been made, and shall be computed net of (i) payments recovered by the Indemnified Party under any insurance policy with respect to such Losses, (ii) any prior or subsequent recovery by the Indemnified Party from any Person (other than an Indemnifying Party) with respect to such Losses, (iii) any reduction actually realized in the Indemnified Party’s (or any Affiliate’s) income tax liability for the taxable year in which the Loss was paid or incurred or in the two subsequent taxable years as a result of paying or incurring such Loss, calculated on a with or without basis, and (iv) all reserves related to the specific matter subject to indemnification on the Final Closing Statement or reflected in Adjusted Net Working Capital as of the Closing. For the purposes of this Article 8, notwithstanding anything herein to the contrary, in no event shall the Company, the Indemnitor Stockholders, Purchaser or Merger Sub be liable for any consequential damages, special damages, punitive damages, lost profits, damages calculated as a multiple of earnings or revenue, diminution in value or loss of business reputation or opportunity.

(e) Each Person entitled to indemnification hereunder shall be obligated to use its reasonable best efforts to mitigate all Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

(f) Following the Closing, Purchaser, the Company and its Subsidiaries shall use commercially reasonable efforts to claim and recover any Losses suffered by a Purchaser Indemnified Party under any insurance policies maintained by or for the benefit of the Company or any of its Subsidiaries or otherwise covering the business of the Company and its Subsidiaries or from other third parties. In the event that an insurance recovery or recovery under an indemnification or other agreement is made by Purchaser, the Company or any of its Subsidiaries or any of their respective Affiliates with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Representative (on behalf of the Stockholders).

(g) Upon payment of any claim pursuant to this Article 8, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim. The Indemnified Parties shall reasonably cooperate with the Indemnifying Party, at the cost and expense of the Indemnifying Party, to pursue any claims against or otherwise recover amounts from, any Person liable or responsible for any Losses for which indemnification has been received pursuant to this Article 8.

(h) Any amounts payable by the Indemnitor Stockholders pursuant to this Article 8 in respect of Losses incurred at any Joint Venture or other Subsidiary that is not directly or indirectly wholly owned by the Company shall be limited to an amount equal to (x) the amount of such Loss multiplied by (y) the Company’s direct or indirect ownership interest in such Joint Venture or other Subsidiary (expressed as a percentage); provided, however, the foregoing limitation shall not apply to any Losses arising out of or relating to the Fundamental Representations (other than Sections 3.10, 3.11 and 3.13) or Section 5.24. Notwithstanding anything contained in this Section 8.4(h), the foregoing limitations shall not apply to any Losses that are actually paid by Purchaser or its wholly owned Subsidiaries without reimbursement by the applicable non-wholly owned Joint Venture.

(i) The limitations set forth in this Section 8.4 shall not apply with respect to fraud in connection with this Agreement or any of the Contemplated Transactions.

(j) Notwithstanding anything to the contrary contained in this Agreement, (i) no Indemnifying Party shall be liable for any Losses in respect of any liability or Loss which is contingent unless and until such contingent liability or Loss becomes an actual liability or Loss and is due and payable; and (ii) no Indemnifying Party shall be liable to pay any amount in discharge of a claim under this Article 8 unless and until the liability or Loss in respect of which the claim is made has become due and payable.

(k) Neither a Purchaser Indemnified Party, nor the Purchaser Indemnified Parties as a group or class, shall be entitled to recover from the Indemnitor Stockholders, collectively, pursuant to this Article 8 more than once in respect of the same Losses suffered. Neither a Company Indemnified Party, nor the Company Indemnified Parties as a group or class, shall be entitled to recover from Purchaser pursuant to this Article 8 more than once in respect of the same Losses suffered.

(l) None of the Indemnitor Stockholders shall be liable for any Losses in respect of any claim pursuant to this Article 8 to the extent that the facts, matters or circumstances giving rise to such claim were Known to the Purchaser prior to the Closing, provided, however, the terms of this Section 8.4(l) shall not apply to any facts, matters or circumstances Known to the Purchaser with respect to (i) any of the matters set forth on Part 8.2(a)(iv)&(v) of the Company Disclosure Schedule and (ii) any Losses arising out of, or relating to, matters contemplated by Section 3.12 or Section 3.13.

(m) No Stockholder shall be liable under this Article 8 for any Losses in respect of any claim or any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance, to the extent (but only to the extent) that such Losses would not have occurred but for any action taken or omitted as expressly required to be taken or omitted by this Agreement or otherwise at the written request of or with the written approval of Purchaser.

8.5 Release of Escrow. Any Loss that has been incurred and established as set forth herein by a Purchaser Indemnified Party shall be paid from the Escrow before any Purchaser Indemnified Party may, subject to the limitations otherwise set forth in Section 8.4(b), seek payment for such Loss directly from any Indemnifying Party on a several basis in accordance with his, her or its Percentage Interest. The Escrow Agreement shall provide that (a) at the six (6)-month anniversary of the Closing Date, the Escrow Agent shall release to the Representative and/or the Stockholders (as designated in writing by the Representative) the Releasable Escrow Amount, if any, and (b) at the date that is the one-year anniversary of the Closing Date (the “Escrow Termination Date”), the Escrow Agent shall release to the Representative and/or the Stockholders (as designated in writing by the Representative) the balance of the funds remaining in the Escrow Account, less any amounts paid or payable to reimburse the expenses of, and/or to indemnify, the Representative pursuant to Section 10.1 and less an amount equal to 100% of any then pending bona fide claims for indemnification by any Purchaser Indemnified Party, which amounts shall be retained until the relevant claim is resolved in accordance with the terms of this Agreement. Any amounts released to the Representative or its designee (on behalf of the Stockholders) shall be distributed among the Stockholders in accordance with Section 2.6 hereto.

8.6 Additional Tax Consideration. Any amount that is paid pursuant to this Article 8 shall be treated by all parties for Tax purposes as an adjustment of the Merger Consideration.

ARTICLE 9

TERMINATION

9.1 Termination. This Agreement may be terminated at any time before the Effective Time as follows:

(a) by mutual written consent of each of Purchaser and the Company;

(b) by either Purchaser or the Company, if the Closing shall not have occurred on or before August 4, 2011 (such date, as may be extended pursuant to this Section 9.1(b), the “Termination Date”); provided, however, that if all of the conditions precedent to

Closing set forth in Sections 6.1 and 6.3 other than the condition set forth in Section 6.1(c) (and other than those conditions that by their terms are to be satisfied at the Closing or on the Closing Date) are or were capable of being satisfied as of such date, then Purchaser (if it is not then in material breach of this Agreement) may unilaterally extend the date for termination under this Section 9.1(b) for one (1) additional month by delivering written notice to the Company on or prior to August 4, 2011; provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date.

(c) by either Purchaser or the Company, if a Governmental Body shall have issued an Order having the effect of making the Merger illegal or permanently prohibiting the consummation of the Merger, and such Order shall have become final and nonappealable (but only if such Party shall have used its reasonable best efforts to cause such Order to be lifted or vacated (unless such Order relates to Antitrust Law which is subject to a lower standard of efforts) and shall have otherwise complied with its obligations under this Agreement);

(d) by either the Company or Purchaser, if (x) there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.2(a) or Section 6.2(b) (in the case of a breach by the Company) or Section 6.3(a) or Section 6.3(b) (in the case of a breach by Purchaser or Merger Sub), and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier to occur of (x) thirty (30) calendar days after written notice thereof shall have been received by the Party alleged to be in breach and (y) the Termination Date;

(e) by Purchaser, if the Principal Stockholder Consents shall not have been delivered to Purchaser within a reasonable time frame after the execution and delivery of this Agreement, and in any event prior to 11:59 p.m. Eastern Standard Time on the date hereof, provided, however, that any such termination right pursuant to this Section 9.1(e) is available only until such time as Purchaser receives the Principal Stockholder Consents constituting the Required Company Stockholder Vote;

(f) by Purchaser, if Purchaser delivers the Purchaser HSR Certificate to the Company (it being understood and agreed that Purchaser must exercise this termination right within three (3) Business Days of Purchaser’s receipt of terms or conditions it determines to be commercially unreasonable); or

(g) by the Company, if the Purchaser shall have entered into an agreement with any Governmental Body not to consummate the Merger and the other Contemplated Transactions.

9.2 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement pursuant to this Article 9, this Agreement (other than as set forth in Section 5.7, Section 5.13, Section 5.18, Section 5.19, this Section 9.2, Section 10.7 and Section 10.8 but solely in respect of the Parties’ obligations under Section 5.7, Section 5.13, Section 5.18 and Section 5.19) shall become void and of no effect with no liability on the part of any Party (or of any of its representatives); provided, however, no such termination or any other provision hereunder shall relieve any Party from any liability for damages resulting from any fraud or (except with respect to Purchaser’s obligations to pursue or obtain any Antitrust Approval, other than the obligations under Section 5.7) any breach of this Agreement prior to such termination.

(b) In the event of termination of this Agreement by Purchaser or the Company pursuant to Section 9.1(b) and at the time of such termination, (i) the condition set forth in Section 6.1(c) has not been satisfied and (ii) the Company shall (A) have satisfied the condition contemplated by Section 6.2(b)(i) to the extent set forth on Schedule B-2, (B) be in a position to satisfy the condition contemplated by Section 6.2(f) if, in lieu of such termination, the Closing were consummated, and (C) not otherwise be in Material Breach, Purchaser shall pay the Company, (x) concurrently with a termination by Purchaser or (y) as promptly as reasonably practicable (and, in any event, within three (3) Business Days) following a termination by the Company, Twenty-Seven Million Five Hundred Thousand Dollars ($27,500,000) (the “Break-Up Fee”), by wire transfer of immediately available funds to an account designated by the Company.

(c) In the event of termination of this Agreement by Purchaser pursuant to Section 9.1(f), Purchaser shall pay the Company concurrently with such termination, the Break-Up Fee, by wire transfer of immediately available funds to an account designated by the Company.

(d) In the event of termination of this Agreement by either Purchaser or the Company pursuant to Section 9.1(c) if such Order is related to Antitrust Law, Purchaser shall pay the Company, (x) concurrently with a termination by Purchaser or (y) as promptly as reasonably practicable (and in any event, within three (3) Business Days) following a termination by the Company, the Break-Up Fee, by wire transfer of immediately available funds to an account designated by the Company.

(e) In the event of a termination of this Agreement by the Company pursuant to Section 9.1(g), Purchaser shall pay to the Company, as promptly as reasonably practicable (and, in any event, within three (3) Business Days) following such termination, the Break-Up Fee by wire transfer in immediately available funds to an account designated by Company.

(f) Any Break-Up Fee payable by Purchaser pursuant to Section 9.2(b), Section 9.2(c), Section 9.2(d), or Section 9.2(e), as applicable, shall be paid as liquidated damages (and not as a penalty), it being agreed among the Parties that the actual damages to the Company in such event are impractical to ascertain and the amount of the Break-Up Fee is a reasonable estimate thereof. For the avoidance of doubt, if paid, the Break-Up Fee shall be the sole and exclusive remedy available pursuant to this Agreement in connection with Purchaser’s and Merger Sub’s obligations to obtain Antitrust Approval; provided that, notwithstanding anything to the contrary contained herein, none of the provisions herein with respect to the Break-up Fee, including the payment of the Break-Up Fee, shall affect or otherwise limit the Parties’ costs and expenses reimbursement obligations set forth in Section 5.7 and Section 10.13.

9.3 Amendment; Waiver. This Agreement may be amended at any time before the Closing Date but only pursuant to a written agreement executed and delivered by Purchaser, the Representative and the Company. At any time prior to the Closing Date, either the Company, on the one hand, or Purchaser and Merger Sub, on the other hand, may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other Party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in a writing signed by the Party or Parties to be bound thereby, it being understood that no waiver shall be deemed to waive any other circumstances or any other agreement or condition not expressly named in such written waiver. No failure by any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE 10

MISCELLANEOUS

10.1 Representative.

(a) The Stockholders shall irrevocably appoint the Representative as the exclusive proxy, representative, agent and attorney-in-fact of each of the Stockholders for all purposes under this Agreement, with full power of substitution, to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of such Stockholders at any time, in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of, this Agreement, the Escrow Agreement and a paying agent agreement contemplated hereunder, and to facilitate the consummation of the Contemplated Transactions, and in connection with the activities to be performed by or on behalf of the Stockholders under this Agreement, the Escrow Agreement and such paying agent agreement, and each other agreement, document, instrument or certificate referred to herein or therein (including, without limitation, in connection with any and all claims for indemnification brought pursuant to this Agreement, the Escrow Agreement or the paying agent agreement). The Representative may resign by providing thirty (30) days’ prior written notice to each Stockholder and Purchaser. Upon the resignation of the Representative, such Stockholders who, prior to the Closing, held a majority of the Shares shall appoint a replacement Representative to serve in accordance with the terms of this Agreement; provided, however, that such appointment shall be subject to such newly-appointed Representative’s notifying Purchaser in writing of his, her or its appointment and appropriate contact information for purposes of this Agreement, the Escrow Agreement and the paying agent agreement, and Purchaser shall be entitled to rely upon, without independent investigation, the identity of such newly-appointed Representative as set forth in such written notice. The Representative shall have no other duties or obligations, at law, in equity, by contract or otherwise, to act on behalf of any Stockholder, except for those duties or obligations expressly set forth in this Agreement. The appointment as Representative shall not be deemed to create any partnership or other fiduciary or similar relationship between the Representative or any Stockholder.

(b) Without limiting the generality of the foregoing, the Representative shall be granted the power to take any of the following actions on behalf of such Stockholders: (a) to execute and deliver this Agreement, the Escrow Agreement and the paying agent agreement (in each case, with such modifications or changes therein as to which the Representative, in his, her or its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in his, her or its sole discretion, may deem necessary or desirable; (b) to give and receive notices, communications and consents under this Agreement, the Escrow Agreement and/or the paying agent agreement; (c) to receive and distribute payments pursuant to this Agreement, the Escrow Agreement and/or the paying agent agreement; (d) to waive any provision of this Agreement, the Escrow Agreement and/or the paying agent agreement; (e) to authorize delivery to any Indemnified Party of cash or other property from the Escrow Account pursuant to this Agreement, the Escrow Agreement and/or the paying agent agreement; (f) to assert any claim or institute any Legal Proceeding; (g) to investigate, defend, contest or litigate any Legal Proceeding initiated by any Person against the Representative and/or the Escrow Amount; (h) to receive process on behalf of any or all such Stockholders in any such Legal Proceeding; (i) to negotiate, enter into settlements and comprises of, resolve and comply with orders of courts and awards of arbitrators or other third party intermediaries with respect to any disputes arising under this Agreement, the Escrow Agreement and/or the paying agent agreement and with respect to indemnification claims under this Agreement, the Escrow Agreement and/or the paying agent agreement; (j) to agree to any offsets or other additions or subtractions of amounts to be paid under this Agreement, the Escrow Agreement and/or the paying agent agreement; (k) to cause the Escrow Amount to be invested in accordance with the terms and conditions of the Escrow Agreement, it being understood and agreed that in no event shall the Representative be deemed to be providing investment advice with respect to the investment of any such funds, nor shall it have any liability for any loss incurred in connection with the investment of the Escrow Amount; (l) to cause the Payment Fund to be invested in accordance with the terms and conditions of the paying agent agreement, it being understood and agreed that in no event shall the Representative be deemed to be providing investment advice with respect to the investment of any such funds, nor shall it have any liability for any loss incurred in connection with the investment of the Payment Fund; (m) to finalize any post-Closing adjustment of the Merger Consideration; and (n) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all actions that the Representative, in his, her or its sole discretion, may consider necessary or proper or convenient in connection with or to consummate the Merger and carry out the activities described in this Agreement and the Contemplated Transactions. The Representative shall not be responsible for any Loss suffered by, or liability of any kind to, such Stockholders arising out of any act done or omitted by the Representative in connection with the acceptance or administration of the Representative’s duties hereunder, unless such act or omission involves gross negligence or willful misconduct.

(c) The appointment of the Representative by the Stockholders is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of any such Stockholder). Such appointment is binding upon the heirs, executors, administrators, estates, personal representatives, successors and assigns of each such Stockholder. All decisions of the Representative are final and binding on all of the Stockholders, and shall be deemed authorized, approved, ratified and confirmed by the Stockholders, having the same force and effect as if performed by, or pursuant to the direct authorization of, the Stockholders, and no Stockholder shall have any right to challenge or otherwise question any such action, decision or instruction. Each Stockholder hereby waives any and all defenses which may be available to contest, negate or disaffirm any action of the Representative taken in connection with the authority granted by this Agreement.

(d) The Representative hereby represents and warrants to Purchaser and Merger Sub that the appointment of the Representative by the Stockholders and the authority to act on the Stockholders’ behalf pursuant to this Section 10.1 has been duly and validly authorized by all requisite action. Purchaser shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Representative and any document executed by the Representative on behalf of the Stockholders and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon absent gross negligence or willful misconduct.

(e) The Representative shall receive no compensation for service as such, but shall receive reimbursement from, and be indemnified by, the Stockholders, for any and all expenses, charges and liabilities, including, but not limited to, reasonable attorneys’ fees incurred by the Representative in the performance or discharge of its duties pursuant to this Section 10.1 as follows: (i) without duplication of amounts reimbursed to the Indemnifying Party (including the Representative acting on behalf of the Stockholders as Indemnifying Parties) pursuant to Section 8.3(c), from the Escrow Account as and when such expenses or losses are incurred by the Representative, up to an aggregate of $1,500,000, (ii) thereafter, from the Escrow Account as, when and to the extent amounts from the Escrow Account are released to the Stockholders in accordance with Section 8.5, and (iii) to the extent reimbursements from the Escrow Account contemplated by clauses (i) and (ii) are insufficient, from the Stockholders severally (and not jointly) in accordance with their Percentage Interest; provided however, such indemnification from the Stockholders shall not apply to the extent such Losses are finally judicially determined to have been caused by the gross negligence or willful misconduct of the Representative; provided further, in no event shall the aggregate amount payable to the Representative for all Losses pursuant to this indemnification, when aggregated with any Losses payable by the Indemnitor Stockholders pursuant to Section 8.2(a), exceed the Aggregate Cap.

(f) The provisions of this Section 10.01 shall be subject to the terms of the Existing Stockholders Agreement.

10.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) on the date of delivery if delivered personally, or if by electronic mail or facsimile, upon written confirmation of receipt by electronic mail or facsimile, as the case may be, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.

All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i)	if to any of the Acquired Companies prior to the Closing, to:

c/o DSI Renal, Inc.

424 Church Street, Suite 1900

Nashville, Tennessee 37219

Attention: Jay Yalowitz, General Counsel

Facsimile: (615) 234-2424

Email: jyalowitz@dsi-corp.com

with a copy (which shall not constitute notice) to:

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Attention: Mark E. Thierfelder

Facsimile: (212) 698-3599

E-mail: mark.thierfelder@dechert.com

(ii)	if to the Representative:

CDSI Representative LLC

c/o Centre Partners Management LLC

30 Rockefeller Plaza, 50th Floor

New York, New York, 10020

Attention: Bruce Pollack

Attention: Michael Schnabel

Facsimile: (212) 332-5801

E-mail: bruce.pollack@centrepartners.com

E-mail: michael.schnabel@centrepartners.com

with a copy (which shall not constitute notice) to:

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Attention: Mark E. Thierfelder

Facsimile: (212) 698-3599

E-mail: mark.thierfelder@dechert.com

(iii)	if to Purchaser, Merger Sub or the Surviving Corporation, to:

DVA Acquisition Company

c/o DaVita Inc.

601 Hawaii Street

El Segundo, CA 90275

Attention: Kim M. Rivera, General Counsel

Facsimile: (866) 891-4866

E-mail: kim.rivera@davita.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Steven Epstein

Facsimile: (212) 859-4000

E-mail: steven.epstein@friedfrank.com

10.3 Certain References; Interpretation. When a reference is made in this Agreement to Articles, Sections, Part, Disclosure Schedule or Exhibits, such reference is to an Article or a Section of, or an Exhibit to or a Disclosure Schedule or Part of a Disclosure Schedule related to this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be understood to be followed by the words “without limitation.”

10.4 Severability. If any term or other provisions of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the maximum extent possible.

10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreement and the Non-Competition Agreement and the other documents and agreements referenced herein or contemplated hereby constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except for Section 5.10 (Directors and Officers Indemnification; Insurance) and Article 8 (Indemnification), does not, and is not intended to, confer upon any Person other than the Parties any rights or remedies hereunder.

10.6 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives and successors. This Agreement shall not be assigned by any Party by operation of law or otherwise without the express written consent of each of the other Parties; provided, that this Agreement and any rights and obligations hereunder may be assigned in whole or in part by Purchaser to any Affiliate of Purchaser, provided that no such assignment shall relieve Purchaser of its obligations hereunder.

10.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware without regard to the conflicts of laws provisions thereof. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and the courts of the United States of America located in the State of Delaware for any litigation arising out of or relating to this Agreement or the Merger or any of the other Contemplated Transactions (and agrees not to commence any litigation relating hereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 10.2 shall be effective service of process for any litigation brought against it in any such court. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the Merger or any of the other Contemplated Transactions in the courts of the State of Delaware or the courts of the United States of America located in the State of Delaware and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. Each of the Parties hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this Agreement, the Merger or any of the other Contemplated Transactions.

10.8 Equitable Remedy. The Parties to this Agreement acknowledge that each Party would be irreparably damaged in the event that either of them did not perform the provisions of this Agreement (except with respect to Purchaser’s obligations to pursue or obtain any Antitrust Approval) in accordance with the terms hereof and the Parties further agree that such damage could not be adequately remedied by the payment of money damages. Accordingly, (i) each of the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity without posting any bond and without proving that monetary damages would be inadequate, and (ii) without limiting the rights of the Parties under Section 9.2, each of the Parties shall be entitled, without posting any bond and without proving that monetary damages would be inadequate, to an injunction or injunctions to prevent breaches of this Agreement by the other Parties and to enforce specifically the terms and provisions of this Agreement in each case to prevent breaches of or enforce compliance with (x) the Purchaser’s and Merger Sub’s covenants and agreements contained in Article 5 hereof (except with respect to Purchaser’s obligations to pursue or obtain any Antitrust Approval) and (y) those covenants and agreements of the Parties that require such Parties to consummate the Merger and the other Contemplated Transactions, if in the case of this clause (y), the closing conditions in Sections 6.1 and, if the Party seeking specific performance is the Company, Section 6.2, or if the Party seeking specific performance is the Purchaser or Merger Sub, Section 6.3 are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but provided that those conditions would be satisfied). In the event a Party is entitled to specific performance, the other Parties shall not oppose, argue, contend or otherwise be permitted to raise as a defense that an adequate remedy at law exists or that injunctive relief is inappropriate or unavailable. To the extent a Party brings any action hereunder for specific performance, the Termination Date may, at the option of such Party, be extended by written notice to the other Parties by the amount of time during which such action is pending, plus ten (10) Business Days.

10.9 No Setoff. There shall be no right of setoff or counterclaim with respect to any claim, debt or obligation, against payments due to Purchaser, the Representative or any of the Stockholders or their respective Affiliates under this Agreement or the other agreements contemplated hereby.

10.10 Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, certificate or instrument delivered in connection herewith or therewith, with respect to any Losses, liabilities or obligations arising under, or in connection with, this Agreement or any document, certificate or instrument delivered in connection herewith or therewith, or the transactions contemplated hereby or thereby, each party hereto hereby acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, the former, current or future direct or indirect equity holders, directors, officers, employees, incorporators, agents, attorneys, representatives, Affiliates (including the Company and its Subsidiaries), members, managers, general or limited partners or assignees of any Stockholder or any former, current or future direct or indirect equity holder, director, officer, employee, incorporator, agent, attorney, representative, general or limited partner, member, manager, Affiliate, agent, assignee or representative of any of the foregoing (collectively, but excluding all Stockholders, the “Stockholders’ Affiliates”), through any Stockholder or otherwise, whether by or through attempted piercing of the corporate, partnership, limited partnership or limited liability company veil, by or through a claim by or on behalf of Purchaser or Merger Sub against any Stockholder or Stockholders’ Affiliate by the enforcement of any assessment or by any legal or equitable Legal Proceeding, by virtue of any Legal Requirement, or otherwise, except for Purchaser’s and Merger Sub’s rights to recover from the Stockholders (but not any of the Stockholders’ Affiliates) under and to the extent provided in this Agreement, subject to the limitations described herein. Notwithstanding anything that may be expressed or implied in this Agreement, recourse against Stockholders under this Agreement to the extent provided in this Agreement, subject to the limitations described herein, shall be the sole and exclusive remedy of Purchaser and the other Purchaser Indemnified Parties against Stockholders or any Stockholders’ Affiliate in respect of any Losses, liabilities or obligations arising under, or in connection with, this Agreement or any document, certificate or instrument delivered in connection herewith or therewith, or the transactions contemplated hereby or thereby. Purchaser hereby covenants and agrees, on behalf of itself, Merger Sub and the Purchaser Indemnified Parties, that it and they (1) irrevocably and unconditionally release, and forever discharge the Stockholders and all Stockholders’ Affiliates of and from any and all claims, liabilities and demands, causes of action, costs, expenses, attorney’s fees, damages, indemnities and obligations of every kind and nature, in law, equity, and otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, at any time, except for Purchaser’s and Merger Sub’s rights to recover from the Stockholders (but not any of the Stockholders’ Affiliates) under and to the extent provided in this Agreement, subject to the limitations described herein, and (2) shall not institute, and it and they shall cause their respective Affiliates not to institute, any Legal Proceeding or bring any other claim arising under, or in connection with, this Agreement or any document, certificate or instrument delivered in connection herewith or therewith, or the Contemplated Transactions against any of the Stockholders’ Affiliates except for claims against the Stockholders under this Agreement pursuant to the terms and subject to the limitations described herein.

10.11 Counterparts and Signature. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or other electronic transmission.

10.12 Disclosure Schedule. The Company Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter, information or item disclosed in the Company Disclosure Schedule, under any specific representation or warranty or Part number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation or warranty or covenant of this Agreement in respect of which the relevance of such item is reasonably apparent on its face. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment by the Company or the Stockholders, in and of itself, that such information is material to or outside the ordinary course of business of the Company and its Subsidiaries.

10.13 Prevailing Party. If any Legal Proceeding is commenced by any Party hereto to enforce its rights under this Agreement against any other Party hereto, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, incurred by the prevailing Party in such Legal Proceeding shall be reimbursed by the losing Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DAVITA INC.

By:	/s/ Thomas O. Usilton
Name:	Thomas O. Usilton
Title:	Senior Vice President

DVA ACQUISITION COMPANY

By:	/s/ Thomas O. Usilton
Name:	Thomas O. Usilton
Title:	President

CDSI I HOLDING COMPANY, INC.

By:	/s/ Leif Murphy
Name:	Leif Murphy
Title:	Chief Executive Officer

CDSI REPRESENTATIVE LLC

By:	Centre Partners IV L.P.
its general partner

By:	Centre Partners IV LLC
its general partner

By:	/s/ Bruce Pollack
Name:	Bruce Pollack
Title:	Managing Partner

APPENDIX A

Defined Terms

“2010 Financial Statements” shall have the meaning set forth in Section 5.15.

“2011 Maintenance CapEx Budget” shall have the meaning set forth in Section 5.25.

“Accounting Principles” shall mean GAAP applied on a basis consistent with the Audited Financial Statements and with the unaudited consolidated financial statements of CDSI II Holding Company, Inc. and its consolidated Subsidiaries for the subsequent periods through the date of the Reference Balance Sheet, as prepared using the same accounting principles, policies, practices, conventions and methods as those employed in preparing the Audited Financial Statements, as adjusted pursuant to any financial statement audit completed prior to Closing, and as adjusted for the Company’s change in October 2010 from a cash basis of accounting for its Medicare bad debt recoveries to an accrual basis of accounting. For all purposes related to accounting definitions and measurements, any term whose definition is commonly understood to be principally provided by GAAP shall be assumed to bear the meaning provided by GAAP unless specifically provided otherwise by this Agreement.

“Acquired Companies” means the Company and all Subsidiaries of the Company and “Acquired Company” means any one of Company or any Subsidiary of Company.

“Acquisition Transaction” shall mean any transaction or series of related transactions involving: (i) the disposition or acquisition of the business or assets of one or more of the Acquired Companies constituting 20% or more of the net revenues, net income or assets of the Acquired Companies taken as a whole; (ii) the sale, issuance, grant, disposition or acquisition of (A) 20% or more of the Shares or any other equity security of the Acquired Companies, (B) any option, call, warrant or right (whether or not immediately exercisable) representing the right to acquire 20% or more of the Shares or other equity securities of the Acquired Companies, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for equity securities representing 20% or more of the Shares or other equity securities of the Acquired Companies; or (iii) any merger, consolidation, business combination, tender offer, Share exchange, reorganization or similar transaction involving the Acquired Companies; provided, however, (A) the issuance of Shares by the Acquired Companies upon the exercise of Options or Warrants outstanding on the date hereof or granted hereafter pursuant to any Benefit Plan in accordance with the terms of this Agreement will not be deemed to be an Acquisition Transaction, and (B) none of the Merger or the other Contemplated Transactions, including any JV Buyout will be deemed an Acquisition Transaction and; provided, further, neither (1) any transaction or series of transactions between wholly-owned Subsidiaries of the Company nor (2) the items noted on Part 5.1 of the Company Disclosure Schedule shall be considered an Acquisition Transaction.

“Additional Schedules” means, collectively, the schedules listed under the “Additional Schedules” heading in the Table of Contents of this Agreement and all information disclosed or contained on such Schedules.

“Adjusted Net Working Capital” shall have the meaning given to such term on Exhibit D.

“Affidavit of Loss” shall have the meaning set forth in Section 2.8(b).

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Affiliated Physician” means any physician who, directly or indirectly (including as a member or owner of a physician group or professional corporation), has an ownership interest in or financial relationship with any of the Acquired Companies.

“Aggregate Cap” shall have the meaning set forth in Section 8.4(a).

“Aggregate Closing Specified Shortfall” shall have the meaning set forth in Section 1.2(b).

“Agreement” shall have the meaning set forth in the Preamble.

“Allocated Estimated Merger Consideration” means, with respect to the applicable Converted Equity Security, its portion of the Estimated Equity Merger Consideration allocated in accordance with the terms of the Equity Governing Documents, as reasonably interpreted by the Representative and as set forth on the Estimated Merger Consideration Payment Schedule.

“Allocated Merger Consideration” means, with respect to the applicable Converted Equity Security, (i) its Allocated Estimated Merger Consideration, plus (ii) in the event of any Post-Closing Payment, its aggregate Allocated Post-Closing Payments.

“Allocated Post-Closing Payment” means, with respect to the applicable Converted Equity Security, its portion of any Post-Closing Payment allocated in accordance with the terms of the Equity Governing Documents, as reasonably interpreted by the Representative and as set forth on the applicable Post-Closing Payment Schedule.

“Antitrust Approval” means any required approval, waiver, consent or expiration or termination of any waiting period (or extension thereof) applicable to the Merger under any Antitrust Law.

“Antitrust Authority” means the United States Department of Justice, Federal Trade Commission, State Attorney General or other Governmental Body enforcing or able to bring an action under state or federal antitrust law.

“Antitrust Law” shall have the meaning set forth in Section 5.4(a).

“Approved Acquisition Amount” means $988,627.91, in respect of the acquisition by the Acquired Companies of the facility located in Greensboro, Georgia, consummated on December 1, 2010.

“Arbitrating Accountant” shall have the meaning set forth in Section 2.5(c).

“Audited Financial Statements” shall have the meaning set forth in Section 3.4(a).

“Basket” shall have the meaning set forth in Section 8.4(a).

“Benefit Plans” shall have the meaning set forth in Section 3.11(a).

“Break-Up Fee” shall have the meaning set forth in Section 9.2(b).

“Business Day” means any day other than Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order not to open or remain closed.

“Cap” shall have the meaning set forth in Section 8.4(a).

“Capital Expenditure Adjustment Amount” means the aggregate amount of all capital expenditures by the Company or any of its Subsidiaries incurred and paid by the Company on or prior to the Closing Date in connection with certain of the projects described on Schedule E-2, but only to the extent included in the Capital Expenditure Adjustment Amount as determined solely in accordance with the procedures set forth in Schedule E-1.

“Cash” means cash and cash equivalents of the Acquired Companies.

“Centre Management Fees” means all amounts due and payable to Centre Partners Management LLC or any of its Affiliates pursuant to that certain Management Agreement, effective as of January 11, 2010, by and among the Company, CDSI II Holding Company, Inc., DSI Renal, Inc. and Centre Partners Management LLC, as amended.

“Certificate” shall have the meaning set forth in Section 1.2(c).

“Certificate of Merger” shall have the meaning set forth in Section 1.1.

“Change of Control Payee” shall have the meaning set forth in Section 2.4(b)(i).

“Change of Control Payments” means an amount equal to the sum of (a) the severance or change of control bonus payments payable upon or following consummation of the Closing by any Acquired Company, including as a result of a termination of employment prior to or upon the Closing, to (i) Leif Murphy pursuant to his Second Amended and Restated Employment Agreement, dated January 11, 2010, (ii) Jay Yalowitz pursuant to his Amended and Restated Employment Agreement, dated January 11, 2010, (iii) Judy Lefkowitz pursuant to her Amended and Restated Employment Agreement, dated January 11, 2010, (iv) Jason Gunter pursuant to his Employment Offer Letter, dated November 22, 2009, and (v) Mark Kaplan, M.D. pursuant to his Employment Agreement, dated May 6, 2010, in each case, as amended, and (b) $15,000.

“Cleanup” shall have the meaning set forth in the definition of “Environmental, Health and Safety Liabilities” in this Appendix A.

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Adjusted Net Working Capital” shall have the meaning set forth in Section 2.5(a).

“Closing Cash” shall have the meaning set forth in Section 1.2(b).

“Closing Contingent Payment Amount” shall have the meaning set forth in Section 2.4(b)(ii).

“Closing Date” shall have the meaning set forth in Section 2.1.

“Closing Date Indebtedness” shall have the meaning set forth in Section 1.2(b).

“Closing JV Buyout Amount” shall have the meaning set forth in Section 5.22(c)(i).

“Closing JV Buyout Person” shall have the meaning set forth in Section 5.22(c)(i).

“Closing Net Working Capital” shall have the meaning set forth in Section 2.5(a).

“Closing Net Working Capital Adjustment” shall have the meaning set forth in Section 2.5(a).

“Closing Net Working Capital Schedule” shall have the meaning set forth in Section 2.5(a).

“Closing Payment Statement” shall have the meaning set forth in Section 2.4(b).

“Closing Reference Adjusted Net Working Capital” shall have the meaning set forth in Section 2.5(a).

“Closing Reference Net Working Capital Schedule” shall have the meaning set forth in Section 2.5(a).

“Closing Statement” shall have the meaning set forth in Section 2.5(a).

“Closing Transaction Expenses” shall have the meaning set forth in Section 1.2(b).

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to any particular Code section shall include any revision, successor, predecessor to that section, regardless of how numbered or classified, and any corresponding provision of state, local, or foreign Tax law.

“Common Shares” shall have the meaning set forth in Section 3.3.

“Company” shall have the meaning set forth in the Preamble.

“Company Assets” shall have the meaning set forth in Section 3.7.

“Company Business” means the business of providing dialysis and all related services by all Acquired Companies.

“Company Covered Employee” shall have the meaning set forth in Section 5.11(a).

“Company Disclosure Schedule” shall have the meaning set forth in the Preamble to Article 3.

“Company Indemnified Parties” shall have the meaning set forth in Section 8.2(b).

“Company Lender” shall have the meaning set forth in Section 2.4(a)(ii).

“Company Material Adverse Effect” means (a) any material adverse effect on the business, assets, liabilities, properties, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (b) any event preventing the Acquired Companies from consummating the Contemplated Transactions, provided that a Company Material Adverse Effect shall not include changes, effects or events (i) resulting from or relating to economic conditions or financial markets in general or in the dialysis industry and markets in which the Company operates, including changes resulting from weather or natural conditions or changes in laws, rules and regulations or the interpretation or enforcement thereof (including, but not limited to, reimbursement changes or Medicare bundled rates), but only to the extent such changes do not disproportionately adversely affect the Company relative to other participants in such industry; (ii) resulting from the outbreak or escalation of hostilities, including acts of war or terrorism; (iii) relating to changes in any accounting rule or regulation or GAAP or the interpretation or enforcement thereof, but only to the extent such changes do not disproportionately adversely affect the Company relative to other participants in its industry; (iv) resulting from the execution and performance of this Agreement and the announcement of the execution of this Agreement and the Contemplated Transactions; (v) resulting from any condition described in the Company Disclosure Schedule; or (vi) resulting from any action taken by Purchaser and any of its Affiliates, agents or representatives or by the Acquired Companies at Purchaser’s written request.

“Company Payee” shall have the meaning set forth in Section 2.4(a)(iv).

“Company Payment Programs” shall have the meaning set forth in Section 3.13(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.9(b).

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall have the meaning set forth in Section 3.2(a).

“Contest” shall have the meaning set forth in Section 7.2(a).

“Contingent Payee” shall have the meaning set forth in Section 2.4(b)(ii).

“Contingent Payment Contracts” means (i) that certain Contingent Payment Agreement, dated as of January 11, 2010, by and between the Company and Apollo Investment Corporation and (ii) that certain Contingent Payment Agreement, dated as of January 11, 2010, by and between the Company and Northwestern Mutual Life Insurance Company, in each case, as amended.

“Contract” means with respect to any Person, any agreement, indenture, debt instrument, guarantee, loan, note, mortgage, license, lease, commitment or binding arrangement, including all amendments, modifications and options thereunder or relating thereto, to which such Person is a party, by which it is bound, or to which any of its assets or properties is subject.

“Contract Consents” shall have the meaning set forth in Section 5.4(e).

“Converted Company Shares” shall have the meaning set forth in Section 1.2(a)(ii).

“Converted Company Options” shall have the meaning set forth in Section 1.2(a)(iv).

“Converted Company Warrants” shall have the meaning set forth in Section 1.2(a)(iii).

“Converted Equity Securities” shall have the meaning set forth in Section 1.2(a)(iv).

“Costs” shall have the meaning set forth in Section 5.10(a).

“Cumulative Commitment Amount” shall have the meaning set forth in Section 5.25.

“Debt Prepayment Penalties” means all prepayment fees and penalties arising out of or in connection with the payment of Indebtedness of the Acquired Companies prior to or in connection with the Closing.

“Deductible” shall have the meaning set forth in Section 8.4(a).

“Delayed Closing” shall have the meaning set forth in Section 2.1.

“Delayed COC Payments” shall have the meaning set forth in Section 2.3(d).

“DGCL” shall have the meaning set forth in Section 1.5.

“Dispute Report” shall have the meaning set forth in Section 2.5(c).

“Disputed Items” shall have the meaning set forth in Section 2.5(b).

“Dissenting Shares” shall have the meaning set forth in Section 1.5.

“D&O Release” shall have the meaning set forth in Section 5.17(b).

“Effective Time” shall have the meaning set forth in Section 2.1.

“Employment Contracts” shall have the meaning set forth in Section 3.17(a)(v).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, lease, charge, easement, option, transfer restriction, right of first refusal, right of first offer, preemptive right, community property interest or similar restriction.

“Environmental, Health, and Safety Liabilities” shall mean any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law, consisting of or relating to:

(a) any environmental, health or safety matters or conditions in violation of such Laws or for which remediation, investigation or other response actions are required to comply with Environmental Law or Occupational Safety or Health Laws (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative Legal Proceedings, damages, attorneys’ fees, losses, claims, demands and response, investigative, remedial or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, closure, restoration, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) any other compliance, corrective, investigative or remedial measures required under Environmental Law or Occupational Safety and Health Law.

“Environmental Law” means any Legal Requirement that requires or relates to:

(a) advising appropriate Governmental Bodies, employees and the public regarding Releases of Hazardous Materials, violations of discharge limits or other prohibitions and of the commencement of activities, such as resource extraction or construction, that could have an impact on the environment;

(b) the Release or threatened Release of Hazardous Materials into the environment;

(c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the environment when used or disposed of;

(e) the protection and use of surface water, ground water, ambient air, and soil;

(f) the protection of natural resources, species or ecological amenities;

(g) the manufacture, use, handling, processing, distribution, management, presence, possession, treatment, storage, disposal, generation or transportation of Hazardous Materials or other potentially harmful substances;

(h) cleaning up pollutants or Hazardous Materials that have been Released, preventing the threat of Release, or paying the costs of such clean up or prevention; or

(i) making responsible parties pay private parties, or groups of them, for damages done to human health or the environment, or permitting self-appointed representatives of the public interest to recover for injuries done to natural resources or other public assets.

“Environmental Lien” shall have the meaning set forth in Section 3.14(f).

“Equity Governing Documents” means each of the Certificate of Incorporation of the Company, the 2010 CDSI I Holding Company, Inc. Option Plan (including the Series A, Series B and Series C Option Agreements issued thereunder) and the Warrants, in each case, as they may be amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall have the meaning set forth in Section 3.11(a).

“Escrow” shall have the meaning set forth in Section 2.3(c).

“Escrow Agent” shall have the meaning set forth in Section 2.3(c).

“Escrow Agreement” shall have the meaning set forth in Section 6.2(i).

“Escrow Amount” shall have the meaning set forth in Section 2.3(c).

“Escrow Termination Date” shall have the meaning set forth in Section 8.5.

“Estimated Adjusted Net Working Capital” shall have the meaning set forth in Section 2.4(a).

“Estimated Aggregate Closing Specified Shortfall” shall have the meaning set forth in Section 2.4(a).

“Estimated Capital Expenditure Adjustment Amount” shall have the meaning set forth in Section 2.4(a).

“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 2.4(a).

“Estimated Closing Cash” shall have the meaning set forth in Section 2.4(a).

“Estimated Closing Date Indebtedness” shall have the meaning set forth in Section 2.4(a).

“Estimated Closing Statement” shall have the meaning set forth in Section 2.4(a).

“Estimated Equity Merger Consideration” shall mean (i) the Estimated Merger Consideration, less (ii) the Escrow Amount, less (iii) an amount to be held back as reasonably determined by the Representative to cover any Post-Closing Contingent Payment Amount (such held back amount, the “Contingent Payment Holdback”).

“Estimated Maintenance CapEx Shortfall” shall have the meaning set forth in Section 2.4(a).

“Estimated Merger Consideration” shall have the meaning set forth in Section 2.4(a).

“Estimated Merger Consideration Payment Schedule” shall have the meaning set forth in Section 5.23.

“Estimated Net Working Capital Adjustment” shall have the meaning set forth in Section 2.4(a).

“Estimated Net Working Capital Schedule” shall have the meaning set forth in Section 2.4(a)(i).

“Estimated Option Merger Consideration” shall have the meaning set forth in Section 2.3(h).

“Estimated Reference Adjusted Net Working Capital” shall have the meaning set forth in Section 2.4(a).

“Estimated Reference Net Working Capital Schedule” shall have the meaning set forth in Section 2.4(a).

“Estimated Transaction Expenses” shall have the meaning set forth in Section 2.4(a).

“Estimated Warrant Merger Consideration” shall have the meaning set forth in Section 2.3(g).

“Existing Stockholders Agreement” means that certain Stockholders Agreement, dated as of January 11, 2010, between the Company and the Stockholders of the Company party thereto, as amended.

“Facility” means any (a) outpatient hemodialysis facility or (b) home hemodialysis or peritoneal dialysis facility owned or operated by any Acquired Company in the Company Business.

“Family Members” shall have the meaning set forth in Section 3.21.

“Final Adjustment Amount” shall have the meaning set forth in Section 2.5(e).

“Final Closing Statement” shall have the meaning set forth in Section 2.5(d).

“Final Merger Consideration” shall have the meaning set forth in Section 2.5(d).

“Financial Statements” shall have the meaning set forth in Section 3.4(a).

“Fundamental Representations” shall have the meaning set forth in Section 8.1.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authorization” means any: (i) permit, license, certificate, franchise, permission, variance, clearance, registration, concession, contract, accreditation, order, consent, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (ii) right under any Contract with any Governmental Body.

“Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi body, agency or instrumentality of any nature (including any governmental division, authority, program, plan, office, bureau, board, directorate, political subdivision, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Hazardous Materials” means any material, substance, waste or product that is listed, defined, designated or classified as, or otherwise determined to be or regulated as, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including but not limited to petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials, polychlorinated biphenyls, and medical or infectious waste.

“Healthcare Approvals” means all governmental licenses, permits, regulatory agreements. third party payor agreements, and other approvals and agreements necessary for the ownership, use and operation of the Acquired Companies’ business as currently operated, including certificates of occupancy, state health department licenses, valid certificates of need or similar certificates, licenses, or approvals issued by the applicable Health Care Governmental Body for the type of services currently being provided, including approved provider status in any provider payment programs in which the Acquired Companies participate.

“Health Care Governmental Body” means each Governmental Body having jurisdiction over the certification, licensing, evaluation, or operation of the Company, including payment for services.

“Healthcare Laws” means any and all laws, regulations, rules or written directives relating to the regulation of the healthcare industry (including, but not limited to, the end-stage renal disease (“ESRD”) industry or the nephrology industry) or to payment for items or services rendered, provided, dispensed or furnished by healthcare providers or suppliers, including, but not limited to, ESRD facilities or services and nephrologists, including, without limitation, the following laws: (i) the federal Medicare and Medicaid statutes (which include, but are not limited to, 42 U.S.C. §§ 1320, 1320a-7, 1320a-7a, 1320a-7b, 1395nn and 1395u), the federal TRICARE statute, the Federal False Claims Act (31 U.S.C. § 3729-33), 18 U.S.C. §§ 286, 371, 664, 666, 669, 1001, 1027, 1035, 1341, 1343, 1347, 1510, 1516, 1518, 1961-63, and, with respect to each of the above, any ordinance, rule, regulation or order issued thereunder or with respect thereto; (ii) all federal or state laws regulating prescription drug, controlled substance, medical device manufacture, registration, approval, importation, sale, use, distribution, dispensing, marketing and security, including the Food Drug and Cosmetic Act, Food and Drug Administration rules, regulation and guidance, Bureau of Customs and Border Protection rules, regulations and guidance, and the federal Tariff Act of 1930; (iii) any prohibition on the defrauding of or making any false claim, false statement or misrepresentation of material facts to any third-party payor (including commercial and private payors) or any Governmental Body that administers a federal or state healthcare program (including, but not limited to, Medicare, Medicaid and state Medicaid Waiver Program and TRICARE); (iv) the licensure, certification or registration requirements of healthcare facilities, services, equipment or healthcare providers, including, but not limited to, those related to law governing the establishment of healthcare facilities (including the Facilities) and nephrologists; (v) any certificate of need or similar law governing the establishment of healthcare facilities (including the Facilities), practices or services, the acquisition of equipment or the making of healthcare capital expenditures; (vi) all medical practice acts, statutes, regulations, rules and directives, including those issued or promulgated by any applicable board of medicine or osteopathy; (vii) all laws relating the corporate practice of medicine; (viii) all laws relating to fee-splitting and similar prohibitions; (ix) all state physician self-referral prohibitions, state anti-kickback, illegal remuneration and provider conflict of interest laws and similar laws; (x) all federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense; (xi) all federal or state laws pertaining to patient confidentiality and privacy and the confidentiality, privacy or security of protected health information (i.e., individually identifiable health information), including, but not limited to, HIPAA and the regulations promulgated thereunder; (xii) all federal or state laws governing ESRD services, including, but not limited to the Medicare ESRD Conditions for Coverage at 42 CFR Part 494; (xiii) the Occupational Safety and Health Act of 1970 (OSHA) and all laws pertaining to precautions against the spread of blood-borne pathogens in the workplace or healthcare facilities, including OSHA’s Bloodborne Pathogens Standard (29 C.F.R. Section 1910.1030); (xiv) all international, multinational, foreign, federal and state medical or ESRD regulations, rules and requirements; (xv) the Medicare Prescription Drug, Improvement and Modernization Act (Pub. Law 108-173); (xvi) Patient Safety and Quality Improvement Act (Pub. Law 109-41, codified at 42 U.S.C. ch. 6A subch. VII part C); (xvii) Pandemic and All-Hazards Preparedness Act (Pub. Law 109-417); (xviii) the Deficit Reduction Act of 2005 (Pub. Law 109-171, § 6032, codified at 42 U.S.C. § 1396a(a)(68)); (xix) the Fraud Enforcement and Recovery Act of 2009 (Pub. Law 111-21); and (xx) the Patient Protection and Affordable Care Act (Pub. Law 111-148) (PPACA), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. Law 111-152) (collectively known as the Affordable Care Act, or the ACA, to be codified as amended throughout sections of 42 U.S.C.), and any ordinance, rule, regulation or order issued thereunder or with respect thereto, as applicable.

“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996 and the implementing regulations at 45 CFR Parts 160 and 164, as amended by the Health Information Technology for Economic and Clinical Health Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of the Acquired Companies means, without duplication, (i) all obligations of the Acquired Companies, including any interest with respect thereto: (A) for borrowed money, (B) evidenced by bonds, debentures, notes or similar instruments, (C) issued or assumed as the deferred purchase price of property, goods or services (other than trade payables, accrued expenses, current accounts and similar obligations), (D) under conditional sale, earn-out or other title retention agreements, (E) obligations of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance or security interest on property owned by the Acquired Company in question whether or not the obligations secured thereby have been assumed (but in the case of this clause (E), the amount of the applicable obligation shall not exceed the lesser of (X) the actual amount of the secured obligation and (Y) the fair value of the property subject to such security interest), (F) under leases for Facilities accounted for as capital leases by the Company, (G) under operating leases for any Facility of any Acquired Company closed prior to Closing, and (H) in respect of letters of credit and bankers’ acceptances or similar instruments (to the extent drawn and unpaid); (ii) the cost to settle any debt-related derivative instruments such as interest rate swaps and collar agreements that would be recognized as a liability under GAAP, including any associated breakage costs, prepayment penalties and similar charges (it being understood and agreed that the cost to settle such debt-related derivative instruments shall not be counted as Indebtedness to the extent such instruments are paid off or otherwise terminated prior to or at Closing), (iii) all guarantees of the Acquired Companies of obligations of a type described in clauses (A) and (B); (iv) the aggregate amount of Debt Prepayment Penalties; and (v) any amounts upon which interest charges are customarily paid. Notwithstanding the foregoing, the definition of Indebtedness shall exclude (x) all obligations set forth on Schedule F, (y) all Indebtedness of the Joint Ventures to the Company or its Subsidiaries; provided that all Indebtedness of the Joint Ventures to Persons other than the Company or its Subsidiaries shall be included in Indebtedness to the extent of the Company’s direct or indirect interest in such Joint Venture and (z) all JV Buyout Amounts.

“Indemnified Party” shall have the meaning set forth in Section 8.3(a).

“Indemnified Persons” shall have the meaning set forth in Section 5.10(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.3(a).

“Indemnitor Stockholders” means, collectively, all holders of Converted Equity Securities.

“Joint Venture” means any partnership or joint venture in which the Company or any of its Subsidiaries has an equity interest, as set forth on Schedule G.

“JV Buyout Agreements” shall have the meaning set forth in Section 5.22(c).

“JV Buyout Amount” shall mean all Pre-Closing JV Buyout Amounts, Closing JV Buyout Amounts and Post-Closing JV Buyout Amounts.

“JV Buyout Person” shall have the meaning set forth in Section 3.2(d).

“JV Call Exercise Proceeds” means the gross proceeds of any transaction by which any Acquired Company is required, pursuant to the applicable Ownership Documents, to sell its ownership interest in any Joint Venture, which transaction is consummated after the date hereof and prior to the Closing.

“Knowledge of the Company” or “Company’s Knowledge” shall mean the actual knowledge, after reasonable inquiry, of the following individuals: Leif Murphy, Jay Yalowitz, Judy Lefkowitz, Stephen Harrison, Mark Kaplan MD, Jason Gunter, George Attmore, Katie Stewart, Jimmy Cummings, Beth Workman, John Flotte, Colleen Kassen and Debbie Taylor.

“Known to the Purchaser” shall mean the actual knowledge, after reasonable inquiry, of Kent Thiry, Dennis Kogod, Richard Whitney, Thomas Usilton, and Luis Borgen.

“Leased Personal Property” shall have the meaning set forth in Section 3.8.

“Leased Real Property” shall have the meaning set forth in Section 3.23(a).

“Legal Proceeding” means any action, suit, demand, litigation, arbitration, mediation, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination, proceeding, assessment or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, Order, rule, regulation, ruling or requirement (including any Healthcare Law) issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Letter of Transmittal” shall have the meaning set forth in Section 2.8(b).

“Losses” shall have the meaning set forth in Section 8.2(a).

“Maintenance CapEx Shortfall” means the Cumulative Commitment Amount calculated in accordance with Section 5.25 less the actual aggregate amount of maintenance capex spent by the Acquired Companies in the aggregate, from January 1, 2011 through and including the Closing Date.

“Material Breach” means a material breach of any covenant made by the Company in this Agreement; provided that if such breach was Known to Purchaser, the Company has received written notice thereof and has failed to cure such breach (if such breach is curable) within five (5) Business Days of written notice thereof.

“Material Contract” shall have the meaning set forth in Section 3.17(a).

“Merger” shall have the meaning set forth in Section 1.1.

“Merger Consideration” shall have the meaning set forth in Section 1.2(b).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall have the meaning set forth in Section 3.11(f).

“Net Working Capital” shall mean the current assets minus the current liabilities, as those terms are defined in GAAP, of the Company and its consolidated Subsidiaries as measured using the Accounting Principles and as adjusted pursuant to any financial statement audit prior to Closing.

“Net Working Capital Adjustment” shall mean the amount (which may be a negative number) equal to the Adjusted Net Working Capital as of immediately before the Effective Time minus the Adjusted Net Working Capital as of the date of the Reference Balance Sheet.

“Non-Compete Parties” shall have the meaning set forth in Section 6.2(g).

“Non-Competition Agreement” shall have the meaning set forth in Section 6.2(g).

“Objection Notice” shall have the meaning set forth in Section 2.5(b).

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“OFAC” shall have the meaning set forth in Section 3.12(c).

“OIG” shall have the meaning set forth in Section 3.12(c).

“Options” means all outstanding options to purchase or otherwise acquire Common Shares, whether vested or unvested, granted under the 2010 CDSI I Holding Company, Inc. Option Plan.

“Option Holder” means any holder of an Option immediately prior to the Effective Time.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of any Governmental Body.

“Organizational Documents” shall have the meaning set forth in Section 3.1(b).

“Other Indemnitors” shall have the meaning set forth in Section 5.10(f).

“Owned Real Property” shall have the meaning set forth in Section 3.23(a).

“Ownership Documents” shall have the meaning set forth in Section 3.1(b).

“Parties” means the parties to this Agreement.

“Paying Agent” shall have the meaning set forth in Section 2.8(a).

“Payment Fund” shall have the meaning set forth in Section 2.3(i).

“Payment Programs” means Medicare, TRICARE, Medicaid, Worker’s Compensation, Blue Cross/Blue Shield programs, and all other health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans, and other third party reimbursement and payment programs including, without limitation, single patient agreements.

“Payoff Amount” shall have the meaning set forth in Section 2.4(a)(ii).

“Payoff Letter” shall have the meaning set forth in Section 2.4(a)(ii).

“Per Share Merger Consideration” shall have the meaning set forth in Section 1.2(a)(ii).

“Percentage Interest” means, at the time of determination with respect to a specified Stockholder, the percentage interest of such Stockholder’s aggregate Allocated Merger Consideration (in respect of the Converted Equity Securities of such Stockholder) relative to the aggregate Allocated Merger Consideration in respect of all Converted Equity Securities.

“Permitted Encumbrances” means (i) Encumbrances incurred or deposits in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations;

(ii) mechanics, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and Encumbrances which have arisen or been incurred in the ordinary course of business; (iii) Encumbrances for Taxes not yet delinquent or contested in good faith through appropriate proceedings and for which appropriate reserves have been established on the Financial Statements; (iv) requirements and restrictions of zoning, building and other laws, rules and regulations; (v) covenants, conditions, easements and other similar matters of record affecting title to the Real Property which do not, and would not reasonably be expected to, materially detract from the value of the Real Property; (vi) statutory liens of landlords for amounts not yet due and payable and for which appropriate reserves have been established on the Financial Statements; (vii) liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and for which appropriate reserves have been established on the Financial Statements; (viii) Encumbrances reflected or reserved against or otherwise disclosed in the balance sheet that is a part of the Unaudited Financial Statements; (ix) unregistered purchase money security interests arising under Contracts for the supply of goods and materials entered into in the ordinary course of business; (x) leases, subleases, licenses and occupancy and/or use agreements affecting any real or personal property (or any portion thereof) set forth in any Schedule and all Encumbrances registered under the Uniform Commercial Code as adopted in any particular, state or similar legislation in other jurisdictions in respect thereof and which do not materially impair the occupancy or use of any real property for the purposes for which it is currently used in connection with the Company Business; (xi) Encumbrances to lenders incurred in deposits made in the ordinary course in connection with maintaining bank accounts; and (xii) Encumbrances created by this Agreement or in connection with the transactions contemplated hereby by Purchaser.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Securities Exchange Act of 1934, as amended).

“Personal Property Leases” shall have the meaning set forth in Section 3.8.

“Pipeline Business” means each de novo dialysis or related service program which is under development by any Acquired Company and not yet operational.

“Post-Closing Contingent Payment Amount” shall mean the aggregate amount of contingent payments, if any, due and payable under the Contingent Payment Contracts (other than the Closing Contingent Payment Amount) to each Contingent Payee.

“Post-Closing JV Buyout Amount” shall have the meaning set forth in Section 5.22(c)(iii).

“Post-Closing Payment” shall have the meaning set forth in Section 2.6.

“Post-Closing Payment Schedule” shall have the meaning set forth in Section 2.6(a).

“Pre-Closing JV Buyout Amount” shall have the meaning set forth in Section 5.22(c)(ii).

“Pre-Closing Taxes” means any Tax attributable to any taxable period, or portion thereof, ending on or before the Closing Date. In the case of a taxable period beginning before and ending after the Closing Date, Pre-Closing Taxes shall include: (i) in the case of Taxes imposed on or calculated by reference to income, gain, receipts, sales, use, payment of wages, or other identifiable transactions or events, all such Taxes that would be payable if the taxable period ended on and included the Closing Date; and (ii) in the case of all other Taxes (including but not limited to real, personal, or intangible property taxes, franchise taxes, or capital stock or net worth taxes), all such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Closing Date, and the denominator of which is the number of days in the entire taxable period.

“Preferred Shares” shall have the meaning set forth in Section 3.3.

“Principal Stockholder Consents” shall have the meaning set forth in the Recitals.

“Principal Stockholders” shall have the meaning set forth in the Recitals.

“Proprietary Rights” shall mean any: (i)(A) patents, (B) trademarks, fictitious business names and domain name registrations, (C) copyrights, (D) trade secrets, (E) all other ideas, inventions, designs, manufacturing and operating specifications, technical data, and other intangible assets, intellectual properties and rights protectable under applicable Legal Requirement (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights); or (ii) any right to use or exploit any of the foregoing.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 8.2(a).

“Purchaser HSR Certificate” shall have the meaning set forth in Section 5.4(b)(iii).

“Purchaser Material Adverse Effect” means (a) any material adverse effect on the ability of Purchaser or Merger Sub to perform its respective obligations under this Agreement or (b) any event preventing Purchaser and/or Merger Sub from consummating the Merger and the other Contemplated Transactions.

“Purchaser Medical Plan” shall have the meaning set forth in Section 5.11(b).

“Purchaser Restricted Person” shall have the meaning set forth in Section 5.19.

“Qualified Plans” shall have the meaning set forth in Section 3.11(c).

“Real Property” shall have the meaning set forth in Section 3.23(a).

“Real Property Consents” shall have the meaning set forth in Section 5.4(d).

“Real Property Leases” shall have the meaning set forth in Section 3.23(a).

“Reference Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2010.

“Related Party” shall have the meaning set forth in Section 3.21.

“Releasable Escrow Amount” means the amount equal to $3,000,000, minus the amount of the aggregate payment to Purchaser from the Escrow Account pursuant to Section 2.5(d)(ii), minus the amount of any Open Claims (as such term is defined in the Escrow Agreement).

“Release” shall have the same meaning as in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended.

“Representative” shall have the meaning set forth in the Preamble.

“Required Company Stockholder Vote” shall have the meaning set forth in Section 3.2(a).

“Satisfaction Date” shall have the meaning set forth in Section 2.1.

“Second Request” shall have the meaning set forth in Section 5.4(a)(i).

“Securities Act” shall have the meaning set forth in Section 4.9.

“Shares” means the shares of capital stock of the Company, including the Common Shares.

“Specified Receivable” shall have the meaning set forth on Schedule M.

“Specified Shortfall” shall have the meaning set forth on Schedule J.

“Stockholders” shall mean (i) the holders of the outstanding Common Shares, (ii) the Option Holders and (iii) the Warrant Holders.

“Stockholders’ Affiliates” shall have the meaning set forth in Section 10.10.

“Subsidiary” of a Person means any corporation or other legal entity of which: (i) such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity; (ii) of which more than fifty percent (50%) of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions, or a majority interest in the profits or capital, of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries); or (iii) any other legal entity required to be consolidated in the such Person’s financial statements under GAAP.

“Survival Period” shall have the meaning set forth in Section 8.1.

“Surviving Corporation” shall have the meaning set forth in Section 1.1(a).

“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, license, premium, environmental (including taxes under Section 59A of the Code), capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, transfer, property, withholding, excise, production, occupation, windfall profits, customs duties, social security (or similar), registration, value added, alternative or add-on minimum, estimated, occupancy and other similar taxes, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and any item of the foregoing for which a Person is liable by reason of having been a member of any affiliated, consolidated, combined, or unitary Tax group, as a transferee or successor, or by contract or indemnity.

“Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority or to any payee relating to Taxes.

“Termination Date” shall have the meaning set forth in Section 9.1(b).

“Third-Party Claim” shall have the meaning set forth in Section 8.3(a).

“Transaction Expenses” means, without duplication, the sum of (i) all management and transaction fees payable by the Acquired Companies to any Stockholder of the Company or any Affiliate of such Person in connection with this Agreement or the Contemplated Transactions, including the Centre Management Fees, and (ii) all fees, costs or expenses payable by any Acquired Company to any outside legal counsel, financial advisor, accountant, consultant or other professional services provider for services rendered in connection with the Merger or any of the other Contemplated Transactions, but excluding the Change of Control Payments, Indebtedness and all obligations set forth on Schedule H.

“Transaction Tax Benefits” means any income Tax benefit arising from or relating to the exercise or settlement of Options or Warrants, or any other compensatory acts or activities taken outside of the ordinary course of business in connection with or in anticipation of the Contemplated Transactions.

“Transition Period” shall have the meaning set forth in Section 5.11(a).

“Treasury Shares” shall have the meaning set forth in Section 1.2(a).

“Unaudited Financial Statements” shall have the meaning set forth in Section 3.4(a).

“Warrants” means that those Series A Warrants, dated as of January 11, 2010, of the Company in favor of each of The Northwestern Mutual Life Insurance Company and Apollo Investment Corporation and those Series B Warrants, dated as of January 11, 2010, of the Company in favor of each of The Northwestern Mutual Life Insurance Company and Apollo Investment Corporation in each case, as amended.

“Warrant Holders” shall mean any holder of the Warrants immediately prior to the Effective Time.